      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1994


                                                    REGISTRATION NUMBER 33-53255

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                K N ENERGY, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      4922
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                    KANSAS                                      48-0290000
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)
            370 VAN GORDON STREET                         WILLIAM S. GARNER, JR.
               P. O. BOX 281304                VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
        LAKEWOOD, COLORADO 80228-8304            370 VAN GORDON STREET, P. O. BOX 281304
                (303) 989-1740                        LAKEWOOD, COLORADO 80228-8304
                                                              (303) 989-1740
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                    NUMBER,                      (NAME, ADDRESS, INCLUDING ZIP CODE, AND
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL               TELEPHONE NUMBER,
              EXECUTIVE OFFICES)                INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ---------------------
                                   Copies to:

            C. MICHAEL HARRINGTON                            JAMES M. PRINCE
            VINSON & ELKINS L.L.P.                        ANDREWS & KURTH L.L.P.
            3604 FIRST CITY TOWER                       4200 TEXAS COMMERCE TOWER
          HOUSTON, TEXAS 77002-6760                        HOUSTON, TEXAS 77002
                (713) 758-2148                                (713) 220-4486

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                  PROPOSED         PROPOSED
                                                   MAXIMUM          MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT TO     OFFERING PRICE      AGGREGATE        AMOUNT OF
 SECURITIES TO BE REGISTERED BE REGISTERED(1)    PER UNIT(1)   OFFERING PRICE(1) REGISTRATION FEE
- -------------------------------------------------------------------------------------------------
Common Stock, par value $5.00
  per share.................. 14,000,000 shares      $9.8125     $290,709,511      $100,246(2)
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------


(1) A maximum of 14,000,000 shares of Common Stock of the registrant are to be offered in exchange for a maximum of 29,626,447 shares of Common Stock, par value $.04 per share, of American Oil and Gas Corporation ("AOG"). Pursuant to Rule 457(f), the registration fee was computed on the basis of the average of the high and low prices of a share of Common Stock of AOG reported on the New York Stock Exchange Composite Tape on April 19, 1994.


(2) Previously paid.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                K N ENERGY, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                   ITEM OF FORM S-4                     CAPTION IN REGISTRATION STATEMENT
      ------------------------------------------  ---------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of the Registration Statement and  Forepart of Registration Statement; Outside
        Outside Front Cover Page of               Front Cover Page of Prospectus
        Prospectus..............................
  2.  Inside Front and Outside Back Cover Pages   Inside Front Cover Page of Prospectus;
        of Prospectus...........................  Available Information; Incorporation of
                                                    Certain Documents by Reference; Table of
                                                    Contents
  3.  Risk Factors, Ratio of Earnings to Fixed    Outside Front and Inside Front Cover Pages of
        Charges and Other Information...........    Prospectus; Summary
  4.  Terms of the Transaction..................  Outside Front Cover Page of Prospectus;
                                                  Summary; The Special Meetings; The Merger;
                                                    Management and Operations After the Merger;
                                                    Terms of the Merger; Proposed K N Charter
                                                    Amendments; Comparative Rights of K N and
                                                    AOG Common Stockholders
  5.  Pro Forma Financial Information...........  Unaudited Pro Forma Condensed Consolidated
                                                  Financial Statements
  6.  Material Contacts With the Company Being    The Merger; Management and Operations After
        Acquired................................  the Merger; Terms of the Merger; Proposed K N
                                                    Charter Amendments
  7.  Additional Information Required For         *
        Reoffering by Persons and Parties Deemed
        to be
        Underwriters............................
  8.  Interests of Named Experts and Counsel....  Legal Matters; Experts
  9.  Disclosure of Commission Position on        *
        Indemnification For Securities Act
        Liabilities.............................
B. INFORMATION ABOUT THE REGISTRANT
 10.  Information with Respect to S-3             *
        Registrants.............................
 11.  Incorporation of Certain Information by     Incorporation of Certain Documents by
        Reference...............................  Reference; Description of K N Capital Stock
 12.  Information with Respect to S-2 or S-3      *
        Registrants.............................

                   ITEM OF FORM S-4                     CAPTION IN REGISTRATION STATEMENT
      ------------------------------------------  ---------------------------------------------
 13.  Incorporation of Certain Information by     *
        Reference...............................
 14.  Information with Respect to Registrants     *
        Other than S-2 or S-3 Registrants.......
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information with Respect to S-3             Incorporation of Certain Documents by
        Companies...............................  Reference; Description of AOG Capital Stock
 16.  Information with Respect to S-2 or S-3      *
        Companies...............................
 17.  Information with Respect to Companies       *
        Other Than S-2 or S-3 Companies.........
D. VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or         Notice of Special Meeting of Stockholders;
        Authorizations Are to be Solicited......  The Special Meetings; The Merger; Management
                                                    and Operations After the Merger; Terms of
                                                    the Merger; Principal Stockholders of K N
                                                    and AOG
 19.  Information if Proxies, Consents or         *
        Authorizations Are Not to be Solicited
        in an Exchange Offer....................

- ---------------

* Not applicable or answer is negative.

                                [K N LETTERHEAD]


                                 June   , 1994


Fellow Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders to be held at 1:00 p.m., Mountain Daylight Time, on Monday, July 11, 1994 at the Stouffer Concourse Hotel, 3801 Quebec Street, Denver, Colorado 80207.



     At the Special Meeting, you will be asked to consider and vote upon (i) adoption of amendments to the Company's Restated Articles of Incorporation increasing the Company's authorized Common Stock from 25,000,000 shares to 50,000,000 shares and increasing the maximum number of directors of the Company from 14 to 15 and (ii) approval of the issuance and reservation for issuance of up to 14,000,000 shares of the Company's Common Stock pursuant to an Agreement of Merger (the "Merger Agreement") providing for the merger of KNE Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into American Oil and Gas Corporation. Pursuant to the terms of the Merger Agreement, each outstanding share of Common Stock of American Oil and Gas Corporation will be converted into 0.47 of a share of Common Stock of the Company.


     The proposed merger is subject to a number of conditions, including obtaining the approval of the stockholders of American Oil and Gas Corporation and the stockholders of the Company and regulatory and lender approvals. The Boards of Directors of the Company and American Oil and Gas Corporation have approved the Merger Agreement and the transactions contemplated thereby. A summary of the basic terms and conditions of the proposed merger, certain financial and other information relating to the proposed merger and a copy of the Merger Agreement are set forth in the Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

     YOUR BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE INCREASE IN THE COMPANY'S AUTHORIZED COMMON STOCK, THE INCREASE IN THE MAXIMUM NUMBER OF DIRECTORS AND THE ISSUANCE OF THE COMPANY'S SHARES OF COMMON STOCK IN THE PROPOSED MERGER ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR APPROVAL OF EACH OF SUCH MATTERS.

     Your vote is very important. Accordingly, we urge you to complete, sign, date and return the enclosed proxy immediately, whether or not you plan to attend the Special Meeting. You may, of course, attend the Special Meeting and vote in person even if you have returned a proxy.

                                          Very truly yours,

                                          Charles W. Battey
                                          Chairman of the Board

                                K N ENERGY, INC.
                             370 VAN GORDON STREET
                            LAKEWOOD, COLORADO 80228

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of K N Energy, Inc.:


     Notice is hereby given that a special meeting (the "Special Meeting") of the stockholders of K N Energy, Inc. ("K N") will be held on Monday, July 11, 1994, at the Stouffer Concourse Hotel, 3801 Quebec Street, Denver, Colorado 80207, at 1:00 p.m., Mountain Daylight Time, to consider and act upon the following matters which are described in more detail in the accompanying Joint Proxy Statement/Prospectus:


          1. To consider and vote upon the adoption of a proposed amendment to K N's Restated Articles of Incorporation, as amended, increasing the maximum number of directors of K N from 14 to 15.

          2. To consider and vote upon the adoption of a proposed amendment to K N's Restated Articles of Incorporation, as amended, increasing its authorized Common Stock from 25,000,000 shares to 50,000,000 shares.

          3. To consider and approve the issuance and reservation for issuance by K N of up to 14,000,000 shares of its Common Stock pursuant to an Agreement of Merger dated as of March 24, 1994 (the "Merger Agreement"), among K N, KNE Acquisition Corporation and American Oil and Gas Corporation ("AOG"), providing for the merger of KNE Acquisition Corporation with and into AOG, and pursuant to which each outstanding share of AOG Common Stock, $.04 par value, will be converted into 0.47 of a share of K N Common Stock, $5.00 par value.

          4. To consider and take action upon such other matters as may properly come before the Special Meeting, or any adjournment thereof.


     The record date for determination of stockholders entitled to notice of and to vote at the Special Meeting is May 27, 1994. A list of the stockholders entitled to vote at the Special Meeting may be examined at the offices of K N at 370 Van Gordon Street, Lakewood, Colorado, during the ten-day period preceding such meeting.


     When the proxies are returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no choice has been specified, the shares will be voted FOR adoption of each of the proposed amendments to the Restated Articles of Incorporation, as amended, and FOR approval of the issuance and reservation for issuance of the K N shares pursuant to the Merger Agreement. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing, with the Secretary of K N, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

                                          By Order of the Board of Directors,

                                          William S. Garner, Jr.
                                          Secretary


June   , 1994.


     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING; HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

                                [AOG LETTERHEAD]


                                 June   , 1994


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders to be held at 2:00 p.m., Central Daylight Time, on Monday, July 11, 1994 at the Doubletree Hotel, 400 Dallas Street, Houston, Texas.


     At the Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement of Merger (the "Merger Agreement") providing for the merger of KNE Acquisition Corporation, a wholly-owned subsidiary of K N Energy, Inc. ("K N"), with and into American Oil and Gas Corporation ("AOG"). Pursuant to the terms of the Merger Agreement, each outstanding share of American Oil and Gas Corporation Common Stock will be converted into 0.47 of a share of K N Common Stock.

     The proposed merger is subject to a number of conditions, including obtaining the approval of the stockholders of AOG and the stockholders of K N and regulatory and lender approvals. The Board of Directors of AOG has approved the Merger Agreement and the transactions contemplated thereby. A summary of the basic terms and conditions of the proposed merger, certain financial and other information relating to the merger and a copy of the Merger Agreement are set forth in the Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

     YOUR BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AOG STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR ITS APPROVAL.

     Your vote is very important. The affirmative vote of the holders of two-thirds of the outstanding shares of AOG Common Stock is required to approve and adopt the Merger Agreement. Failure to sign and return your proxy will have the same effect as a vote against approval and adoption of the Merger Agreement. Accordingly, we urge you to complete, sign, date and return the enclosed proxy immediately, whether or not you plan to attend the Special Meeting. You may, of course, attend the Special Meeting and vote in person even if you have returned a proxy.

                                          Very truly yours,

                                          David M. Carmichael
                                          Chairman of the Board

                        AMERICAN OIL AND GAS CORPORATION
                          333 CLAY STREET, SUITE 2000
                              HOUSTON, TEXAS 77002

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of American Oil and Gas Corporation:


     Notice is hereby given that a special meeting (the "Special Meeting") of the stockholders of American Oil and Gas Corporation ("AOG") will be held on Monday, July 11, 1994, at the Doubletree Hotel, 400 Dallas Street, Houston, Texas, at 2:00 p.m., Central Daylight Time, to consider and act upon the following matters which are described in more detail in the accompanying Joint Proxy Statement/Prospectus:


          1. To consider and vote upon a proposal to approve and adopt the Agreement of Merger dated March 24, 1994 (the "Merger Agreement"), among AOG, K N Energy, Inc. ("K N") and KNE Acquisition Corporation, providing for the merger of KNE Acquisition Corporation with and into AOG, and pursuant to which each outstanding share of AOG Common Stock, $.04 par value, will be converted into 0.47 of a share of K N Common Stock, $5.00 par value.

          2. To consider and take action upon such other matters as may properly come before the Special Meeting, or any adjournment thereof.


     The record date for determination of stockholders entitled to notice of and to vote at the Special Meeting is May 27, 1994. A list of the stockholders entitled to vote at the Special Meeting may be examined at the offices of AOG at 333 Clay Street, Suite 2000, Houston, Texas 77002, during the ten-day period preceding such meeting.


     When the proxies are returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on a returned proxy, the shares represented thereby will be voted FOR approval and adoption of the Merger Agreement. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing, with the Secretary of AOG, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

                                          By Order of the Board of Directors,

                                          Thomas W. Pounds
                                          Secretary

June   , 1994.


     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING; HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JUNE 2, 1994.


     PRELIMINARY PROXY MATERIAL -- NO PROXIES ARE BEING SOLICITED HEREWITH. SOLICITATIONS WILL BE MADE ONLY PURSUANT TO A COMPLETED DEFINITIVE JOINT PROXY
                             STATEMENT/PROSPECTUS.

                        JOINT PROXY STATEMENT/PROSPECTUS

- --------------------------------------------------------------------------------------------
        PROXY STATEMENT AND PROSPECTUS                       PROXY STATEMENT
- ----------------------------------------------
                                              ----------------------------------------------
               K N ENERGY, INC.                      AMERICAN OIL AND GAS CORPORATION
            370 VAN GORDON STREET                      333 CLAY STREET, SUITE 2000
        LAKEWOOD, COLORADO 80228-8304                      HOUSTON, TEXAS 77002
                (303) 989-1740                                (713) 739-2900

                             ---------------------


     K N Energy, Inc. ("K N") has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933 (the "Securities Act") covering up to 14,000,000 shares of its Common Stock, $5.00 par value per share (the "K N Common Stock"), issuable in connection with a transaction in which KNE Acquisition Corporation ("Sub"), a newly-formed, wholly-owned subsidiary of K N, will be merged (the "Merger") with and into American Oil and Gas Corporation ("AOG"). This Joint Proxy Statement/Prospectus constitutes a part of the Registration Statement and is being furnished to stockholders of each of K N and AOG in connection with the solicitation of proxies by the respective Boards of Directors of K N and AOG for use at their respective Special Meetings of Stockholders (or any adjournments or postponements thereof) to be held on July 11, 1994. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of K N filed as part of the Registration Statement. The information contained or incorporated by reference herein with respect to K N and its subsidiaries has been supplied by K N and the information contained or incorporated by reference herein with respect to AOG and its subsidiaries has been supplied by AOG.



     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy
are first being mailed to stockholders of K N and AOG on or about June   , 1994.



     Approximately 27.5 million shares of K N Common Stock will be outstanding immediately after the Merger is consummated, of which approximately 44% and 56% of the total will be held by former stockholders of AOG and K N, respectively.


                             ---------------------

THE SHARES OF K N COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER
   HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of K N or AOG since the date hereof.

                             ---------------------


      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JUNE   , 1994.

                             AVAILABLE INFORMATION

     K N and AOG are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information concerning K N and AOG can also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

     This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Joint Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying at the Commission's offices as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     K N incorporates herein by reference the following documents filed by it with the Commission (File No. 1-6446) pursuant to the Exchange Act: Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by
Form 10-K/A dated June   , 1994; Quarterly Report on Form 10-Q for the quarterly
period ended March 31, 1994, as amended by Form 10-Q/A dated June   , 1994;
Current Report on Form 8-K dated February 3, 1994; and Current Report on Form 8-K dated March 25, 1994 respecting the Merger.



     AOG incorporates herein by reference the following documents filed by it with the Commission (File No. 1-8717) pursuant to the Exchange Act: Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by
Form 10-K/A dated June   , 1994, Quarterly Report on Form 10-Q for the quarterly
period ended March 31, 1994 and Current Report on Form 8-K dated March 30, 1994 respecting the Merger.


     All documents filed by K N and AOG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of their special meetings of stockholders shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     K N AND AOG HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS. SUCH REQUESTS FOR K N DOCUMENTS SHOULD BE DIRECTED TO THE OFFICE OF THE TREASURER, K N ENERGY, INC., P.O. BOX 281304, LAKEWOOD, COLORADO 80228-8304, TELEPHONE NUMBER (303) 989-1740. SUCH REQUESTS FOR AOG DOCUMENTS SHOULD BE DIRECTED TO AMERICAN OIL AND GAS CORPORATION, 333 CLAY STREET, SUITE 2000, HOUSTON, TEXAS 77002, ATTENTION:
DIRECTOR OF INVESTOR RELATIONS, TELEPHONE NUMBER (713) 739-2900. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE STOCKHOLDER MEETING,
REQUESTS SHOULD BE RECEIVED BY JULY   , 1994.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information................     2
Incorporation of Certain Documents By
  Reference..........................     2
Summary..............................     4
  The Companies......................     4
  The Special Meetings...............     4
  The Merger.........................     5
  Interest of Certain Persons in the
     Merger..........................     9
  Comparative Rights of AOG and
     K N Common Stockholders.........     9
  Market Price and Dividend Data.....    10
  Summary Financial Information......    11
  Comparative Per Share Data.........    14
K N/AOG Map..........................    15
The Companies........................    16
  K N and Sub........................    16
  AOG................................    16
The Special Meetings.................    17
  Time, Date, Place and Purpose of
     Special Meetings................    17
  Record Date and Outstanding
     Shares..........................    17
  Voting and Revocation of Proxies...    17
  Vote Required......................    18
  Solicitation of Proxies............    19
  Other Matters......................    19
The Merger...........................    19
  General Description of the
     Merger..........................    19
  Background.........................    19
  K N's Reasons for the Merger;
     Recommendation of Board of
     Directors of K N................    22
  AOG's Reasons for the Merger;
     Recommendation of Board of
     Directors of AOG................    23
  Opinions of Financial Advisors.....    23
  Interests of Certain Persons in the
     Merger..........................    30
  Certain Federal Income Tax
     Consequences....................    31
  Accounting Treatment...............    32
  Governmental and Regulatory
     Approvals.......................    32
  Restrictions on Resales by
     Affiliates......................    33
Management and Operations After
  the Merger.........................    34
  Board of Directors.................    34
  Management.........................    36
  Benefits of the Merger.............    36
  Future Opportunities and
     Projects........................    38
  Post-Merger Dividend Policy........    38
Terms of the Merger..................    38
  Effective Time of the Merger.......    38
  Manner and Basis of Converting
     Shares..........................    38
  AOG Options and Warrants...........    39
  Conditions to the Merger...........    39
  Representations and Warranties.....    41
  Conduct of the Business of K N and
     AOG Prior to the Merger.........    42
  No Solicitation....................    42
  Conduct of the Business of the
     Combined Companies Following
     the Merger......................    43
  Termination or Amendment of
     Merger Agreement................    43
  Termination Fee....................    44
  Employee Benefit Plans.............    44
  Indemnification....................    44
  No Appraisal Rights................    45
Proposed K N Charter Amendments......    45
  Increasing Maximum Number of
     Directors.......................    45
  Increasing Authorized K N Common
     Stock...........................    45
Comparative Rights of AOG and K N
  Common Stockholders................    46
  Number and Classification of Board
     of Directors....................    46
  Removal of Directors...............    47
  Director Nominations and Special
     Meetings........................    47
  Stockholder Vote Required for
     Certain Transactions............    47
Market Prices of Common Stock and
  Dividend Information...............    49
  Market Information.................    49
  Dividend Information...............    49
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements.........................    50
Principal Stockholders of K N
  and AOG............................    57
  K N................................    57
  AOG................................    58
Description of K N Capital Stock.....    59
  General............................    59
  Certain Provisions of the K N
     Charter and By-laws.............    61
  Kansas Business Combination Act....    62
  Kansas Control Share Acquisitions
     Act.............................    62
  Other Matters......................    62
Description of AOG Capital Stock.....    63
  AOG Common Stock...................    63
  AOG Preferred Stock................    63
  Registration Rights................    63
  Certain Provisions of Certificate
     of Incorporation and Delaware
     Law.............................    63
  Transfer Agent and Registrar.......    64
Relationships With Independent Public
  Accountants........................    64
Legal Matters........................    64
Experts..............................    64
Stockholders' Proposals..............    64
Appendices:
  A -- Agreement of Merger
  B -- Opinion of Petrie Parkman & Co.
  C -- Opinion of Goldman, Sachs & Co.

                                    SUMMARY

     The following contains a brief summary of certain information contained in this Joint Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to the Merger and the Merger Agreement and is subject and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Joint Proxy Statement/Prospectus, including the appendices hereto, or incorporated by reference herein. You are urged to read this Joint Proxy Statement/Prospectus, the Merger Agreement, a conformed copy of which is attached hereto and incorporated herein by reference, and other appendices attached hereto in their entirety. All information contained in this Joint Proxy Statement/Prospectus has been adjusted to reflect the three-for-two split of the K N Common Stock which was distributed on October 4, 1993. Certain capitalized terms used in this Summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

THE COMPANIES

     K N Energy, Inc. and Sub. K N is a natural gas services company focusing on gas reserves development, gas gathering, processing, marketing, storage, transportation and retail gas distribution services. Sub is a wholly-owned subsidiary of K N incorporated in Delaware on February 8, 1994 for the sole purpose of effecting the Merger pursuant to the Merger Agreement. The principal executive offices of K N are located at 370 Van Gordon Street, Lakewood, Colorado 80228-8304, and its telephone number is (303) 989-1740.

     American Oil and Gas Corporation. AOG operates principally in Texas in the mid-stream segment of the natural gas industry, providing gathering, processing, transportation, storage and marketing services between the wellhead and the end user. The principal executive offices of AOG are located at 333 Clay Street, Suite 2000, Houston, Texas 77002, and its telephone number is (713) 739-2900.

     As used herein, unless the context otherwise requires, the term "K N" refers to K N Energy, Inc. and its subsidiaries, and the term "AOG" refers to American Oil and Gas Corporation and its subsidiaries.

THE SPECIAL MEETINGS


     Time, Date, Place and Purpose. The K N Special Meeting will be held at 1:00 p.m., Mountain Daylight Time, at the Stouffer Concourse Hotel, 3801 Quebec Street, Denver, Colorado, on July 11, 1994, for the purpose of (i) adopting proposed amendments to K N's Restated Articles of Incorporation, as amended (the "K N Charter"), increasing its authorized Common Stock from 25,000,000 shares to 50,000,000 shares and increasing its maximum number of directors from 14 to 15 and (ii) approving, as required by the rules of the NYSE, the issuance and reservation for issuance of up to 14,000,000 shares of its Common Stock pursuant to the Merger Agreement. The AOG Special Meeting will be held at 2:00 p.m., Central Daylight Time, on July 11, 1994, at the Doubletree Hotel, 400 Dallas Street, Houston, Texas, for the purpose of approving and adopting the Merger Agreement, as required under Delaware law.



     Record Date and Vote Required. Only those stockholders of K N and stockholders of AOG of record at the close of business on May 27, 1994 (the "Record Date") are entitled to notice of, and to vote at, the K N Special Meeting and the AOG Special Meeting, respectively.



     The affirmative vote of the holders of a majority of the shares of K N Common Stock and K N Preferred Stock outstanding on the Record Date is required to adopt the proposed amendment to the K N Charter increasing K N's authorized Common Stock; and the affirmative vote of the holders of two-thirds of the shares of K N Common Stock and K N Preferred Stock outstanding on the Record Date is required to adopt the proposed amendment to the K N Charter increasing the maximum number of directors. Under the rules of the NYSE the issuance and reservation for issuance of up to 14,000,000 shares of K N Common Stock pursuant to the Merger Agreement require the approval of a majority of the votes cast on the proposal, provided that the total vote cast thereon represents over 50% of the total number of shares of K N Common Stock and K N Preferred Stock entitled to vote on the proposal. On the Record Date, there was an aggregate of 15,317,941 shares of K N Common Stock and 103,576 shares of K N Preferred Stock outstanding and entitled to vote at the K N Special Meeting. The K N Common Stock and the K N Preferred Stock will vote on a share-for-share basis as a single class at the K N Special Meeting. On the Record Date, the directors and executive officers of K N and their affiliates held approximately 1.7% of the combined outstanding shares of both classes.



     Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the shares of AOG Common Stock outstanding on the Record Date. On the Record Date, there was an aggregate of 25,969,395 shares of AOG Common Stock outstanding and entitled to vote at the AOG Special Meeting, and approximately 41.4% of such shares were held by the directors and executive officers of AOG and their affiliates, including Cabot Corporation ("Cabot"), the largest stockholder of AOG. Cabot has entered into an agreement with K N pursuant to which it has agreed, subject to certain conditions, to vote its 8,931,818 shares (34.4%) of AOG Common Stock in favor of approval and adoption of the Merger Agreement. Cabot's agreement is subject to the continued support of the Board of Directors of AOG in recommending approval of the Merger Agreement and the absence of any third party proposal for an AOG Acquisition Transaction (as hereinafter defined). David M. Carmichael, Chairman of the Board of AOG, and William P. Conner, Executive Vice President of AOG, who hold collectively 2.4% of the outstanding AOG Common Stock, have entered into similar agreements. See "The Special Meetings -- Vote Required."


THE MERGER

     Terms of the Merger. At the Effective Time (hereinafter defined), Sub will merge with and into AOG, with AOG becoming the surviving corporation and a wholly-owned subsidiary of K N (the "Surviving Corporation"). In the Merger, each outstanding share of AOG Common Stock will be converted into 0.47 of a share of K N Common Stock (the "Exchange Ratio"). Any resulting fractional shares will be settled in cash. The full text of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.


     Based upon the number of shares of K N Common Stock and AOG Common Stock outstanding as of the Record Date, approximately 27.5 million shares of K N Common Stock will be outstanding immediately after the Effective Time, of which approximately 12.2 million shares, representing 44% of the total, will be held by former holders of AOG Common Stock.


     Recommendations of the Boards of Directors. THE BOARD OF DIRECTORS OF K N HAS DETERMINED THAT THE PROPOSED AMENDMENTS TO THE K N CHARTER AND THE ISSUANCE AND RESERVATION OF SHARES OF K N COMMON STOCK PURSUANT TO THE MERGER AGREEMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF K N AND THE STOCKHOLDERS OF K N AND RECOMMENDS THAT THE STOCKHOLDERS OF K N APPROVE AND ADOPT EACH OF SUCH PROPOSALS. See "The Merger -- Background," "-- K N's Reasons for the Merger; Recommendation of Board of Directors of K N" and "Proposed K N Charter Amendments."

     THE BOARD OF DIRECTORS OF AOG HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF AOG APPROVE AND ADOPT THE MERGER AGREEMENT. See "The
Merger -- Background," "-- AOG's Reasons for the Merger; Recommendation of Board of Directors of AOG." In considering the recommendation of the AOG Board with respect to the Merger, AOG stockholders should be aware that certain officers and directors of AOG have direct or indirect interests in recommending the Merger, apart from their interests as stockholders of AOG, which are not identical to those of unaffiliated stockholders of AOG. See "The
Merger -- Interests of Certain Persons in the Merger."


     Opinions of Financial Advisors. The Board of Directors of K N has received a written opinion from Petrie Parkman & Co., Inc. ("Petrie Parkman") to the effect that the consideration to be paid by K N in the Merger is fair to the stockholders of K N from a financial point of view, and the Board of Directors of AOG has received a written opinion from Goldman, Sachs & Co. ("Goldman Sachs") to the effect that the Exchange Ratio is fair to the stockholders of AOG.



     K N has paid Petrie Parkman a fee of $250,000 for rendering its fairness opinion and will pay Petrie Parkman an additional transaction fee of 0.50% of the transaction value (as defined) upon consummation of the Merger for its services as a financial advisor to K N in connection with the Merger, of which $75,000 has been paid and will be credited against the transaction fee. K N has also agreed to pay Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce") a transaction fee of 0.50% of the transaction value, but not in excess of

$1,750,000, upon consummation of the Merger for its services as a financial advisor to K N in connection with the Merger, of which $75,000 has been paid and will be credited against the transaction fee. Based on the closing price of K N
Common Stock on June   , 1994, as reported on the NYSE composite tape, the
transaction fee payable to each of Petrie Parkman and Rauscher Pierce would be
approximately $          million. K N has also agreed to indemnify Petrie
Parkman and Rauscher Pierce against certain liabilities and expenses in connection with their services as financial advisors to K N, including certain liabilities under federal securities laws.



     AOG has paid Goldman Sachs a fee of $100,000 for financial advisory services relating to possible business combinations, including the proposed Merger, and rendering a related fairness opinion. AOG will also pay Goldman Sachs a transaction fee of 1.0% of the transaction value (as defined) upon consummation of the Merger (including the $100,000 fee) for its services as the financial advisor to AOG in connection with the Merger. Based on the Exchange
Ratio and the closing trading price of K N Common Stock as of June   , 1994, the
transaction fee payable to Goldman Sachs would be approximately $          . AOG
has also agreed to indemnify Goldman Sachs against certain liabilities and expenses in connection with its services as financial advisor to AOG, including certain liabilities under federal securities laws.


     For information on the assumptions made, matters considered and limits of reviews by Petrie Parkman and Goldman Sachs, see "The Merger -- Opinions of Financial Advisors." Stockholders are urged to and should read in their entirety the full texts of the Petrie Parkman and Goldman Sachs opinions, which are attached to this Joint Proxy Statement/Prospectus as Appendices B and C, respectively.

     Certain Federal Income Tax Consequences. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss would be recognized by K N, AOG or the stockholders of AOG, except for gain or loss attributable to cash received in lieu of fractional shares. See "The Merger -- Certain Federal Income Tax Consequences."

     Accounting Treatment. The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. See "The Merger -- Accounting Treatment."


     Governmental and Regulatory Approvals. On April 7, April 11 and April 14, 1994, K N, AOG and Cabot, respectively, filed notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Department of Justice"). Effective April 26, 1994, the FTC granted requests for early termination of the waiting periods under the HSR Act, satisfying one of the conditions to the Merger. Consummation of the Merger is also conditioned upon the receipt by Cabot of a "no action" letter from the Commission's staff to the effect that following the Merger, Cabot will not be a public utility holding company with respect to K N under the Public Utility Holding Company Act of 1935 ("PUHCA"), so long as it complies with certain conditions including restrictions on voting K N Common Stock. The issuance by K N of shares of K N Common Stock in the Merger is also subject to the approval of certain state public utility commissions. See "The
Merger -- Governmental and Regulatory Approvals." K N and AOG are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.


     Effective Time of the Merger. The Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of Delaware (the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meetings.

     Exchange of AOG Common Stock Certificates. Promptly after consummation of the Merger, Chemical Bank (the "Exchange Agent") will mail a letter of transmittal with instructions to each holder of record of AOG Common Stock immediately before the Effective Time for use in exchanging certificates representing shares of AOG Common Stock for certificates representing shares of K N Common Stock and cash in lieu of any fractional shares. Certificates should not be surrendered by the holders of AOG Common Stock until they have received the letter of transmittal from the Exchange Agent. See "Terms of the Merger -- Manner and Basis of Converting Shares."

     Assumption of AOG Options and AOG Warrants. As of the Effective Time, K N will assume each AOG Option and each AOG Warrant that remain unexercised in whole or in part. Accordingly, each AOG Option and AOG Warrant will be deemed to remain outstanding as an option or warrant, as the case may be, to purchase, in place of the shares of AOG Common Stock previously subject thereto, that number of shares of K N Common Stock equal to the product of the number of shares of AOG Common Stock subject to the AOG Option or AOG Warrant, as the case may be, multiplied by the Exchange Ratio. The exercise price per share of K N Common Stock will be equal to the previous exercise price per share under the AOG Option or AOG Warrant, as the case may be, divided by the Exchange Ratio. See "Terms of the Merger -- AOG Options and Warrants."

     Other Conditions to the Merger. In addition to the approvals by the requisite votes of K N stockholders and AOG stockholders and the receipt of regulatory approvals, the respective obligations of K N and AOG to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including (i) confirmation of tax opinions and accountants' comfort letters, (ii) the receipt by each party of advice from its accountants that the Merger will be accounted for as a pooling of interests and various legal opinions, environmental reports, certificates and consents (including the consents of lenders of AOG, which consents have been obtained), and (iii) that the opinions of the financial advisors have not been withdrawn. There can be no assurance that all of the conditions set forth in the Merger Agreement will be satisfied. See "Terms of the Merger -- Conditions to the Merger."

     No Solicitation. The Merger Agreement provides that neither K N nor AOG will, directly or indirectly, through any officer, director, employee, representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any person or entity (other than each other) relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, it or any of its significant subsidiaries or any business combination with it or any of its significant subsidiaries (collectively, a "K N Acquisition Transaction," in the case of K N, and an "AOG Acquisition Transaction," in the case of AOG), or participate in any negotiations regarding, or furnish any other person with information with respect to it for the purposes of, or otherwise cooperate with or assist in facilitating or encouraging any effort or attempt by any other person to seek or effect a K N Acquisition Transaction or an AOG Acquisition Transaction, as the case may be. Notwithstanding the foregoing, K N or AOG (i) may furnish information concerning its businesses, properties or assets to a third party, (ii) may engage in discussions or negotiations with a third party, and (iii) following the receipt of a proposal for a K N Acquisition Transaction or an AOG Acquisition Transaction, as the case may be, its Board of Directors may withdraw, modify or amend its recommendation to its stockholders regarding approval of the Merger Agreement and discontinue the solicitation of proxies in connection therewith and may take and disclose to its stockholders a position as required under federal securities laws or otherwise make appropriate disclosures to its stockholders, but, in each case set forth in the foregoing clauses (i) and (iii), only to the extent its Board of Directors concludes in good faith, after receipt of advice from its outside financial advisors and legal counsel, that such action is necessary for the Board to comply with its fiduciary obligations under applicable law. In each such case, K N or AOG, as the case may be, must promptly notify the other party of any such proposal or offer or any inquiry or contact with any person with respect thereto.


     Termination or Amendment of Merger Agreement. The Merger Agreement may be terminated under certain circumstances, including, among others, (a) the mutual consent of K N and AOG; (b) by either party if the Merger is not effected on or before October 31, 1994 (whether by failure to satisfy a condition or otherwise); (c) by K N if either (A) an AOG Acquisition Transaction has been proposed and (i) the Board of Directors of AOG withdraws its recommendation in favor of the adoption and approval of the Merger Agreement, (ii) the Merger Agreement is not approved by the requisite vote of stockholders of AOG or (iii) the fairness opinion of Goldman Sachs is withdrawn or (B) Cabot withdraws its request for the no action letter referred to under "-- Governmental and Regulatory Approvals" above; (d) by AOG if a K N Acquisition Transaction has been proposed and (i) the Board of Directors of K N withdraws its recommendation in favor of the adoption and approval of the matters to be voted on at the K N Special meeting, (ii) any such matter is not approved by the requisite vote of stockholders of K N or (iii) the fairness opinion of Petrie Parkman is withdrawn; and (e) by either party if, after the date of the Merger Agreement, there shall have been a material adverse change in the condition (financial or otherwise), assets, liabilities, business or operations of the other party and its subsidiaries, taken as a whole, or a material breach of any representation or warranty set forth in the Merger Agreement by the other party. Whether or not a K N Acquisition Transaction or an AOG Acquisition Transaction has been proposed, the Boards of Directors of K N and AOG each have the right to withdraw their recommendation of each proposal submitted to their respective stockholders set forth herein and cease efforts to obtain the approval of such proposals, in the event such Board determines that it is required to do so in the exercise of its fiduciary duties. The Merger Agreement may be amended or supplemented by an instrument in writing authorized by the Board of Directors and signed on behalf of each party, provided that after the Merger Agreement has been approved and adopted by the stockholders of AOG, it may be amended only as permitted under applicable law. See "Terms of the Merger -- Termination or Amendment of Merger Agreement."


     Termination Fee. If K N terminates the Merger Agreement for the reasons described in clause (c) of the immediately preceding paragraph, then AOG will be required to pay K N $7,000,000. If, however, AOG terminates the Merger Agreement for the reasons described in clause (d) of the immediately preceding paragraph, then K N will be required to pay AOG $7,000,000. See "Terms of the Merger -- Termination Fee."



     Management After the Merger. The Board of Directors of K N at the Effective Time of the Merger will increase from ten to 14 members, and the directors of K N will elect four persons designated by AOG to fill such vacancies. It is presently contemplated that David M. Carmichael, Edward H. Austin, Jr., Edward Randall, III and James C. Taylor (collectively, the "AOG Designees"), all of whom, with the exception of Mr. Taylor, are currently directors of AOG, will be the persons designated by AOG to be elected directors of K N. Two of the AOG designees (Messrs. Carmichael and Austin) will be elected as Class I directors for a term expiring in 1997 and the other two designees (Messrs. Randall and Taylor) will be elected as Class III directors for a term expiring in 1996. The Board of Directors of K N will also elect a designee of Cabot as a non-voting advisory director of K N, and at such time as Cabot owns less than 10% of K N's voting stock and so long as it owns at least 5% of such voting stock, Cabot will be entitled to designate one person for election as a director of K N. In addition, pursuant to the terms of the Merger Agreement, at the Effective Time, the Board of Directors of K N will elect an AOG Designee to the audit and compensation committees of such Board.



     Concurrently with the Effective Time of the Merger, Larry D. Hall, the current President and Chief Operating Officer of K N, will be elected as President and Chief Executive Officer of K N, Charles W. Battey will remain as Chairman of the Board of K N, and David M. Carmichael, Chairman of AOG, will be elected as Vice Chairman of the Board of K N. Also, concurrently with the Effective Time of the Merger, the By-laws of K N will be amended to establish a Management Committee, in lieu of the existing Executive Committee, consisting of David M. Carmichael, Chairman, Charles W. Battey, Larry D. Hall and Edward H. Austin, Jr., each of whom will serve for a term expiring on the date of K N's 1996 annual meeting of stockholders. Any vacancy arising during the term of the office of Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer or Chief Operating Officer, or any vacancy occurring on the Management Committee or in the position of the Chairman of the Management Committee shall be filled by the Board of Directors upon recommendation of a special committee consisting of two directors of K N who served as directors of K N prior to the Effective Time and two other directors designated by AOG from among the AOG Designees. The duties of the Management Committee will be to oversee and direct management decisions with respect to the day-to-day operations of K N, to supervise the integration and consolidation of K N and AOG and to have the duties and powers previously delegated to K N's Executive Committee. K N's By-laws will be further amended to provide that, from the Effective Time until K N's 1997 annual meeting of stockholders, the By-law amendments respecting the foregoing management matters cannot be amended, modified or revoked, the current retirement policy for officers of K N cannot be changed and the maximum number of directors of K N cannot be increased, except by an affirmative vote of at least 12 of 14 directors, or 11 of 13 directors, or 10 of 12 directors, or 9 of 11 directors, as the case may be, or, in all other cases, at least 85% of the total number of directors. See "Management and Operations After the Merger."

     Employee Benefits. The Merger Agreement provides that, from the Effective Time until January 1, 1995, K N will continue retirement plans, health benefit plans and other policies and programs with respect to certain fringe benefits and perquisites maintained by AOG as of the date of the Merger Agreement, subject to changes required by law and changes not adverse to AOG employees. On and after January 1, 1995, K N has agreed to offer to AOG employees the same benefits under employee benefit plans, policies and programs offered to other employees of K N who are similarly situated to AOG employees. See "Terms of the Merger -- Employee Benefit Plans."

     Indemnification. The Merger Agreement also provides that the officers and directors of AOG will be indemnified against certain liabilities and costs, including those arising out of, or pertaining to, the Merger Agreement, the Merger or the transactions contemplated thereby. See "Terms of the Merger -- Indemnification."

     No Appraisal Rights. Kansas law does not afford appraisal rights to stockholders of K N who vote against the issuance and reservation for issuance of shares of K N Common Stock pursuant to the Merger Agreement. Delaware law does not afford appraisal rights to stockholders of AOG who object to the Merger and who vote against or abstain from voting in favor of the Merger Agreement.


INTERESTS OF CERTAIN PERSONS IN THE MERGER



     Certain members of AOG's Board of Directors and management have certain interests respecting the Merger separate from their interests as holders of AOG Common Stock, including those referred to above under "The Merger -- Assumption of AOG Options and AOG Warrants," "-- Management After the Merger," "-- Employee Benefits" and "-- Indemnification." See "The Merger -- Interest of Certain Persons in the Merger" below for additional information, including a description of the interests of such members in certain existing employment or severance agreements and proposed post-Merger employment or retainer arrangements.


COMPARATIVE RIGHTS OF AOG AND K N COMMON STOCKHOLDERS

     Rights of stockholders of AOG are currently governed by Delaware law, the Amended and Restated Certificate of Incorporation of AOG (the "AOG Charter") and AOG's By-laws. Upon consummation of the Merger, AOG stockholders will become common stockholders of K N and their rights as common stockholders of K N will be governed by Kansas law, the K N Charter and K N's By-laws. There are various differences between the rights of AOG stockholders and the rights of K N common stockholders. See "Comparative Rights of AOG and K N Common Stockholders," "Description of K N Capital Stock" and "Description of AOG Capital Stock."

MARKET PRICE AND DIVIDEND DATA

     The K N Common Stock is traded on the NYSE under the symbol "KNE" and the AOG Common Stock is also traded on the NYSE under the symbol "AOG." The following table sets forth the range of high and low per share sale prices for K N Common Stock and AOG Common Stock for the periods indicated, as reported on the NYSE composite tape, and the cash dividends paid on each share of K N Common Stock. No cash dividends have been paid during such periods on the AOG Common Stock.


                                                    K N COMMON STOCK            AOG COMMON STOCK
                                              ----------------------------     -------------------
                                               HIGH       LOW       DIVIDENDS   HIGH         LOW
                                              ------     ------     ------     -------     -------
1992
First quarter...............................  $18.33     $15.17     $0.207     $13.125     $ 10.75
Second quarter..............................   16.58      13.83      0.207       13.25       10.25
Third quarter...............................   20.00      15.83       0.22      16.125       11.00
Fourth quarter..............................   19.33      17.17       0.22       15.50      10.875
1993
First quarter...............................  $24.67     $18.67     $ 0.22     $ 14.00     $10.875
Second quarter..............................   24.67      22.17       0.22       14.50      11.375
Third quarter...............................   26.83      23.33       0.24      12.875       10.00
Fourth quarter..............................   30.00      24.75       0.24       12.75       9.125
1994
First quarter...............................  $25.50     $22.00     $ 0.24     $ 11.50     $ 9.625
Second quarter (through June  ).............



     On March 24, 1994, the last trading day prior to the announcement by K N and AOG that they had reached an agreement concerning the Merger, the closing per share sale prices of K N Common Stock and AOG Common Stock, as reported on the NYSE composite tape, were $23.375 and $10.50, respectively. On an equivalent per share basis, the market value of AOG Common Stock was then $10.99.



     On June  , 1994, the closing sale prices of K N Common Stock and AOG Common
Stock, as reported on the NYSE composite tape, were $          and $
per share, respectively.


     Following the Merger, K N Common Stock will continue to be traded on the NYSE. Following the Merger, AOG Common Stock will cease to be traded on the NYSE, and there will be no further market for such stock.

     See "Market Prices of Common Stock and Dividend Information -- Dividend Information" respecting K N's post-Merger dividend policy.

SUMMARY FINANCIAL INFORMATION

     The following historical consolidated financial data of K N and AOG have been derived from their respective historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and notes thereto, which are incorporated by reference into this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The unaudited pro forma financial data are based on adjustments to the historical consolidated balance sheets and related consolidated statements of income and cash flows of K N and AOG to give effect to the Merger using the pooling of interests method of accounting. This pro forma information should be read in conjunction with such unaudited pro forma condensed consolidated financial statements and notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma statement of income data are not necessarily indicative of the operating results that would have occurred had the Merger been consummated as of January 1, 1991, nor are they necessarily indicative of future operating results.

                                      K N

                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS



                                   THREE MONTHS ENDED
                                       MARCH 31,                          YEAR ENDED DECEMBER 31,
                                  --------------------    --------------------------------------------------------
                                    1994        1993        1993        1992        1991        1990        1989
                                  --------    --------    --------    --------    --------    --------    --------
                                  (UNAUDITED)
HISTORICAL CONSOLIDATED
  STATEMENT OF INCOME DATA:(1)
  Operating Revenues...........   $189,372    $151,266    $493,349    $391,819    $395,339    $367,127    $338,787
  Operating Income.............   $ 20,238    $ 27,020    $ 58,618    $ 50,370    $ 51,269    $ 47,505    $ 43,054
  Income from Continuing
    Operations Before Income
    Taxes......................   $ 15,083    $ 21,287    $ 38,654    $ 31,396    $ 35,282    $ 29,895    $ 28,690
  Income from Continuing
    Operations.................   $  9,685    $ 13,306    $ 24,275    $ 19,593    $ 21,600    $ 18,646    $ 17,507
  Preferred Stock Dividends....   $    157    $    203    $    810    $    989    $  1,382    $  1,561    $  1,742
  Income from Continuing
    Operations Available for
    Common Stock...............   $  9,528    $ 13,103    $ 23,465    $ 18,604    $ 20,218    $ 17,085    $ 15,765
  Income from Continuing
    Operations Per Common
    Share......................   $   0.63    $   0.88    $   1.57    $   1.28    $   1.40    $   1.20    $   1.13
  Dividends Per Common Share...   $   0.24    $   0.22    $   0.92    $   0.85    $   0.79    $   0.71    $   0.67
  Ratio of Earnings to Fixed
    Charges....................       3.58        4.56        2.64        2.52        2.97        2.70        2.49
HISTORICAL CONSOLIDATED
  STATEMENT OF CASH FLOWS
  DATA:(1)
  Net Cash Flows Provided by
    Operating Activities.......   $ 85,611    $ 48,212    $ 43,314    $ 33,227    $ 72,121    $ 45,790    $ 22,958



                                               MARCH                            DECEMBER 31,
                                                31,       --------------------------------------------------------
                                                1994        1993        1992        1991        1990        1989
                                              --------    --------    --------    --------    --------    --------
                                              (UNAUDITED)
HISTORICAL CONSOLIDATED BALANCE
  SHEET DATA:
  Total Assets.................               $723,956    $731,269    $618,947    $559,656    $560,785    $550,749
                                              =========   =========   =========   =========   =========   =========
  Capitalization:
    Common Stockholders'
      Equity...................               $212,559    $201,556    $184,869    $175,164    $181,815    $147,229
    Preferred Stock............                  7,000       7,000       7,000       7,000       7,000       7,000
    Preferred Stock Subject to
      Mandatory Redemption(2)..                  2,286       2,858       4,500       6,643      11,286      13,429
    Long-Term Debt(2)..........                226,891     231,881     220,009     158,585     140,652     138,084
                                              --------    --------    --------    --------    --------    --------
  Total Capitalization.........               $448,736    $443,295    $416,378    $347,392    $340,753    $305,742
                                              =========   =========   =========   =========   =========   =========
  Book Value Per Common Share..               $  13.91    $  13.41    $  12.62    $  12.09    $  12.70    $  10.44

 ---------------
 (1) Excludes extraordinary item or discontinued operations, as applicable.
 (2) Excludes current maturities.

                                      AOG

                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS



                                  THREE MONTHS ENDED
                                      MARCH 31,                          YEAR ENDED DECEMBER 31,
                                 --------------------    --------------------------------------------------------
                                   1994        1993        1993        1992        1991       1990         1989
                                 --------    --------    --------    --------    --------   --------     --------
                                     (UNAUDITED)
HISTORICAL CONSOLIDATED
  STATEMENT OF INCOME
  DATA:(1),(2) and (3)
  Operating Revenues..........   $156,720    $134,147    $539,345    $430,098    $380,717   $441,166     $194,052
  Operating Income............   $  5,438    $  6,840    $ 21,494    $ 31,626    $ 30,064   $ 22,312     $  2,079
  Income (Loss) Before Income
    Taxes and Extraordinary
    Item......................   $  3,525    $  4,720    $ 10,814    $ 25,014    $ 23,074   $ 11,694     $(16,278)
  Income (Loss) Before
    Extraordinary Item........   $  2,274    $  3,359    $  6,594    $ 16,749    $ 15,474   $  6,417     $(16,278)
  Preferred Stock Dividends...   $     --    $     43    $     43    $  1,987    $  3,426   $  3,909     $  1,771
  Income (Loss) from
    Continuing Operations
    Available for Common
    Stock.....................   $  2,274    $  3,316    $  6,551    $ 14,762    $ 12,048   $  2,508(4)  $(18,049)
  Income (Loss) from
    Continuing Operations Per
    Common Share:
    Primary...................   $   0.09    $   0.13    $   0.25    $   0.68    $   0.72   $   0.15(4)  $  (1.83)
    Fully Diluted.............                                                   $   0.70
  Dividends Per Common Share..   $     --    $     --    $     --    $     --    $     --   $     --     $     --
  Ratio of Earnings to Fixed
    Charges(5)................       2.44        2.78        1.99        3.55        3.73       2.32           --
HISTORICAL CONSOLIDATED
  STATEMENT OF CASH FLOWS
  DATA:(2) and (3)
  Net Cash Flows Provided by
    Operating Activities......   $ 15,642    $ 20,947    $ 22,673    $ 15,997    $ 24,253   $ 25,974     $ 15,141



                                            MARCH                            DECEMBER 31,
                                             31,       --------------------------------------------------------
                                             1994        1993        1992        1991       1990         1989
                                           --------    --------    --------    --------   --------     --------
                                           (UNAUDITED)
HISTORICAL CONSOLIDATED BALANCE SHEET
  DATA:
  Total Assets..........................   $409,668    $422,028    $377,038    $244,527   $255,473     $283,292
                                           =========   =========   =========   =========  =========    =========
  Capitalization:
    Common Stockholders' Equity.........   $193,052    $189,906    $162,869    $ 81,441   $ 69,393     $ 64,661
    Preferred Stock.....................         --          --      19,310      24,360     24,360       24,560
    Preferred Stock Subject to Mandatory
      Redemption........................         --          --          --          --     10,000       15,000
    Long-Term Debt(6)...................     96,084     100,232      89,946      69,017     64,457       62,026
                                           --------    --------    --------    --------   --------     --------
  Total Capitalization..................   $289,136    $290,138    $272,125    $174,818   $168,210     $166,247
                                           =========   =========   =========   =========  =========    =========
  Book Value Per Common Share...........   $   7.43    $   7.34    $   7.01    $   5.02   $   4.28     $   3.87


- ---------------

(1) Includes equity in loss of WellTech, Inc. ("WellTech") of $1.1 million, $3.0 million and $14.2 million for 1991, 1990 and 1989, respectively, and the write-down of AOG's investment in WellTech of $4.5 million in 1993.

(2) Includes the operating results of the natural gas processing business acquired from The Maple Gas Corporation from the acquisition date of April 1, 1992.

(3) Includes the operating results of the natural gas pipeline business acquired from Cabot from the acquisition date of November 1, 1989.

(4) Excludes extraordinary item.

(5) Earnings were $3.3 million below that necessary to cover fixed charges in 1989.

(6) Excludes current maturities.

                      CONSOLIDATED K N AND AOG (UNAUDITED)

                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS



                                                 THREE
                                                 MONTHS
                                                 ENDED
                                               MARCH 31,            YEAR ENDED DECEMBER 31,
                                               ----------     ------------------------------------
                                                  1994           1993          1992         1991
                                               ----------     ----------     --------     --------
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
  DATA:
  Operating Revenues.........................  $  346,092     $1,032,694     $821,917     $776,056
  Operating Income...........................  $   25,676     $   80,112     $ 81,996     $ 81,333
  Income from Continuing Operations Before
     Income Taxes............................  $   18,608     $   49,468     $ 56,410     $ 58,356
  Income from Continuing Operations..........  $   11,959     $   30,869     $ 36,342     $ 37,074
  Preferred Stock Dividends..................  $      157     $      853     $  2,976     $  4,808
  Income from Continuing Operations Available
     for Common Stock........................  $   11,802     $   30,016     $ 33,366     $ 32,266
  Income from Continuing Operations Per
     Common Share(1).........................  $     0.43     $     1.09     $   1.34     $   1.45
  Dividends Per Common Share(1)..............  $     0.13     $     0.51     $   0.51     $   0.51
  Ratio of Earnings to Fixed Charges.........        3.25           2.44         2.85         3.21
PRO FORMA CONSOLIDATED STATEMENT OF CASH
  FLOWS DATA:
  Net Cash Flows Provided by Operating
     Activities..............................  $  101,253     $   65,987     $ 49,224     $ 96,374
EQUIVALENT AOG PRO FORMA PER SHARE DATA:(2)
  Income from Continuing Operations Per
     Common Share............................  $     0.20     $     0.51     $   0.63     $   0.68
  Dividends Per Common Share.................  $     0.06     $     0.24     $   0.24     $   0.24



                                                                          DECEMBER 31,
                                               MARCH 31,      ------------------------------------
                                                  1994           1993          1992         1991
                                               ----------     ----------     --------     --------
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
  Total Assets...............................  $1,133,624     $1,149,804     $995,318     $804,183
                                                =========      =========     ========     ========
  Capitalization:
     Common Stockholders' Equity.............  $  405,611     $  391,462     $347,738     $256,605
     Preferred Stock.........................       7,000          7,000       26,310       31,360
     Preferred Stock Subject to Mandatory
       Redemption............................       2,286          2,858        4,500        6,643
     Long-Term Debt..........................     322,975        332,113      309,955      227,602
                                               ----------     ----------     --------     --------
  Total Capitalization.......................  $  737,872     $  733,433     $688,503     $522,210
                                                =========      =========     ========     ========
  Book Value Per Common Share(1).............  $    14.76
EQUIVALENT AOG PRO FORMA BOOK VALUE PER
  COMMON SHARE(2)............................  $     6.94


- ---------------

(1) Pro forma per common share amounts give effect to the conversion of each share of AOG Common Stock outstanding into 0.47 share of K N Common Stock. See "The Merger -- General Description of the Merger."

(2) Represents the pro forma equivalent of one share of AOG Common Stock calculated by multiplying the corresponding pro forma consolidated amount by the exchange ratio of 0.47.

COMPARATIVE PER SHARE DATA

     The following table sets forth historical per share data for K N and AOG and pro forma consolidated per share data as if the Merger had been effective for all periods presented. Pro forma information for AOG is also presented on an equivalent share basis, which reflects the pro forma consolidated per share amounts multiplied by the exchange ratio of 0.47. See the K N and AOG historical consolidated financial statements incorporated herein by reference, and the unaudited pro forma condensed consolidated financial statements and related notes included elsewhere herein.


                                                       HISTORICAL             UNAUDITED PRO FORMA
                                                   -------------------        -------------------
                                                    K N           AOG         CONSOLIDATED   AOG
                                                   ------        -----        ------        -----
THREE MONTHS ENDED MARCH 31, 1994 (UNAUDITED):
  Income from Continuing Operations.............   $ 0.63        $0.09        $ 0.43        $0.20
  Cash Dividends................................     0.24           --          0.13         0.06
  Book Value as of March 31, 1994...............    13.91         7.43         14.76         6.94
YEAR ENDED DECEMBER 31, 1993:
  Income from Continuing Operations.............   $ 1.57        $0.25         $1.09        $0.51
  Cash Dividends................................     0.92           --          0.51         0.24
YEAR ENDED DECEMBER 31, 1992:
  Income from Continuing Operations.............   $ 1.28        $0.68         $1.34        $0.63
  Cash Dividends................................     0.85           --          0.51         0.24
YEAR ENDED DECEMBER 31, 1991:
  Income from Continuing Operations:
     Primary....................................   $ 1.40        $0.72         $1.45        $0.68
     Fully Diluted..............................                  0.70
  Cash Dividends................................     0.79           --          0.51         0.24

                      [MAP SHOWING GEOGRAPHIC SCOPE OF
                        OPERATIONS OF KN ENERGY AND
                       AMERICAN OIL AND GAS SYSTEMS]

                                 THE COMPANIES

K N AND SUB

     K N Energy, Inc. is a natural gas services company. These services include gas reserves development, gas gathering, processing, marketing, storage and transportation and retail gas distribution. K N's involvement in all facets of the natural gas business favorably positions it to meet the challenges brought on by the changing nature of the natural gas industry.


     K N operates in seven states and serves customers through three pipeline systems: K N's interstate systems, its Wyoming intrastate system and its Colorado intrastate system. These pipeline systems interconnect with other major pipelines, allowing K N to move natural gas to other markets throughout the country. K N supplies retail natural gas to over 340 communities and 232,000 direct customers in Colorado, Kansas, Nebraska and Wyoming.


     On October 1, 1993, K N implemented its unbundling of pipeline services -- gas sales, storage, transportation, gathering and processing -- in response to the Federal Energy Regulatory Commission's Order No. 636, as amended ("Order 636"). K N has restructured its operations in response to this order, and now operates its interstate transmission pipeline and its gathering and processing facilities through separate subsidiaries, K N Interstate Gas Transmission Co. and K N Gas Gathering, Inc., respectively. K N continues to provide retail natural gas services through the parent company and its two intrastate divisions, Rocky Mountain Natural Gas in Colorado and Northern Gas of Wyoming.

     K N has been involved in oil and gas exploration and development since 1951, and it currently conducts this activity through two wholly-owned subsidiaries, K N Production Company and GASCO, Inc. Another wholly-owned subsidiary, K N Gas Marketing, Inc., arranges for the purchase and transportation of producers' excess or uncommitted gas to end-users, acting as shipper or agent for the end-users, administering nominations and providing balancing assistance when requested.

     K N's interstate transmission pipeline operations are subject to regulation by the Federal Energy Regulatory Commission ("FERC"), and its retail natural gas services are regulated by state utility commissions in Colorado, Kansas and Wyoming and by various municipalities in Nebraska. Generally, K N's other natural gas service operations, including gathering, processing and marketing, are not subject to rate-making governmental regulation.

     Sub is a wholly-owned subsidiary of K N, incorporated in Delaware on February 8, 1994 for the sole purpose of the Merger. Sub engages in no other business.

     The principal executive offices of K N are located at 370 Van Gordon Street, Lakewood, Colorado 80228-8304, and its telephone number is (303) 989-1740.

AOG

     American Oil and Gas Corporation is a holding company that is engaged, through its subsidiaries, in the business of gathering, processing, transporting, storing and marketing natural gas and natural gas liquids. AOG owns the principal intrastate pipeline system (Westar Transmission) in West Texas and the Texas Panhandle. AOG also owns gas processing plants and gathering lines that are complementary to its Westar pipeline system. In addition, AOG owns a natural gas storage facility, WesTex Storage, in West Texas and a 75 percent interest in Red River Pipeline, located in West Texas and the Texas Panhandle. AOG also owns interests in gathering and transmission systems in South Texas and East Texas.

     AOG owns and operates approximately 6,200 net miles of pipeline with net throughput capacity of approximately two billion cubic feet ("Bcf") per day. AOG also owns eight operating gas processing plants located in Texas, Oklahoma and New Mexico that have an aggregate net processing capacity of 271 million cubic feet ("MMcf") per day. The Westar system consists of approximately 1,300 miles of gathering and 4,400 miles of transmission lines. Red River Pipeline, a 372-mile intrastate gas pipeline, extends from near the Oklahoma state line to Pecos County in West Texas. AOG also owns a small interstate pipeline, a portion of which is used for gas deliveries from Oklahoma into the Westar system and Red River in the Texas Panhandle.

     AOG's executive offices are located at 333 Clay Street, Suite 2000, Houston, Texas 77002, and its telephone number is (713) 739-2900. AOG was incorporated in Delaware in 1986.

                              THE SPECIAL MEETINGS

TIME, DATE, PLACE AND PURPOSE OF SPECIAL MEETINGS


     The K N Special Meeting will be held at 1:00 p.m., Mountain Daylight Time, on July 11, 1994, at the Stouffer Concourse Hotel, 3801 Quebec Street, Denver, Colorado, for the purpose of (i) adopting proposed amendments to the K N Charter increasing its authorized Common Stock from 25,000,000 shares to 50,000,000 shares and increasing its maximum number of directors from 14 to 15 (the "K N Amendments" or the "Company Charter Amendments") and (ii) approving the issuance and reservation for issuance of up to 14,000,000 shares of its Common Stock (the "K N Issuance of Common Stock") pursuant to the Merger Agreement, as required by the rules of the NYSE. The AOG Special Meeting will be held at 2:00 p.m., Central Daylight Time, on July 11, 1994, at the Doubletree Hotel, 400 Dallas Street, Houston, Texas, for the purpose of approving and adopting the Merger Agreement, as required under Delaware law.


RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of K N Common Stock and K N's Class A $8.50 Cumulative Preferred Stock, its Class A $5.00 Cumulative Preferred Stock and its Class B $8.30 Series Cumulative Preferred Stock (collectively, the "K N Preferred Stock", and collectively with the K N Common Stock, the "K N Voting Stock") outstanding at the close of business on the Record Date, are entitled to notice of, and to vote at, the K N Special Meeting. Only holders of record of Common Stock, par value $.04 per share, of AOG (the "AOG Common Stock") at the close of business on the Record Date, are entitled to notice of, and to vote at, the AOG Special Meeting.


     On the Record Date, there were 9,224 holders of record of K N Common Stock and K N Preferred Stock, with 15,317,941 shares of K N Common Stock and 103,576 shares of K N Preferred Stock issued and outstanding. Each share of K N Common Stock and each share of K N Preferred Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of K N and AOG -- K N" for information regarding persons known to the management of K N to be the beneficial owners of more than 5% of any class of the outstanding K N Voting Stock. All shares of K N Common Stock and K N Preferred Stock will vote on a share-for-share basis as a single class at the K N Special Meeting.



     There were 606 holders of record of AOG Common Stock on the Record Date with 25,969,395 shares of AOG Common Stock issued and outstanding. Each share of AOG Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of K N and AOG -- AOG" for information regarding persons known to the management of AOG to be the beneficial owners of more than 5% of the outstanding AOG Common Stock.


VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the K N Special Meeting and the AOG Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of K N Voting Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of (i) the K N Amendments and
(ii) the K N Issuance of Common Stock in accordance with the recommendation of the Board of Directors of K N. If a holder of AOG Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of AOG. A stockholder of K N or a stockholder of AOG who has executed and returned a proxy may revoke it at any time before it is voted at the appropriate Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of K N or AOG, as appropriate, stating that the proxy is revoked or (iii) attending the appropriate Special Meeting and voting in person.

     As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders of K N or AOG are kept private by such corporation. Such documents are available for examination only by the inspectors of the election and certain personnel associated with processing proxy cards and tabulating the vote at each Special Meeting. The vote of any stockholder will not be disclosed except as may be necessary to meet legal requirements.

VOTE REQUIRED

     K N. K N's By-laws provide that the presence at the K N Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of K N Voting Stock entitled to vote thereat will constitute a quorum for the transaction of business. Under the K N Charter, the affirmative vote of the holders of a majority of the outstanding shares of K N Voting Stock entitled to vote at the K N Special Meeting is required to adopt the proposed amendment to the K N Charter increasing K N's authorized Common Stock and the affirmative vote of the holders of two-thirds of the outstanding shares of K N Voting Stock entitled to vote at the K N Special Meeting is required to adopt the proposed amendment to the K N Charter increasing its maximum number of directors. In determining whether either of the K N Amendments has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as a vote against the proposal.

     The K N Issuance of Common Stock does not, under state law, require stockholder approval. However, the rules of the NYSE require, as a prerequisite to the listing on the NYSE of the shares of K N Common Stock that are issued pursuant to the Merger Agreement, that such issuance be approved by a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% of the shares of K N Voting Stock entitled to vote on the proposal. Abstentions, but not broker nonvotes, will be included in the total vote and, assuming that holders of over 50% of the shares of K N Voting Stock entitled to vote on the proposal cast votes in favor of or against the proposal or abstain, broker nonvotes will have no effect upon the outcome of the vote. Abstentions will have the same effect as votes against the proposal.

     Stockholder adoption of both of the K N Amendments is a condition to effectuation of the Merger, but neither of the K N Amendments is conditioned upon the occurrence of the Merger.


     On the Record Date, there was an aggregate of 15,421,517 shares of K N Voting Stock (15,317,941 shares of K N Common Stock and 103,576 shares of K N Preferred Stock) outstanding and entitled to vote at the K N Special Meeting. On the Record Date, the directors and executive officers of K N and their affiliates held approximately 1.7% of the outstanding shares of K N Voting Stock.



     AOG. The presence at the AOG Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AOG Common Stock entitled to vote thereat will constitute a quorum for the transaction of business, however, under the AOG Charter, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the shares of AOG Common Stock outstanding on the Record Date, or at least 17,312,930 shares. On the Record Date, there was an aggregate of 25,969,395 shares of AOG Common Stock outstanding and entitled to vote at the AOG Special Meeting. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as a vote against the Merger Agreement. On the Record Date, the directors and executive officers of AOG and affiliates (including Cabot) held approximately 41.4% of the outstanding shares of AOG Common Stock. Cabot has entered into an agreement with K N pursuant to which it agreed to vote its 8,931,818 shares of AOG Common Stock, representing approximately 34.4% of outstanding shares of AOG Common Stock, in favor of approval and adoption of the Merger Agreement. Cabot's agreement is subject to the continued support of the Board of Directors of AOG in recommending approval of the Merger and the absence of any third party proposal for an AOG Acquisition Transaction. David M. Carmichael, Chairman of the Board of AOG, and William P. Conner, Executive Vice President of AOG, who hold 349,660 (1.3%) and 273,324 (1.1%) shares of AOG Common Stock, respectively, have entered into similar agreements.

SOLICITATION OF PROXIES


     In addition to solicitation by mail, the directors, officers and employees of each of K N and AOG may solicit proxies from their respective stockholders by personal interview, telephone, telegram or otherwise. K N and AOG will each bear the costs of the solicitation of proxies from their respective stockholders, except that K N and AOG will share the cost of printing this Joint Proxy Statement/Prospectus pro rata in accordance with their respective numbers of record holders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of K N or AOG for the forwarding of solicitation materials to the beneficial owners thereof. K N and AOG will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. AOG has engaged the services of Corporate Investor Communications, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from AOG stockholders for a fee of $4,000 plus expenses. K N has engaged the services of
D. F. King & Company, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from K N stockholders for an anticipated fee of $7,000, plus reasonable out-of-pocket expenses.


OTHER MATTERS

     At the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of K N and AOG do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

     The detailed terms and conditions to the consummation of the Merger are contained in the Agreement of Merger (the "Merger Agreement"), a conformed copy of which is attached hereto as Appendix A and incorporated herein by reference. The following discussion sets forth a description of certain material terms and conditions of the Merger Agreement. The description in this Joint Proxy Statement/Prospectus of the terms and conditions to the consummation of the Merger is qualified by, and made subject to, the more complete information set forth in the Merger Agreement.

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Sub will merge with and into AOG with AOG becoming the Surviving Corporation, and each outstanding share of AOG Common Stock (other than shares of AOG Common Stock owned by K N or by any direct or indirect wholly-owned subsidiary of K N or AOG, all of which will be canceled), will be converted into 0.47 of a share of K N Common Stock.


     Based upon the number of shares of K N Common Stock and AOG Common Stock outstanding as of the Record Date, approximately 27.5 million shares of K N Common Stock will be outstanding immediately following the Effective Time, of which approximately 12.2 million shares, representing 44% of the total, will be held by former holders of AOG Common Stock.


BACKGROUND


     Changes in the natural gas business in the past ten years have significantly affected the manner in which natural gas and related services are marketed. Among these, regulatory changes such as the FERC's Order 636 "unbundling" natural gas services have resulted in increased competition from and among interstate pipelines. Such changes have caused traditionally regulated interstate pipelines and utilities to seek opportunities in the traditionally unregulated intrastate gas pipeline and marketing business, thus rendering KN and AOG more compatible. The importance of access to gas supplies in broader market areas has also become more critical because the unbundling of gas services has opened the gas markets of both regulated and unregulated pipelines to nationwide competition. In response to these changes, both K N and AOG developed independent strategies to pursue opportunities in the evolving natural gas business. Both companies pursued acquisitions to expand operations primarily in the nonregulated segments of the natural gas business.

     Since April of 1992, K N has made six different acquisitions with a total value of approximately $100 million. These acquisitions have targeted opportunities in the Rocky Mountain and Mid-Continent regions and have been principally in the nonregulated segments of the natural gas industry. K N has acquired or leased gathering and processing facilities at Douglas, Wyoming, the Wattenberg gathering and transmission system in the Denver-Julesburg Basin in Colorado, and a gathering system in the Wind River basin in Wyoming. In addition, K N acquired gas reserves and production in Colorado and Wyoming and a local distribution company in Wyoming.


     During the past two years, AOG management determined that, in order to better position AOG competitively, AOG should seek to expand its gas gathering and transmission systems and thus acquire more direct access to increased gas supplies and broader geographical on-system markets, as well as offer broader related gas services. In October 1992, David M. Carmichael, Chairman of the Board and Chief Executive Officer of AOG, and Larry D. Hall, President and Chief Operating Officer of K N, discussed the possible acquisition by AOG of a gas pipeline system located in western Oklahoma and the Texas Panhandle owned by K
N. These discussions were discontinued due to an inability to agree upon an acceptable price range for these assets. Messrs. Hall and Carmichael continued to engage from time to time in informal discussions regarding the future of the gas industry. During 1992 and the first half of 1993, AOG separately investigated and analyzed as possible acquisitions several major natural gas pipeline systems located in Texas, Oklahoma, Louisiana, New Mexico and Wyoming. These acquisitions would have been funded initially through borrowings. AOG found, however, that acquisitions of significant gas transmission and marketing assets in these areas were not obtainable on terms acceptable to AOG management. In two of these possible acquisitions, the assets were withdrawn from the market prior to AOG negotiating a purchase agreement. Another such acquisition was open to competitive bids in which AOG was unsuccessful.



     In July 1993, Parker & Parsley Petroleum Company ("PDP") made an inquiry of AOG regarding PDP's interest in making an offer in the "mid-teens" for each share of outstanding common stock of AOG. (PDP is an NYSE-listed independent oil and gas producer located in Midland, Texas.) At such time, AOG and PDP had entered into confidentiality agreements and shared confidential information. AOG engaged Goldman Sachs as financial advisor to assist AOG in evaluating any possible transaction with PDP. PDP ultimately suggested that any further negotiations regarding a possible combination would have to be at values lower than originally discussed with AOG. AOG discontinued negotiations with PDP on July 30, 1993. At such time, no merger transaction with K N was contemplated by AOG or its directors.



     During meetings of the Board of Directors of K N starting in August 1993, the possibility was discussed that some type of business combination with AOG could form a strategic alliance for future growth of K N. On November 9, 1993, Mr. Hall informed Mr. Carmichael that K N was preliminarily investigating with its financial advisors the possibility of combining K N with AOG. After some initial discussions with K N regarding the feasibility of such combination, on November 16, 1993, AOG engaged Goldman Sachs as its financial advisor to assist AOG management in analyzing the possible combination of the companies from AOG's perspective. In November 1993, K N retained Petrie Parkman and Rauscher Pierce as financial advisors to assist K N management in analyzing a possible combination of the companies from K N's perspective. At its meeting on November 16, 1993, K N's Board instructed K N's management and its financial advisors to pursue a confidentiality agreement with AOG and to undertake due diligence analysis.



     On December 9, 1993, Charles W. Battey, Chairman of the Board and Chief Executive Officer of K N, and Larry D. Hall met in Boston with David M. Carmichael and Daniel L. Dienstbier, President and Chief Operating Officer of AOG and three executive officers of Cabot, two of whom, Samuel W. Bodman and John D. Curtin, Jr., are AOG directors. The merits of a possible combination of K N and AOG were discussed in general terms.



     On December 16, 1993, the Board of Directors of AOG met to discuss with AOG's officers and representatives of Goldman Sachs, the possibility of a K N/AOG combination. The Board also reviewed a preliminary analysis by Goldman Sachs of the possible structures for such a combination, using either all stock or a combination of stock and cash. At the meeting, the Board authorized AOG's officers to continue discussions with K N and directed AOG's officers to develop a possible structure, range of exchange price values and the additional terms of a possible transaction with K N. The Board also designated Edward Randall, III, an outside director of AOG, as a representative of the AOG Board to participate in discussions with K N and keep other directors informed. Subsequently, Mr. Randall had several conversations with Robert H. Chitwood, an outside director of K N, who had been designated by K N's Board to participate in discussions with AOG.



     Pursuant to a confidentiality agreement dated December 29, 1993, K N and AOG agreed to exchange confidential non-public information and conduct mutual due diligence investigations. The due diligence investigations commenced January 10, 1994. At its meeting on January 11, 1994, K N's Board reviewed certain financial information on AOG prepared by K N's financial advisors, and authorized further merger discussions with AOG. On January 26, 1994, the Board of Directors of AOG met and reviewed with AOG management and representatives of Goldman Sachs the results of its due diligence investigation of K N and certain estimates as to the cost savings and revenue enhancements that may be achievable in such a combination. The AOG directors unanimously authorized continued merger negotiations with K N.



     On January 31, 1994, AOG received an unsolicited offer letter from PDP seeking an indication of interest from AOG in discussing a possible acquisition by PDP of all of the outstanding common stock of AOG in exchange for common stock of PDP worth $12.50 per AOG share. The letter did not indicate how or when the PDP common stock would be valued.



     On February 4, 1994, the Board of Directors of AOG met to further discuss and analyze a possible combination with K N and the renewed PDP inquiry. The PDP inquiry was reviewed and analyzed based upon publicly-available information and other information acquired by AOG in the summer of 1993. At the meeting, the Board of Directors requested that Goldman Sachs conduct a limited due diligence investigation of PDP. PDP had completed a substantial acquisition, the results of which were not fully reflected in its publicly available information. The due diligence investigation was undertaken to resolve questions raised by the AOG directors about PDP's oil and gas reserve information and related independent engineering reports as well as an updated review of PDP's capitalization in view of its incurrence of substantial debt to complete the acquisition.



     On February 8, 1994, Messrs. Battey, Hall, Chitwood, Carmichael, Dienstbier, Randall and Curtin met in Houston to continue discussions regarding a possible strategic combination of the two companies. Continued discussions focused primarily upon an appropriate exchange ratio, management and corporate governance issues and issues concerning the status of Cabot, AOG's largest stockholder, in a combined company under PUHCA.



     On February 14, 1994, Goldman Sachs provided responses to the AOG directors' questions based on information provided to it by PDP. Thereafter, the AOG directors discussed the PDP inquiry and directed AOG's management not to pursue further discussions with PDP. In support of their decision not to pursue a business combination with PDP, the AOG directors cited (i) lack of synergies and defined future opportunities resulting from the combination of two different businesses, (ii) the exposure to commodity price risk in view of PDP's substantial commodity asset base, and (iii) the inability of AOG and its stockholders to influence and participate in the management of PDP due to PDP's considerably larger equity base as compared to AOG's.



     At its regular meeting of February 15, 1994 and after due diligence activities had been substantially completed, K N's Board reviewed economic analyses prepared by its outside advisors, Petrie Parkman and Rauscher Pierce, in addition to a detailed economic analysis prepared by internal company representatives, with respect to the proposed combination of K N and AOG.



     Further discussions were held at a K N Board meeting on February 25, 1994. On March 2, 1994, Messrs. Battey and Hall, and William J. Hybl and Stewart A. Bliss, outside directors of K N, met with Messrs. Carmichael and Curtin and Edward H. Austin, Jr., an outside director of AOG. The meeting included a discussion of a range of exchange ratios but focused primarily on resolving joint management issues inherent in a business combination of K N and AOG. At the meeting, each of the attendees agreed that, in the event a business combination of K N and AOG occurred, the existing K N executive committee would be replaced with a management committee to be chaired by Mr. Carmichael and that Mr. Hall would be named Chief Executive Officer of the combined company. A series of informal telephonic discussions between Messrs. Hall and Carmichael and among counsel to K N and to AOG during March resulted in a mutually acceptable framework for resolving management and corporate governance issues.



     On March 24, 1994, the Board of Directors of AOG met to review the proposed terms of a business combination and a proposed Merger Agreement. The directors reviewed and discussed presentations made by AOG's management (including discussions by AOG's management regarding achievability of certain cost savings and revenue enhancing prospects) and Goldman Sachs. At the conclusion of the presentations and discussions, Goldman Sachs presented its oral opinion to the effect that the Exchange Ratio was fair to the stockholders of AOG. AOG's Board of Directors approved the Merger and the Merger Agreement. Also on March 24, 1994, at a special meeting, the Board of Directors of K N approved the terms of the Merger Agreement. As a part of such approval, the final terms of the Merger Agreement were reviewed with K N's Board, and Petrie Parkman advised the Board that the Exchange Ratio was fair, from a financial point of view, to the stockholders of K N. See "-- Opinions of Financial Advisors." After receiving confirmation of the favorable approval of the other party, the Merger Agreement was executed and delivered by K N, Sub and AOG.


     Certain members of management of AOG have special interests in connection with the consummation of the Merger that are not identical to those of unaffiliated AOG stockholders. See "-- Interests of Certain Persons in the Merger."

K N'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF K N

     K N's reasons for engaging in the Merger are several. First, the Merger is a natural gas industry strategic alliance which will combine two geographically distinct gas systems with complementary gas supply basins, service territories, and target marketing areas. The proximity of the two companies' Rocky Mountain, Mid-Continent and Texas operating regions enhances the opportunity to integrate facilities and services, and compete more effectively in the natural gas industry.

     Further, the combined company will be a major pipeline participant in the natural gas gathering, processing, transportation and marketing sector and initially will market, sell and transport an aggregate of approximately 1.5 billion cubic feet of natural gas per day -- almost 3% of total United States natural gas consumption. When the Merger is effected, the combined company will have over 18,700 total miles of transmission and gathering pipeline that serve direct markets and also interconnect with other major pipelines. The combined company will offer natural gas shippers greater access to natural gas markets and natural gas buyers access to more supply areas throughout the United States than either company currently offers and, therefore, should be better able to utilize existing pipeline system capacity.

     Also, the combined company's diversity of operations in all facets of the natural gas value stream will allow it to moderate the potential risks of any one sector of the industry. The combined company should attain economies of scale in operations and should be able to reduce overall administrative overhead costs, making it a more competitive service provider from the natural gas wellhead to the burnertip. K N's stockholders should benefit from the Merger as a result of the combined company's stronger financial position, undiminished dividend payments and enhanced prospects for future growth.

     The Merger fulfills stated strategic goals of K N to maximize value-creating opportunities by providing and moving natural gas in the vital U.S. energy resource regions of the Rocky Mountains and the Mid-Continent, by acquiring profitable new energy assets, and by becoming a significant service provider in the post-Order 636 environment.


     For the foregoing reasons and the reasons set forth under "Background," the Board of Directors of K N believes that the Exchange Ratio and the other terms of the Merger Agreement are fair to, and in the best interests of, K N and the stockholders of K N. In reaching its conclusion K N's Board considered the prior financial performance and future operating prospects of AOG, the reasonableness of achieving prospective cost savings and future incremental revenues from the combined operation, the financial flexibility offered by the combination, the terms of the Merger Agreement, the opinions of its internal and external financial advisors, including that of Petrie Parkman, described below, and the risks associated with achieving expected results. All but one of the members of the Board of K N were present at the special meeting held on March 24, 1994, and those present unanimously approved the Merger Agreement and recommended that the stockholders of K N vote "FOR" adoption and approval of the K N Amendments and the K N Issuance of Common Stock.


     In analyzing the Merger Agreement, the K N Board of Directors was assisted and advised by Petrie Parkman and Rauscher Pierce and, at the March 24, 1994 special meeting, the Board received an opinion from Petrie Parkman that the consideration to be paid by K N in the Merger was fair, from a financial point of view, to the stockholders of K N. See "-- Opinions of Financial Advisors -- K N" as to K N's agreement to compensate and indemnify Petrie Parkman. K N will also pay Rauscher Pierce a transaction fee of .50% of the transaction value (as defined), but not in excess of $1,750,000, upon consummation of the Merger, of which $75,000 has been paid and will be credited against the transaction fee. See "-- Opinions of Financial Advisors -- K N."


AOG'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF AOG


     For the following reasons and the reasons set forth under "Background", the Board of Directors of AOG believes that the terms of the Merger are fair to, and in the best interests of, AOG's stockholders and has approved the Merger Agreement and recommends approval and adoption of the Merger Agreement by AOG's stockholders. In reaching its conclusion, the Board of Directors of AOG considered: (i) the financial performance, operations, assets, business conditions and prospects of each of the respective companies, (ii) an analysis of the estimates and achievability of synergistic cost savings, and revenue and earnings enhancements, (iii) the terms of the Merger Agreement, (iv) provisions for corporate governance and management, (v) the opinion of its financial advisor, Goldman Sachs, described below, (vi) the changing regulatory environment, including the impact on the gas industry resulting from the "unbundling" of the interstate gas services under Order 636, (vii) the competitive advantages afforded a combined K N/AOG due to increased geographic coverage and direct access to diversified gas supplies and broader markets and
(viii) the enhancement of future growth opportunities for the larger combined company.


     All of the members of the Board were present at the special meeting held on March 24, 1994 at which the Board of Directors of AOG approved the Merger Agreement and recommended that the stockholders of AOG vote "FOR" the adoption and approval of the Merger Agreement. All directors voted in favor of the adoption and approval of the Merger Agreement, except Mr. Dienstbier, who abstained from voting in view of a potential conflict of interest arising from acceleration of certain benefits and compensation inuring to him under his employment agreement upon completion of the Merger. See "-- Interests of Certain Persons in the Merger."

     In analyzing the Merger Agreement, the AOG Board of Directors was assisted and advised by Goldman Sachs and, at the March 24, 1994 special meeting, the Board received an opinion from Goldman Sachs that the Exchange Ratio was fair to the stockholders of AOG. Goldman Sachs delivered a confirming opinion dated as of the date hereof (a copy of which is attached hereto as Appendix C) in substantially identical form as the opinion dated March 24, 1994. See
" -- Opinions of Financial Advisors -- AOG" as to AOG's agreement to compensate and indemnify Goldman Sachs.

OPINIONS OF FINANCIAL ADVISORS

     K N. The K N Board of Directors engaged Petrie Parkman to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. The K N Board of Directors instructed Petrie Parkman, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to K N's stockholders of the consideration to be paid by K N in connection with the Merger and, in such regard, to conduct such investigations as Petrie Parkman deemed appropriate for such purpose. Petrie Parkman advised the Board of Directors of K N, in its written opinion dated March 24, 1994, that the consideration to be paid by or on behalf of K N in connection with the Merger was fair to the stockholders of K N from a financial point of view.

     In rendering its opinion, Petrie Parkman relied upon the accuracy and completeness of the financial, operating, and other information provided to it and assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments. Petrie Parkman did not independently verify such information or make an independent evaluation or appraisal of the assets or liabilities of AOG or K N nor, except for the draft gas supply study and estimates referred to in its opinion, was Petrie Parkman furnished with such an evaluation or appraisal. Petrie Parkman's opinion relates only to the consideration to be paid by or on behalf of K N in connection with the Merger and does not constitute a recommendation to any stockholder of K N as to how such stockholder should vote at the K N Special Meeting. THE FULL TEXT OF PETRIE PARKMAN'S WRITTEN OPINION, WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED BY PETRIE PARKMAN, AND THE LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS APPENDIX B, AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In connection with its opinion, Petrie Parkman, among other things, (i) reviewed certain publicly available business and financial information relating to AOG and K N, including audited financial statements for AOG and K N as of December 31, 1993; (ii) analyzed certain internal financial and operating data concerning AOG and K N, all of which were prepared or provided by the management of AOG or K N; (iii) discussed the current operations and prospects of AOG with the management and operating staff of AOG and K N; (iv) discussed with the management and operating staff of K N the current operations and prospects of K N and the expected operations and prospects of the combined company, giving pro forma effect to the Merger, including the operational efficiencies expected by K N to be realized from the Merger; (v) reviewed the draft gas supply study of Huddleston & Co., Inc. relating to the gas reserves which are presently or, as deemed by Huddleston, could be in the future, connected and/or dedicated to AOG's gathering systems; (vi) reviewed the historical market prices and trading volume of the shares of common stock of K N and AOG; (vii) compared the financial terms of the Merger with the financial terms of certain other transactions which it deemed to be relevant; (viii) discussed the Merger with Cabot, including Cabot's plans with respect to the K N Common Stock to be acquired by it pursuant to the Merger; and (ix) made such other analyses and examinations as Petrie Parkman deemed necessary or appropriate.

     In rendering its opinion, Petrie Parkman conducted several analyses including (i) a review of the historical trading prices and relative prices of the shares of AOG and K N ("Trading History Analysis"); (ii) an analysis of the potential financial effects of the Merger ("Pro Forma Merger Analysis"); (iii) a discounted cash flow analysis of AOG ("Discounted Cash Flow Analysis"); (iv) comparisons with selected publicly traded comparable companies ("Common Stock Comparison"); and (v) an analysis of selected comparable industry transactions ("Comparable Transactions Analysis"). These analyses are described below. Based upon the reference values resulting from the various analyses and subject to the assumptions and limitations set forth in its opinion, Petrie Parkman came to a composite range of asset reference values for AOG of $400 to $500 million and equity reference values per share of AOG common stock of $11.00 to $12.86 per share.


     Trading History Analysis. Petrie Parkman reviewed the closing prices of the common shares of AOG and K N as well as the ratio of AOG's closing price to K N's closing price (the "Stock Price Ratio") from January 4, 1993 to March 18, 1994. This analysis showed that the common stock of AOG and K N had traded between $9.25 and $14.50 per share and between $18.75 and $29.75 per share, respectively, for that period. Furthermore, the analysis showed that the Stock Price Ratio varied during that period from a high of approximately 0.64 to a low of approximately 0.33. During the period between January 4, 1993 and June 17, 1993, the Stock Price Ratio ranged between 0.46 and 0.64; for the period between June 18, 1993 and July 22, 1993, it ranged from 0.63 to 0.41; and for the period between July 23, 1993 and March 18, 1994, it ranged between 0.33 and 0.49. Petrie Parkman concluded from this analysis that (1) the Exchange Ratio was within the range of the market-based Stock Price Ratio during the period January 4, 1993 to March 18, 1994, (2) that the high historical ratios during that period supported the Exchange Ratio, (3) that the composite equity reference value range described above was within the trading range for AOG's Common Stock during such period, and (4) that the reference value per AOG share implied by the Exchange Ratio given the historical trading level of K N's shares supported Petrie Parkman's composite equity reference value range.



     Pro Forma Merger Analysis. Petrie Parkman analyzed certain pro forma effects from the Merger on K N for 1993 and projected for the following four years. In connection with such analysis, Petrie Parkman relied upon the estimates and projections provided by, and discussions with, members of management of K N and AOG with respect to the future financial and operating performance of K N and AOG for the years 1994 through 1997.


     This analysis indicated that the combined company would have a lower ratio of long-term debt to total capitalization (long-term debt plus stockholders' equity plus preferred stock) than K N would have had on a stand-alone basis. The analysis indicated that the Merger would be dilutive to projected 1994 K N earnings per share, due mainly to the expected transaction costs associated with the Merger, and that the Merger would be anti-dilutive to projected 1995-1997 earnings per share due to the pro forma operational efficiencies expected to be achieved by the managements of K N and AOG.


     Discounted Cash Flow Analysis. Under this method, Petrie Parkman performed an analysis of future after-tax cash flows using three scenarios for AOG utilizing information and projections regarding AOG provided by K N and AOG. The three scenarios consisted of a base case, a downside case, and an upside case which differed in assumptions regarding liquids prices, new gas sales volumes growth rates, and transportation margin growth rates. Other factors included discount rates of 10.0% to 12.5%, terminal multiples of 15.0x earnings and 8.0x cash flow, and assumption of AOG's existing tax position. The Discounted Cash Flow Analysis did not incorporate the effects of certain transaction costs and operational efficiencies identified by K N. The discount rates were based on Petrie Parkman's review of the financial terms of similar transactions in the oil and gas industry. The terminal multiples were selected based on the current trading multiples of similar publicly-traded companies and on the multiples from recent acquisitions of similar assets and companies. With respect to the tax basis, Petrie Parkman assumed that AOG's tax basis would carryover to K N after the Merger and be depreciated according to statutory rates.



     This methodology resulted in ranges of reference values per AOG share of $12.00 to $13.00 for the base case, $10.50 to $11.75 for the downside case, and $14.00 to $16.00 for the upside case.



     Common Stock Comparisons. Using publicly available information, Petrie Parkman reviewed adjusted capitalization multiples of certain historical financial criteria (such as gross pretax cash flow, sales, operating cash flow, and adjusted net income) for 23 publicly traded energy companies. The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded or liquidation value or book value if not), and the book value of its minority interest in other companies minus its cash balance. Seven of these companies -- Aquila Gas Pipeline Corporation, Associated Natural Gas Corporation, Tejas Gas Corporation, Tejas Power Corporation, Trident NGL Holding, Inc., USX Corporation-Delhi Group, and Western Gas Resources,
Inc. -- which in Petrie Parkman's judgment were more relevant to an evaluation of AOG, were examined in greater detail. For these seven companies, the highest, average, and lowest multiples of gross pretax cash flow were 13.3x, 8.1x, and 3.2x, respectively. The highest, average, and lowest multiples of sales were 2.0x, 1.0x, and 0.4x, respectively. The highest, average, and lowest multiples of operating cash flow were 10.5x, 6.4x, and 2.3x, respectively. The highest, average, and lowest multiples of adjusted net income were 28.6x, 20.8x, and 11.1x, respectively. Petrie Parkman determined that, with respect to AOG, the appropriate benchmark multiples for gross pretax cash flow, sales, operating cash flow, and adjusted net income were in the ranges of 8.0 to 10.0, 0.9 to 1.1, 7.0 to 9.0, and 20.0 to 25.0, respectively.


     Petrie Parkman reviewed additional multiples of certain projected financial criteria (such as earnings per share, discretionary cash flow per share, earnings before interest expense, taxes, and depreciation) for the following six companies: Aquila Gas Pipeline Corporation, Associated Natural Gas Corporation, Tejas Gas Corporation, Tejas Power Corporation, Trident NGL Holding, Inc., and Western Gas Resources, Inc. For these six companies, the highest, average, and lowest multiples of stock price to earnings per share were 24.7x, 19.3x, and 13.8x, respectively. The highest, average, and lowest multiples of stock price to discretionary cash flow per share were 8.2x, 6.9x, and 5.7x, respectively. The highest, average, and lowest multiples of market capitalization (market value of common equity) plus long-term debt minus net working capital to earnings before interest expense, taxes, and depreciation were 8.9x, 7.0x, and 4.4x, respectively. Petrie Parkman determined that, with respect to AOG, the average multiples of these companies for this analysis were appropriate benchmark multiples for earnings per share, discretionary cash flow per share, and earnings before interest expense, taxes, and depreciation.

     Comparable Transactions Analysis. Petrie Parkman reviewed certain publicly available information on 41 acquisition transactions in the gas gathering, transportation, and marketing industry which took place between January 1986 and February 1994. Of these 41 transactions, five were considered more relevant:
Associated Natural Gas/Grand Valley Gas, Hadson Corporation/Santa Fe Energy Resources, Equitable Resources/Louisiana Interstate Gas, Tejas Gas/Exxon, and Western Gas Resources/Mountain Gas Resources. Using publicly available information, Petrie Parkman calculated total investment (purchase price plus any obligations assumed) multiples of certain historical financial criteria (such as gross pretax cash flow, sales, operating cash flow, and adjusted net income) for the acquired company in each transaction. For these five transactions, the highest, average, and lowest multiples of gross pretax cash flow were 15.0x, 10.8x, and 6.1x, respectively. The highest, average, and lowest multiples of sales were 1.7x, 0.9x, 0.3x, respectively. The highest, average, and lowest multiples (excluding instances in which certain historical financial criteria were not available) of operating cash flow were 10.9x, 7.4x, and 4.9x, respectively. The highest, average, and lowest multiples (excluding instances in which certain historical financial criteria were not available) of adjusted net income were 40.2x, 24.0x, and 15.9x, respectively. Petrie Parkman determined that, with respect to AOG, the appropriate benchmark multiples for gross pretax cash flow, sales, operating cash flow, and adjusted net income were in the ranges of 9.0 to 10.0, 0.9 to 1.1, 7.0 to 9.0, and 15.0 to 20.0, respectively.

     The description set forth above constitutes a summary of the material analyses and assumptions employed by Petrie Parkman in rendering its opinion to K N's Board of Directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process, judgmental in nature, and not necessarily susceptible to partial analysis or summary description. In its analyses, Petrie Parkman made numerous assumptions with respect to industry performance, capital market conditions, general business and economic conditions, and other matters, many of which are beyond AOG's or K N's control. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, no assurances can be given that such estimates will prove to be accurate.

     Petrie Parkman confirmed, as of the date of this Joint Proxy Statement/Prospectus, its opinion of March 24, 1994 that the Exchange Ratio is fair to the stockholders of K N from a financial point of view. In rendering such confirmation, Petrie Parkman performed procedures to update certain of its analyses made in connection with its March 24, 1994 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Petrie Parkman considered, among other things, K N's and AOG's recent financial performance and recent market conditions and developments based on the foregoing.

     As described above, Petrie Parkman's opinion and presentation to the K N Board of Directors was one of many factors taken into consideration by the K N Board of Directors in making its determination to approve the Merger Agreement.

     Petrie Parkman, as part of its investment banking business, is continually engaged in the valuation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. K N selected Petrie Parkman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Pursuant to the terms of the engagement letter dated November 8, 1993, K N has paid Petrie Parkman $75,000 for acting as financial advisor in connection with the Merger. In addition, K N has agreed to pay

Petrie Parkman an additional $250,000 in connection with rendering its opinion and a fee equal to 0.50% of the transaction value upon consummation of the Merger, against which the $75,000 advisory fee is creditable. The term "transaction value" means (i) the market value of the securities to be issued by K N at the close of business on the last trading day prior to the Effective Time, plus (ii) the market value of any securities issuable by K N pursuant to the Merger Agreement upon exercise of options, warrants, and other convertible securities of AOG, and valued at the close of business on the last trading day prior to the Effective Time, plus (iii) any cash to be paid by K N in lieu of issuing fractional shares. Whether or not the Merger is consummated, K N has also agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of counsel, and to indemnify Petrie Parkman and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. Petrie Parkman has, in the past two years, performed certain other advisory assignments for K N.

     AOG. Goldman Sachs has delivered its written opinion dated March 24, 1994 to the Board of Directors of AOG that as of the date of such opinion, the Exchange Ratio is fair to the stockholders of AOG. Goldman Sachs subsequently confirmed its March 24, 1994 written opinion by delivery of its written opinion dated as of the date hereof.

     THE FULL TEXT OF THE OPINION OF GOLDMAN SACHS DATED AS OF THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF AOG ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE TEXT OF THIS OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION DATED MARCH 24, 1994.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) this Joint Proxy Statement/Prospectus; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of AOG and K N for the five years ended December 31, 1993; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AOG and K N; (v) certain other communications from AOG and K N to their respective stockholders; and (vi) certain internal financial analyses and forecasts for AOG and K N prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of AOG and K N regarding the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the AOG Common Stock and the K N Common Stock, compared certain financial and stock market information for AOG and K N with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate. Goldman Sachs was not requested to solicit and did not solicit interest from other parties in a potential business combination. Goldman Sachs' opinion does not address the relative merits of the transaction contemplated pursuant to the Merger Agreement as compared to any alternative business transaction that might be available to AOG.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, Goldman Sachs assumed, with AOG's consent, that the projected cost savings and operating synergies resulting from the transaction contemplated pursuant to the Merger Agreement have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of AOG and K N and management of AOG has advised Goldman Sachs that it may assume, and Goldman Sachs has so assumed, for the purposes of its opinion, the reasonableness and achievability of such projected cost savings and operating synergies. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of AOG or K N or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed, with AOG's consent, that the consummation of the transaction contemplated pursuant to the Merger Agreement will be recorded as a pooling of interests under generally accepted accounting principles.

     The following is a summary of certain of the financial analyses relating to AOG presented by Goldman Sachs to AOG's Board of Directors on March 24, 1994, in connection with its opinion of that date:

          (i) Contribution Analysis. Goldman Sachs analyzed the relative income statement contribution of AOG and K N to the combined companies on a pro forma basis based on a scenario assuming pretax cost savings and operating synergies ("synergies") in the amount of $3.5 million and $21.4 million in 1994 and 1995, respectively, and a scenario assuming no synergies, and based on actual 1993 and estimated years 1994 and 1995 based on financial data provided to Goldman Sachs by AOG and K N management. This analysis indicated that in 1993 AOG would have contributed 52.2% to combined revenues, 31.4% to combined earnings before interest, taxes, and depreciation ("EBITD"), 26.8% to combined earnings before interest and taxes ("EBIT"), and 21.3% to combined net income based on both the scenario with such synergies and the scenario without such synergies, as compared with the 45.3% of the outstanding shares of the combined companies that AOG stockholders would receive in the Merger. Based on the scenario with such synergies, for 1994 and 1995, the analysis indicated that AOG would contribute 48.0% and 47.8% to combined revenues, 34.0% and 31.8% to combined EBITD, 30.9% and 28.6% to combined EBIT and 36.6% and 32.4% to combined net income, respectively. Based on the scenario without any synergies, for 1994 and 1995, the analysis indicated that AOG would contribute 48.0% and 47.8% to combined revenues, 34.8% and 35.9% to combined EBITD, 31.9% and 34.0% to combined EBIT, and 38.4% and 41.1% to combined net income, respectively. The analysis also indicated that such synergies would not have contributed to combined revenues in the years 1993, 1994 and 1995, and would not have contributed to combined EBITD, combined EBIT or combined net income in 1993. In 1994 and 1995, such synergies would contribute 2.1% and 11.4% in combined EBITD, 3.1% and 15.9% in combined EBIT, and 4.6% and 21.0% in combined net income, respectively.



          (ii) Comparable Companies Analysis. Goldman Sachs compared certain financial information relating to AOG to corresponding financial information, ratios and public market multiplies for four publicly traded corporations: Aquila Gas Pipeline Corporation, Associated Natural Gas Corporation, Tejas Gas Corporation and Western Gas Resources, Inc. (the "Selected Companies"). The Selected Companies were chosen because they were publicly-traded companies with significant mid-stream operations. Goldman Sachs considered, among other things, the Selected Companies': debt as a percentage of total capitalization, price/earnings ("P/E") ratios for the years 1993 and 1994, market capitalization/cash flow ratio and dividend yield. Goldman Sachs then utilized the median and mean for selected multiples and ratios of the Selected Companies for comparison with AOG (based upon actual 1993 AOG earnings per share ("EPS") and AOG's management projections for estimated 1994 EPS) in its valuation analysis. AOG's 1993 P/E ratio was 41.50x (due, in part, to additional charges associated with a write-down of assets and executive compensation related to stock grants in the year 1993) compared to the Selected Companies' 1993 mean P/E ratio of 25.58x and 1993 median P/E ratio of 23.30x and AOG's dividend yield was 0.0% compared to the Selected Companies' mean dividend yield of 0.3% and median dividend yield of 0.4%. The analysis also indicated that AOG's multiples and ratios were 6.0% and 4.7% below the median and mean, respectively, of the estimated 1994 P/E ratios and 0.4% and 3.3% below the median and mean, respectively, of the market capitalization/cash flow ratios.



          (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis under the following two scenarios: (a) using AOG's management projections (the "Management Case") and (b) using a 25% reduction in AOG management's growth projections (the "Second Case"). Using a discounted cash flow analysis, Goldman Sachs estimated the net present value of the future cash flows set forth in each such case. Goldman Sachs calculated a net present value of free cash flows for the years 1994 through 1998 using discount rates ranging from 10% to 20%. Goldman Sachs calculated AOG's terminal values in the year 1999 based on multiples ranging from 5x earnings before interest, taxes, depreciation and amortization ("EBITDA") to 8x EBITDA. These terminal values were then discounted to present value using discount rates ranging from 10% to 20%. Various ranges for discount rates and terminal value multiples were chosen to reflect theoretical analyses of cost of capital.



          Using AOG's terminal values in the year 1999 based on multiples ranging from 6x EBITDA to 7x EBITDA (such terminal multiples reflecting the multiples for comparable companies with similar operations in terms of gathering, processing and transmission of natural gas) and discounting these terminal values to present value using discount rates ranging from 12% to 16% (such multiples and rates being appropriate for AOG in relation to trading ranges for comparable companies), the implied per share values ranged from $8.35 to $14.33 in the Management Case and from $7.84 to $11.68 in the Second Case.


          (iv) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for AOG and K N prepared by their respective managements for the years 1994, 1995 and 1996, Goldman Sachs compared the EPS of AOG Common Stock, on a stand alone basis, to the EPS of the common stock of the combined companies on a pro forma basis. Goldman Sachs performed this analysis based on a price of $10.63 per share of AOG Common Stock and $24.13 per share of K N Common Stock, both prices representing the market price of the common stock at the time the transaction was entered into, under the following four scenarios: (i) assuming no annual pretax cost savings or operating synergies, (ii) assuming $12.6 million in annual synergies ($3.5 million of such synergies being achieved in 1994), (iii) assuming $17.0 million in annual synergies ($3.5 million of such synergies being achieved in 1994), and (iv) assuming $21.4 million in annual synergies ($3.5 million of such synergies being achieved in 1994). Based on such analyses, the proposed transaction would result in increases in EPS for AOG stockholders in each of the four scenarios above ranging from 18% to 24% in 1994 and from 16% to 39% in 1995. In 1996, the no synergy scenario indicated a 1% dilution compared with an EPS pick up of 12% to 21% after taking into account the synergies referred to above.



          In addition, based on the current dividend paid on the AOG Common Stock ($0.00 per share) and the K N Common Stock ($0.96 per share), AOG stockholders would receive an additional $0.45 in dividends on a pro forma per share of AOG Common Stock basis.


          (v) Net Present Value of Synergies Analysis. Goldman Sachs calculated the net present value of $3.5 million of synergies in 1994 ($3.2 million of which represents pretax cost savings projected by management as achievable) and $21.4 million in annual synergies ($12.6 million of which represents pretax cost savings projected by management as achievable) thereafter, respectively, on a per share of AOG Common Stock basis, using discount rates ranging from 10% to 20%. On the basis of such varying discount rates, Goldman Sachs calculated a net present value of such synergies ranging from $0.91 per share to $1.98 per share of AOG Common Stock.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analysis as a comparison is identical to AOG or K N or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion as to the fairness of the Exchange Ratio to the Board of Directors of AOG and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

     As described above, Goldman Sachs' opinion and presentation to the AOG Board of Directors was one of many factors taken into consideration by the AOG Board of Directors in making its determination to approve the Merger Agreement.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. AOG selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Pursuant to a letter agreement dated November 12, 1993 (the "Engagement Letter"), AOG engaged Goldman Sachs to act as its financial advisor in connection with a possible business combination, including the

Merger (the "Transaction") pursuant to which AOG and AOG's stockholders might realize the value of the business and assets of AOG. AOG has paid Goldman Sachs $100,000 for its services pursuant to the terms of the Engagement Letter. In addition, the Engagement Letter provides that if the Transaction is accomplished in one or a series of steps, including private or open market purchases of AOG stock, a tender offer, a merger or a sale by AOG of all or a substantial portion of its stock or assets, Goldman Sachs will charge a Transaction fee of 1.0% of the aggregate consideration paid in such steps plus the principal amount of certain AOG indebtedness for borrowed money (the "Transaction Fee"). Based on the Exchange Ratio and the closing trading price of K N Common Stock as of June
  , 1993, the Transaction Fee payable to Goldman Sachs would be approximately
$          . AOG has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of AOG's Board of Directors with respect to the Merger, AOG's stockholders should be aware that certain members of AOG's Board and management have certain interests separate from their interests as holders of AOG Common Stock, including those referred to below.

     K N has agreed, at the Effective Time, to appoint David M. Carmichael, Edward H. Austin, Jr., Edward Randall, III and James C. Taylor to serve on its Board of Directors. Each of these persons, other than Mr. Taylor, is currently a director of AOG. K N has also agreed, at the Effective Time, to elect (i) David
M. Carmichael, Chairman of the Board and Chief Executive Officer of AOG, as Vice Chairman of K N, and (ii) a nominee of Cabot as an advisory director of K N. Further, K N will establish a four-person Management Committee as of the Effective Time, and elect Messrs. Carmichael and Austin to serve on such committee. Mr. Carmichael will chair the Management Committee. See "Management and Operations After the Merger." Messrs. Carmichael and Austin will also serve as two of the four directors of the Surviving Corporation, and the officers of AOG immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. See "Terms of the Merger -- Conduct of the Business of the Combined Companies Following the Merger."


     Under the Merger Agreement, K N has agreed to take action as of the Effective Time to assume (i) each of the options to purchase AOG Common Stock (the "AOG Options") granted under the Stock Incentive Plan of AOG and (ii) each of the warrants to purchase AOG Common Stock ("AOG Warrants") that remains unexercised in whole or in part at such time. See "Terms of the Merger -- AOG Options and Warrants." Pursuant to such assumption, K N will substitute the assumed option or warrant, as the case may be, with an option or warrant of K N for the purchase of such number of shares of K N Common Stock that the holder of the AOG Option or AOG Warrant being assumed would have received upon consummation of the Merger had such AOG Option or AOG Warrant been exercised immediately prior to the Effective Time, including appropriate adjustments to the per share exercise price. David M. Carmichael, Daniel L. Dienstbier and William P. Conner, each an executive officer and director of AOG, hold AOG Options covering the purchase of 390,000, 250,000 and 70,000 shares, respectively, of AOG Common Stock. No other AOG director holds any AOG Options. The executive officers of AOG as a group hold AOG Options to purchase an aggregate of 935,000 shares of AOG Common Stock. Cabot holds AOG Warrants to purchase 1,366,452 shares of AOG Common Stock. No director or executive officer of AOG holds any AOG Warrants.



     K N and AOG are engaged in discussions regarding the integration of the companies following the Effective Time with the goal of eliminating duplications in personnel, responsibilities and functions. Following the Effective Time, it is anticipated that a number of officers and other employees of the combined companies will be terminated over a transition period. K N intends to enter into arrangements with officers and other key employees of AOG and its subsidiaries who are terminated or who resign following the Merger, including employment, retainer or various other arrangements, to assure access to such employees' services and historical perspectives as required.


     Under the stated terms of the AOG Stock Incentive Plan and all grants made thereunder, outstanding restricted stock and stock options (which options will be assumed by K N pursuant to the Merger Agreement) held by any officer, director or employee of AOG or its affiliates (including those persons retained as described above) will, subject to other provisions of the Stock Incentive Plan, remain outstanding as long as such holder is still an officer, director or employee of AOG or its affiliates.


     Daniel L. Dienstbier, President, Chief Operating Officer and a director of AOG, is a party to an employment agreement with AOG, which contains a "change in control" provision that provides for the acceleration or vesting of certain remuneration and benefits payable to Mr. Dienstbier upon the occurrence of certain transactions such as the Merger, including (i) salary of $300,000 per year through October 27, 1995 (payable in lump sum upon termination or resignation), (ii) a $250,000 cash bonus otherwise payable October 28, 1994 and
(iii) removal of restrictions on 75,000 shares of restricted AOG Common Stock granted pursuant to the AOG Stock Incentive Plan. These accelerated benefits and remuneration will be made available upon Mr. Dienstbier's resignation or termination other than for "cause" following the Merger. It is expected that Mr. Dienstbier will not remain an officer of AOG for any significant period following the Merger and that he will receive all of such accelerated benefits and remuneration.



     Executive officers (other than Messrs. Carmichael and Dienstbier) and certain key employees of AOG have severance agreements with AOG that will entitle the officer or employee, in the event of termination or resignation for "good reason" (as defined in the agreement) following the occurrence of a transaction such as the Merger, to (i) one or two years' salary (depending upon the category of such officer or employee) payable in a lump sum, (ii) extended medical and life insurance benefit coverage for the length of the salaried period and (iii) the cost of outplacement services of up to $5,000.


     The Merger Agreement provides for broad indemnification of the officers and directors of AOG and obligates K N to continue for six years AOG's directors' and officers' liability insurance. See "Terms of the Merger -- Indemnification."

     See "Terms of the Merger -- Employee Benefit Plans" as to post-Merger arrangements respecting AOG employee benefit plans.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences of the Merger to holders of AOG Common Stock under the Code, but does not deal with all tax consequences of the Merger that may be relevant to particular stockholders of AOG, such as dealers in securities and foreign persons.

     THIS SUMMARY SHOULD NOT BE REGARDED AS A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A STOCKHOLDER OF AOG. EACH STOCKHOLDER OF AOG SHOULD CONSULT A TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER'S OWN SITUATION.

     None of K N, Sub or AOG has requested a ruling from the Internal Revenue Service (the "Service") in connection with the Merger. K N has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that K N, Sub and AOG will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that K N, Sub and AOG will not recognize any gain or loss as a result of the Merger. It is a condition to the obligation of K N to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. AOG has received from its counsel, Andrews & Kurth L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that K N, Sub and AOG will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that stockholders of AOG will not recognize any gain or loss as a result of the Merger, other than to the extent they receive cash in lieu of a fractional share of K N Common Stock. It is a condition to the obligation of AOG to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Such opinions will be subject to certain assumptions and based on certain representations of K N, Sub, AOG and affiliates of AOG. Stockholders of AOG should be aware that such opinions will neither be binding upon the Service nor will the Service be precluded from adopting a contrary position.

     Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following federal income tax consequences will occur:

          (a) no gain or loss will be recognized by K N, Sub or AOG in connection with the Merger;

          (b) no gain or loss will be recognized by a holder of AOG Common Stock who exchanges all of his shares of AOG Common Stock solely for shares of K N Common Stock in the Merger;

          (c) the aggregate basis of the shares of K N Common Stock to be received by an AOG stockholder in the Merger (including any fractional share not actually received) will be the same as the aggregate basis of the shares of AOG Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of K N Common Stock to be received by an AOG stockholder in the Merger will include the holding period of the shares of AOG Common Stock surrendered in exchange therefor, provided that such shares of AOG Common Stock are held as capital assets at the Effective Time; and

          (e) a stockholder of AOG receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the AOG Common Stock is held as a capital asset at the Effective Time.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     K N and AOG have been preliminarily advised by their independent public accountants, Arthur Andersen & Co., that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon the written confirmation of such advice. Also, such advice contemplates that each person who may be deemed an affiliate of AOG will enter into an agreement with K N on or before the Effective Date not to sell or otherwise transfer any shares of K N Common Stock prior to the date that K N first publishes financial statements reflecting at least 30 days of combined operations of K N and AOG. Such agreement with Cabot, however, will permit disposition of its shares of K N Common Stock within such period if the Commission notifies Cabot of a scheduled hearing for the purpose of determining whether or not Cabot will be deemed to be a public utility holding company with respect to K N under PUHCA. K N and AOG regard the probability that Cabot would sell shares of K N Common Stock during such period for such reason as extremely remote.

GOVERNMENTAL AND REGULATORY APPROVALS


     Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. K N, AOG and Cabot filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on April 7, April 11 and April 14, 1994, respectively. The FTC granted such requests for early termination, effective April 26, 1994.



     At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause K N to divest itself, in whole or in part, of AOG or of other businesses conducted by K N. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, K N and AOG will prevail.

     Consummation of the Merger is also conditioned upon the receipt by Cabot of a favorable "no action" letter from the Commission's staff respecting the status of Cabot following the Merger under PUHCA. It is expected that the no action letter will be conditioned upon, among other things, Cabot's agreement, for so long as it holds in excess of 10% of the aggregate outstanding shares of K N Voting Stock, either (i) to vote all its shares of K N Voting Stock in excess of such percentage in the same proportion as other shares are voted in respect of any matter submitted to K N stockholders or (ii) not to vote such shares.



     The issuance by K N of the shares of K N Common Stock in the Merger is also subject to the approval of the Colorado Public Utility Commission (the "PUC") and the Wyoming Public Service Commission (the "PSC"). K N applied for such approvals in late May 1994.


     K N and AOG are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

RESTRICTIONS ON RESALES BY AFFILIATES


     The shares of K N Common Stock received by AOG stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of K N Common Stock issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of AOG prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of K N, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under generally accepted accounting principles, the sale of K N Common Stock or AOG Common Stock by an affiliate of either K N or AOG within 30 days prior to the Effective Time or thereafter prior to the publication of financial statements that include at least 30 days of combined operations of K N and AOG (the "Expiration Date") could preclude pooling of interests accounting treatment of the Merger. Accordingly, the Merger Agreement provides that AOG will use its reasonable efforts to cause its affiliates to execute a written agreement to the effect that such persons will not sell, transfer or otherwise dispose of any shares of K N Common Stock issued to such persons pursuant to the Merger prior to the Expiration Date or at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. In such agreements K N will agree to use its best efforts to register under the Securities Act all of such shares (up to a maximum of 1,500,000 shares per AOG affiliate) for resale following the Effective Time by affiliates who will beneficially own at least 1% of the outstanding shares of K N Common Stock at the Effective Time. Cabot is expected to be the only such affiliate. (Based upon Cabot's current beneficial ownership of AOG Common Stock, upon consummation of the Merger Cabot will beneficially own 4,840,186 shares of K N Common Stock, including 642,232 shares issuable upon the exercise of AOG Warrants to be assumed by K N.) K N's registration statement (the "Shelf Registration Statement") will remain effective continuously until no such affiliate beneficially owns more than 10% of the then outstanding shares of K N Common Stock. The Merger Agreement further provides that K N will grant certain rights to registration under the Securities Act to each affiliate of AOG who holds at the Effective Time 1% or more of the shares of K N Common Stock then outstanding, so as to permit such affiliates the opportunity to dispose of shares of K N Common Stock received by them in the Merger without constraint by the volume limitation restrictions imposed by Rule
145. In addition to the right to request registration of not less than 750,000 shares on two occasions within five years of the Effective Time, the affiliates will also have "piggyback" registration rights on two occasions during such five-year period. Such registration rights will not extend, however, to any shares of K N Common Stock that are then subject to the Shelf Registration Statement. K N and each affiliate whose shares are registered for resale under the Securities Act will indemnify each other in a customary manner against any resulting liabilities, and K N will bear all expenses in connection with each registration, excluding any underwriter's commission and fees and expenses of counsel for any affiliate.


     Cabot has indicated that it has no present intention to sell or otherwise dispose of its shares of K N Common Stock received in the Merger. Cabot will continue to evaluate its investment in K N following the Merger in light of market conditions and other factors.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

BOARD OF DIRECTORS

     Pursuant to the Merger Agreement, the Board of Directors of K N will take action to increase the number of directors comprising the Board of Directors at the Effective Time to 14 persons and appoint four persons (named in the table below) designated by AOG to fill the four vacancies created by such increase. Pursuant to the K N Amendments, the maximum number of directors (exclusive of advisory directors) will be increased to 15. The Board of Directors of K N is divided into three classes with terms of office of the classes ending in successive years after the annual meetings of stockholders in such years.

     Set forth below is certain information about each person who is to be a member of the Board of Directors of K N as of the Effective Time.

                                  YEAR FIRST
                                  SERVED AS A
                                  DIRECTOR OF                 OTHER BUSINESS EXPERIENCE
             NAME                 K N OR AOG     AGE             DURING PAST 5 YEARS
- -------------------------------  -------------   ---   ----------------------------------------
CLASS I DIRECTORS:
TERMS EXPIRING IN 1997
Edward H. Austin Jr............  1987 (AOG)      52    Principal of Austin, Calvert & Flavin,
                                                       Inc., an investment counseling firm, San
                                                       Antonio, Texas; Director of Security
                                                       Capital Industrial Trust.
David W. Burkholder............  1984 (K N)      51    President of Will Feed, Inc. (cattle
                                                       feeding), Willow Island, Nebraska;
                                                       President of Island Dehy Company, Inc.
                                                       (alfalfa dehydration), Cozad, Nebraska;
                                                       and President of Consolidated Blenders,
                                                       Inc. (alfalfa dehydration), Hastings,
                                                       Nebraska.
David M. Carmichael............  1986 (AOG)      55    Chairman of the Board and Chief
                                                       Executive Officer of AOG (also President
                                                       until October 1993).
Jordan L. Haines...............  1983 (K N)      66    Director of Fourth Financial Corporation
                                                       (bank holding company), Wichita, Kansas
                                                       (retired as Chairman, 1991); Director of
                                                       The Coleman Company (manufacturer
                                                       outdoor equipment); Director of Southern
                                                       Pacific Rail Corp.
William J. Hybl................  1988 (K N)      51    Chairman and Chief Executive Officer
                                                       (1989-present), President and Chief
                                                       Operating Officer (1983-1989) and
                                                       Trustee of El Pomar Foundation
                                                       (charitable foundation), Colorado
                                                       Springs, Colorado; Vice Chairman and
                                                       Director of Broadmoor Hotel, Inc.,
                                                       Colorado Springs, Colorado; Director of
                                                       Bank One of Colorado, Denver, Colorado;
                                                       and President, United States Olympic
                                                       Committee (1991-1992).

                                  YEAR FIRST
                                  SERVED AS A
                                  DIRECTOR OF                 OTHER BUSINESS EXPERIENCE
             NAME                 K N OR AOG     AGE             DURING PAST 5 YEARS
- -------------------------------  -------------   ---   ----------------------------------------
CLASS III DIRECTORS:
TERMS EXPIRING IN 1996
Stewart A. Bliss...............  1993 (K N)      60    Senior Business Advisor, Parcel, Mauro,
                                                       Hultin & Spaanstra (attorneys-at-law),
                                                       Denver, Colorado; Chief of Staff,
                                                       Governor's Office, State of Colorado,
                                                       Denver, Colorado (1987-1993).
Robert H. Chitwood.............  1990 (K N)      63    President, R.H. Chitwood Company (oil
                                                       and gas production, investments and
                                                       petroleum consulting) Tulsa, Oklahoma.
Howard P. Coghlan..............  1981 (K N)      67    Senior Partner, Coghlan, Crowson &
                                                       Fitzpatrick, Attorneys at Law; and
                                                       Director, Longview Bank & Trust Co. and
                                                       Longview Financial Corp. (1983-1993),
                                                       all of Longview, Texas.
Edward Randall, III............  1988 (AOG)      67    Private investor since 1990; Partner
                                                       from 1985 to 1990, Duncan, Cook & Co. (a
                                                       private investment banking firm),
                                                       Houston, Texas; Director, PaineWebber
                                                       Group, Inc. and Enron Oil & Gas Company.
James C. Taylor................  AOG Designee:   56    Owner and Operator, Wytana Livestock
                                 not a current         Company, Bozeman, Montana; Private
                                 AOG Director          Investor.
CLASS II DIRECTORS:
TERMS EXPIRING IN 1995
Charles W. Battey..............  1971 (K N)      62    Chairman of the Board and Chief
                                                       Executive Officer of K N.
Robert B. Daugherty............  1983 (K N)      72    Chairman of the Board and Director of
                                                       Valmont Industries, Inc. (manufacturer
                                                       of products for the electrical industry,
                                                       producer of mechanized irrigation
                                                       equipment), Valley, Nebraska; Director,
                                                       Peter Kiewit Sons' Co. (contracting,
                                                       mining and manufacturing), Omaha,
                                                       Nebraska.
Larry D. Hall..................  1984 (K N)      51    Director, President and Chief Operating
                                                       Officer of K N.
H. A. True, III................  1991 (K N)      51    Partner, True Companies (energy,
                                                       agriculture and financing), Casper,
                                                       Wyoming.


     The retirement age policy applicable to K N Directors will result in retirements from the K N Board of Directors from time to time. The current intention of the K N Board of Directors is not to fill the vacancies on the Board created by these retirements until the number of directors is reduced to 11.

     Pursuant to the Merger Agreement, at the Effective Time, the Board of Directors will also elect a designee of Cabot as a non-voting advisory director of K N, and for so long as Cabot continues to own beneficially at least 10% of the K N Voting Stock, Cabot will have the right to designate one such advisory director. If Cabot's beneficial ownership in K N is reduced below 10% but continues over 5% then the Board of Directors of K N will appoint the Cabot advisory director as a full director, to serve the remaining term of a Class II director, and Cabot will be entitled to have one designee for election to the Board of Directors of K N.

     Pursuant to the Merger Agreement, at the Effective Time AOG will designate Mr. Austin and Mr. Randall to serve, respectively, on the Audit Committee and Compensation Committee of the Board of Directors of K N, and a Management Committee of the K N Board of Directors will be established as described under "-- Management" below.

MANAGEMENT

     The Merger Agreement provides that, concurrently with the Effective Time, Larry D. Hall will be elected as the President and Chief Executive Officer of K N, Charles W. Battey will remain as Chairman of the Board of K N, and David M. Carmichael, Chairman of the Board of AOG, will be elected as Vice Chairman of the Board of K N. The term of each of these three officers will expire on the date of K N's 1996 Annual Meeting of Stockholders.

     Also, concurrently with the Effective Time, the By-laws of K N will be amended to establish a Management Committee, in lieu of the existing Executive Committee, consisting of Mr. Carmichael, as Chairman, and Messrs. Battey, Hall and Austin, each of whom will serve for a term expiring on the date of K N's 1996 Annual Meeting of Stockholders. Any vacancy arising following the Effective Time in the office of Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, Chief Operating Officer, or Chairman of the Management Committee or on the Management Committee, will be filled by the Board of Directors upon recommendation of a Special Nominating Committee consisting of two directors of K N who served as directors of K N prior to the Effective Time and two other directors designated by AOG from among the four AOG Designees. The duties of the Management Committee will consist of oversight and direction of management decisions with respect to the day-to-day operations of K N and its subsidiaries and oversight and direction of matters relating to the integration and consolidation of the business and operations of K N and AOG as well as the duties and powers previously delegated to K N's Executive Committee, which will be abolished. K N's By-laws will be further amended to provide that, from the Effective Time until K N's 1997 Annual Meeting of Stockholders, the By-law amendments respecting the management matters described in this and the preceding two paragraphs cannot be amended, modified or revoked, the current retirement policy for officers of K N cannot be changed and the number of persons serving on the Board of Directors of K N cannot be increased, except by an affirmative vote of at least 12 of 14 directors, or 11 of 13 directors, or 10 of 12 directors, or 9 of 11 directors, as the case may be, or, in all other cases, at least 85% of the total number of directors.

BENEFITS OF THE MERGER

     Following the Merger, managements of both K N and AOG expect the combined company to achieve substantial recurring improvements in earnings by enhancing gross margin and by reducing general/administrative and operating costs. Among the areas identified for improvement are:

          (1) Natural Gas Supply. The combined company will operate along an axis of major gas supply basins stretching from the northern Rocky Mountain region through the Mid-Continent to South Texas. Access to six major, geographically diverse producing basins will enable the combined company to balance complementary peaking periods with a greater choice of supply alternatives. An additional future opportunity to provide broader gas supply access for K N and AOG should come from K N's participation in the proposed TransColorado Pipeline Project.

          AOG's service territory experiences strong demand in the summer when natural gas is used to generate electricity and to power irrigation pump engines, whereas K N's strongest demand occurs during the winter heating season. These sales patterns are complementary. AOG has paid a premium for gas supply during peaking periods, and K N should be able to deliver gas to AOG at more competitive prices during these periods.

          (2) Gas Sales, Marketing, Transportation and Storage. The marketing efforts of the combined company should yield efficiencies in purchasing gas supplies, provide leverage in contracting for those supplies and improve utilization of the systems by increasing sales to non-historical market areas. In addition, the combined company should be more effective in converting current spot market sales to longer term premium markets and in developing incremental marketing, transportation, storage and other service opportunities, while retaining the current retail and on-system markets as a base load. The combined company will have over 18,700 total miles of transmission and gathering pipelines that both serve direct markets and interconnect with more than 60 delivery points into 20 major pipelines. The combined natural gas sales volumes in 1993 for K N and AOG were 333 Bcf. Combined transportation volumes in 1993 for the two companies were 211 Bcf. A one percent increase in throughput capacity utilization on AOG's systems would provide incremental operating income ranging from approximately $700,000 to $1.7 million for the combined company. This sensitivity is based on 1993 average margins, and would depend upon the mix of transportation and sales volumes.

          The combined company will have over 27 Bcf of core working gas storage capacity in conventional storage fields near major pipeline interconnects in the Rocky Mountain, Mid-Continent and Permian Basin areas. The present combined deliverability from these storage fields is over 600 MMcf of gas per day. AOG's storage fields have working gas capacity of more than 12 Bcf, with an additional three Bcf of high-deliverability salt cavern storage under development. The salt cavern storage projects have the potential to provide multiple cycling of gas during seasonal peak periods, a service which should be in high demand in the post-Order 636 environment. AOG's storage sites are located near the Waha, Texas market center and are directly connected to Waha and to K N's Buffalo Wallow market center in the Texas Panhandle through the Red River Pipeline, operated by AOG and 75 percent owned by AOG. The key location of this pipeline between two market centers, with storage connected, means that the combined company will be able to provide a broader range of services to its customers than either of the companies would have been able to do separately. These services will include physical gas movement between market centers and load balancing services and delivery reliability supported by storage. By way of illustration, for every additional 10 MMcf of gas per day that is transported through Red River Pipeline's available capacity, approximately $100,000 of annual incremental operating income would be generated at prevailing transportation rates. Storage services, marketing contracts and trading contracts add upside revenue generating opportunities.

          Post-Order 636 unbundled services will be provided at market centers, which will tie into the combined company's multiple interconnects in the Rocky Mountain, Mid-Continent and West Texas regions. The ability to move physical gas volumes between market centers should enhance the combined company's ability to trade and exchange gas for a profit. Natural gas price differentials among the Rocky Mountains, the Mid-Continent and the Permian areas have been as high as $0.15 to $0.40 per million Btus.

          (3) Gathering and Processing. The combined company should have greater leverage in the marketing of natural gas liquids. The combined sales volumes of liquids in 1993 for K N and AOG was 320 million gallons. Adding incremental gathering and processing volumes to AOG's systems provides additional gas supply volumes that are transported through downstream pipelines and may be purchased and sold by AOG to incremental markets. Thus, gathering and processing are an integral part of the total business opportunity. In 1993, AOG's processing facilities operated at approximately 60 percent of total processing capacity. For each one percent increase in AOG's plant throughput, gas liquids sales will increase by approximately $100,000 to $300,000, depending upon plant location, based on AOG's average 1993 natural gas liquids sales margins. Based on combined 1993 processing volumes, each one cent change in average natural gas liquids prices is estimated to impact operating income by approximately $2 million.


          (4) Cost Savings. -- Managements of both K N and AOG expect a recurring improvement in results through consolidation of administrative and operational staff, space requirements and information systems. Cost savings will also result from eliminating certain outside legal, accounting and other services. Combined general and administrative expenses for both companies totaled $57 million for 1993.



     On a pro forma basis as of March 31, 1994 the combined company will have equity capital of approximately $413 million and a long-term debt to total capitalization ratio of approximately 44 percent, which will provide significant financial flexibility to pursue continued growth opportunities. The ratio compares to an average long-term debt to total capitalization ratio of 50 percent among diversified natural gas companies and about 55 percent among natural gas gathering, transportation and marketing companies. The performance of the combined company is expected to increase cash flow from operations and provide for positive earnings momentum once the combination is completed and the non-recurring transaction costs associated with the combination have been absorbed. Such costs are expected to be less than $20 million before income taxes, and will be expensed in 1994.


     Both K N and AOG managements believe that recurring operating income benefits that should result from incremental profit margin generating opportunities and expense reductions should total in a range of at least $15-20 million annually for 1995 and beyond. These profit margin enhancements and expense reductions are expected to be realized over time as the consolidation is completed. Because of the increased competitive nature of the natural gas industry and the inherent uncertainties involved in combining two companies, there can be no assurance that the combined company will be able fully to realize the profit margin enhancements and expense reductions discussed above. Further, there can be no assurance that operating income resulting from identified profit margin enhancements and expense reductions will not be offset by other revenue shortfall or expense increases.


FUTURE OPPORTUNITIES AND PROJECTS


     Managements of both K N and AOG expect that, following the Merger, the combined company will continue to evaluate and pursue capital projects and business development opportunities previously identified by management of each company.


POST-MERGER DIVIDEND POLICY

     It is the intention of the Board of Directors of K N to maintain its current dividend policy with respect to the K N Common Stock following the Merger. See "Market Prices of Common Stock and Dividend Information -- Dividend Information."

                              TERMS OF THE MERGER

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective at the effective time (the "Effective Time") set forth in the certified copy of the Certificate of Merger issued by the Secretary of State of Delaware with respect to the Merger. It is anticipated that, if the K N Amendments and K N Issuance of Common Stock are adopted and approved at the K N Special Meeting and the Merger Agreement is approved and adopted at the AOG Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meetings or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

     At the Effective Time, each outstanding share of AOG Common Stock, other than shares of AOG Common Stock held in the treasury of AOG or owned by K N or any direct or indirect wholly-owned subsidiary of either K N or AOG, which shares will be canceled at the Effective Time, will be converted into 0.47 of a share of K N Common Stock.

     As soon as practicable following the Effective Time, K N will cause Chemical Bank, which will act as Exchange Agent, to mail to each record holder of AOG Common Stock immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging AOG Common Stock certificates for K N Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal will also be available following the Effective Time at the offices of the Exchange Agent in New York City. After the Effective Time, there will be no further registration of transfers on the stock transfer books of AOG of shares of AOG Common Stock that were outstanding immediately prior to the Effective Time. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF AOG PRIOR TO THE EFFECTIVE TIME AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

     No fractional shares of K N Common Stock will be issued in the Merger. Each stockholder of AOG entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the closing sale price of K N Common Stock on the NYSE composite tape on the last trading day prior to the Effective Time. No interest will be paid on such amount, and all shares of AOG Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of K N Common Stock to be issued in the Merger.

     Until such time as a holder of AOG Common Stock surrenders his outstanding stock certificate to the Exchange Agent, together with the letter of transmittal, the shares of AOG Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of K N Common Stock into which such shares shall have been converted. Unless and until such certificates are surrendered, no dividends or other distributions payable to the holders of K N Common Stock, as of any time on or after the Effective Time, will be paid to the holders of such certificates. Upon surrender of the certificates previously representing AOG Common Stock, the holder thereof will receive one or more certificates representing the number of shares of K N Common Stock to which he is entitled, cash in lieu of any fractional share, and the amount of any dividends or other distributions payable to holders of record of K N Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

AOG OPTIONS AND WARRANTS

     The Merger Agreement provides that K N will take such action as of the Effective Time as may be necessary to assume each AOG Option and each AOG Warrant that remains unexercised in whole or in part and to substitute shares of K N Common Stock as purchasable under such assumed option or warrant, subject to certain terms and conditions. K N is required to give the holder of such assumed option or warrant the same benefit rights which the holder had under the AOG Option or AOG Warrant before such assumption.


     The number of shares of K N Common Stock purchasable under any AOG Option or AOG Warrant assumed by K N will be equal to the number of shares of K N Common Stock that the holder of the AOG Option or AOG Warrant would have received upon consummation of the Merger had such AOG Option or AOG Warrant been exercised immediately prior to the Effective Time, and the per share exercise price will be equal to the per share exercise price of the AOG Option or AOG Warrant divided by 0.47.


CONDITIONS TO THE MERGER

     The respective obligations of K N and AOG to consummate the Merger are subject to the satisfaction of the following mutual conditions: (a) that the K N Amendments and the K N Issuance of Common Stock have been approved and adopted by the requisite vote of the stockholders of K N and that the Merger Agreement has been approved and adopted by the requisite vote of the stockholders of AOG, in each case as may be required by law, the rules of the NYSE and any applicable provisions of their respective charters or bylaws; (b) that the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated; (c) that no order has been entered and remains in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;
(d) that the Registration Statement has become effective, and all post-effective amendments filed have been declared effective or been withdrawn, and no stop order suspending such effectiveness has been issued and no proceedings for such purpose been initiated or, to the knowledge of the parties, threatened by the Commission; (e) that all material permits, approvals and consents of securities commissions of any jurisdiction, the PUC, the PSC and of any other governmental body or agency that may be deemed necessary for the Merger and the transactions contemplated thereby to be in compliance with applicable laws have been received, the failure to comply with which would have a material adverse effect on the business, assets, or results of operations or condition (financial or otherwise) of K N, the Surviving Corporation and their subsidiaries, taken as a whole following the Merger; (f) the shares of K N Common Stock issuable (i) upon consummation of the Merger and (ii) thereafter upon exercise of any of the assumed AOG Options or assumed AOG Warrants, have been approved for listing on the NYSE; (g) all approvals of private persons or corporations, (i) the granting of which are necessary for consummation of the Merger or the transactions contemplated thereby and (ii) the nonreceipt of which would have such a material adverse effect on K N, the Surviving Corporation and their subsidiaries following the Merger, have been obtained; and (h) prior to the Merger, there has not been (i) any action taken, or any statute, rule, regulation or order enacted, issued, entered, enforced or deemed applicable to the Merger or to K N or its significant subsidiaries by any federal or state governmental entity which in connection with the grant of a requisite regulatory approval for the Merger and the transactions contemplated in the Merger Agreement, imposes any condition or restriction upon or applicable to K N or its significant subsidiaries after the Effective Time or (ii) any other action taken, or rule, regulation or order issued or entered, by the FERC, the PUC, the PSC or any municipality or group of municipalities which is applicable to K N or its significant subsidiaries, which in either case would have such a material adverse effect on K N, the Surviving Corporation and their subsidiaries after the Effective Time. The condition referred to in clause (c) occurred on April 26, 1994, when the FTC granted requests for early termination of such waiting period.



     The obligation of K N to consummate the Merger is further subject to the satisfaction of the following conditions that: (a) the representations and warranties of AOG set forth in the Merger Agreement are accurate as of the date on which the transactions contemplated thereby are closed (the "Closing Date"), and that all terms, covenants and conditions of the Merger Agreement to be complied with and performed by AOG on or before the Closing Date have been complied with and performed in all material respects; (b) no material adverse change in the business, operations or financial condition of AOG and its subsidiaries, taken as a whole, has occurred since the date of the Merger Agreement, and AOG and its subsidiaries have not suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting AOG and its subsidiaries taken as a whole; (c) K N has been advised in writing on the Closing Date by Arthur Andersen & Co. that the Merger qualifies for treatment as a pooling of interests in accordance with generally accepted accounting principles if consummated in accordance with the Merger Agreement;
(d) the Board of Directors of K N has received from Petrie Parkman a written opinion, dated as of the date of the Merger Agreement, to the effect that the Exchange Ratio is fair to the stockholders of K N, and such opinion has been confirmed in writing to such Board as of the date of this Joint Proxy Statement/Prospectus and not subsequently withdrawn; (e) AOG has received, and furnished copies to K N of, agreements by each person deemed to be an affiliate of AOG confirming that such person will not sell, transfer or otherwise dispose of any shares of K N Common Stock received pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder, and will comply with the holding period requirement necessary to permit qualification of the Merger for pooling of interests accounting treatment; (f) K N has received from Andrews & Kurth L.L.P. and Thomas W. Pounds, General Counsel of AOG, their opinions as to certain corporate matters relating to AOG; (g) K N has received from Vinson & Elkins L.L.P. an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that K N, Sub and AOG will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that K N, Sub and AOG will not recognize any gain or loss as a result of the Merger; (h) K N has received a letter from Arthur Andersen & Co. addressed to K N, in form and substance reasonably satisfactory to K N and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to this Joint Proxy Statement/Prospectus and K N's Registration Statement of which it forms a part, together with a letter from such firm updating the comfort letter as of a date within five days prior to the Closing Date; (i) K N has received an environmental assessment report (the "AOG Environmental Report") indicating no violations of, or noncompliance with, or reclamation or remediation obligations under, federal, state or local environmental laws, rules, regulations, ordinances or orders, in effect as of the Effective Time, which violations, noncompliance or obligations, in the aggregate, are reasonably likely to result in the incurrence by AOG or its significant subsidiaries of a material liability; (j) K N has determined that the gas processing plants, gas storage facilities, gas gathering and transmission facilities and other material properties of AOG and the AOG significant subsidiaries are in good working order and repair (reasonable wear and tear excepted); and (k) the Amended and Restated Basket Agreement dated as of June 30, 1990 (the "Cabot Basket Agreement"), between American Pipeline Company, Cabot Corporation and Cabot Transmission

Corporation has been terminated on terms and conditions reasonably satisfactory to K N. K N has received the AOG Environmental Report, satisfying the Merger condition referred to in clause (i) of this paragraph.



     The obligation of AOG to consummate the Merger is further subject to the satisfaction of the following conditions that: (a) the representations and warranties of K N and Sub set forth in the Merger Agreement are accurate as of the Closing Date, and that all terms, covenants and conditions of the Merger Agreement to be complied with and performed by K N or Sub on or before the Closing Date have been complied with and performed in all material respects; (b) no material adverse change in the business, operations or financial condition of K N and its subsidiaries, taken as a whole, has occurred since the date of the Merger Agreement, and K N and its subsidiaries have not suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting K N and its subsidiaries taken as a whole; (c) AOG has been advised in writing on the Closing Date by Arthur Andersen & Co. that the Merger qualifies for treatment as a pooling of interests in accordance with generally accepted accounting principles if consummated in accordance with the Merger Agreement;
(d) the Board of Directors of AOG has received from Goldman Sachs a written opinion, dated as of the date of the Merger Agreement, to the effect that the Exchange Ratio is fair to the stockholders of AOG, and such opinion has been confirmed in writing to such Board as of the date of this Joint Proxy Statement/Prospectus and not subsequently withdrawn; (e) the Board of Directors of K N has taken all necessary action to elect the four persons designated by AOG to K N's Board of Directors, to elect certain executive officers and to establish a Management Committee consisting of certain persons, in each case effective as of the Effective Time; (f) AOG has received from Andrews & Kurth L.L.P. an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that K N, Sub and AOG will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and the stockholders of AOG will not recognize any gain or loss as a result of the Merger, except to the extent they receive cash in lieu of a fractional share of K N Common Stock; (g) AOG has received from Vinson & Elkins L.L.P. and William S. Garner, Jr., General Counsel of K N, their opinions as to certain corporate matters relating to K N;
(h) AOG has received a letter from Arthur Andersen & Co. addressed to AOG, in form and substance reasonably satisfactory to AOG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to this Joint Proxy Statement/Prospectus and K N's Registration Statement of which it forms a part, together with a letter from such firm updating the comfort letter as of a date within five days prior to the Closing Date; (i) AOG has been advised by Cabot that it has received evidence satisfactory to it in the form of a "no action" letter from the Commission (the "Cabot PUHCA Letter") to the effect that, under Section 2(a)(7) of PUHCA, the Commission would take no action with respect to Cabot upon consummation of the Merger asserting Cabot to be a public utility holding company with respect to K N; (j) AOG has received an environmental assessment report (the "K N Environmental Report") indicating no violations of, or noncompliance with, or reclamation or remediation obligations under, federal, state or local environmental laws, rules, regulations, ordinances, or orders, in effect as of the Effective Time, which violations, noncompliance or obligations, in the aggregate, are reasonably likely to result in the incurrence by K N or its significant subsidiaries of a material liability; (k) the By-laws of K N have been amended by the Board of Directors of K N in the manner set forth in the Merger Agreement; and (l) the Shelf Registration Statement has become effective. AOG has received the K N Environmental Report, satisfying the Merger condition referred to in clause (j) of this paragraph.



     AOG has agreed that it will not waive any of the foregoing conditions without the consent of Cabot.


     There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, K N, Sub and AOG have made various representations and warranties relating to, among other things, their respective capitalization, businesses and financial condition, the accuracy of their various filings with the Commission, the satisfaction of certain legal requirements for the Merger and certain litigation matters. With certain exceptions, the representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

CONDUCT OF THE BUSINESS OF K N AND AOG PRIOR TO THE MERGER


     Pursuant to the Merger Agreement, both K N and AOG have agreed that, prior to the Effective Time, and except as otherwise contemplated by the Merger Agreement or consented to in writing by the other party, each (a) will, and will cause each of its significant subsidiaries to, conduct their respective businesses in the ordinary course and consistent with past practice; (b) will not directly or indirectly (i) issue, sell, pledge, dispose of or encumber (A) any capital stock of itself or any of its significant subsidiaries except upon the exercise of AOG Options or AOG Warrants outstanding as of the date of the Merger Agreement or, in the case of K N, pursuant to its Dividend Reinvestment and Cash Investment Plan or certain stock option or employee benefit plans, or
(B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any of its assets or assets of its significant subsidiaries; (ii) amend or propose to amend the respective partnership agreements, charter or bylaws of itself or any of its significant subsidiaries; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend with respect to its capital stock, except, in the case of K N, regular quarterly cash dividends on the K N Common Stock and regular periodic dividends on the K N Preferred Stock, (iv) redeem, purchase or acquire or offer to acquire, or permit any of its significant subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock, except, in the case of K N, for acquisitions of K N Preferred Stock to satisfy sinking fund obligations; (v) grant additional options or awards or materially alter the terms of the outstanding options or awards pursuant to its stock incentive plans or materially modify any employee benefit plan; (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (c) will use its reasonable efforts (i) to preserve intact its business organization and that of each of its significant subsidiaries, (ii) to maintain in effect any of its franchises, authorizations or similar rights and those of its significant subsidiaries,
(iii) to keep available the services of its current officers and key employees,
(iv) to preserve the goodwill of those having business relationships with it and its significant subsidiaries, (v) to maintain and keep its properties and those of its subsidiaries in as good a repair and condition as existed on the date of the Merger Agreement, and (vi) to maintain in effect insurance comparable in amount and scope of coverage to that maintained by it and its subsidiaries on the date of the Merger Agreement; (d) will not make or agree to make, or permit any of its subsidiaries to make or agree to make, any new capital expenditure other than those made in the ordinary course of business and consistent with past practice; (e) will not take, will cause its subsidiaries not to take and will use its reasonable efforts to prevent its affiliates from taking, any action that would cause the Merger not to be treated (i) in the judgment of Arthur Andersen & Co. as a pooling of interests for accounting purposes or (ii) as a reorganization within the meaning of Section 368(a) of the Code; (f) will, and will cause its subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on it and its subsidiaries, taken as a whole, and except for such obligations as may be disputed in good faith; and (g) will not, and will not permit its subsidiaries to, take any action that would (or reasonably could be expected to) result in any of the representations and warranties set forth in the Merger Agreement becoming untrue or any of the conditions set forth therein not being satisfied, and will promptly advise the other party orally and in writing of any change or event that might have a material adverse effect on it and its subsidiaries, taken as a whole.


NO SOLICITATION

     The Merger Agreement further provides that neither K N nor AOG will, directly or indirectly, through any officer, director, employee, representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any person or entity (other than each other) relating to a K N Acquisition Transaction, in the case of K N, and an AOG Acquisition Transaction, in the case of AOG, or participate in any negotiations regarding, or furnish any other person with information with respect to it for the purposes of, or otherwise cooperate with or assist in facilitating or encouraging any effort or attempt by any other person to seek or effect a K N Acquisition Transaction or AOG Acquisition Transaction, as the case may be. Notwithstanding the foregoing, K N or AOG (i) may furnish information concerning its businesses, properties or assets to a third party, (ii) may engage in discussions or negotiations with a third party, and (iii) following the receipt of a proposal for a K N Acquisition Transaction or AOG Acquisition Transaction, as the case may be, its Board of Directors may withdraw, modify or amend its recommendation to its stockholders regarding approval of the Merger Agreement and discontinue the solicitation of proxies in connection therewith and may take and disclose to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make appropriate disclosures to its stockholders, but, in each case set forth in clauses (i) through (iii), only to the extent its Board of Directors concludes in good faith, after receipt of advice from its outside financial advisors and legal counsel, that such action is necessary for the Board to comply with its fiduciary obligations under applicable law. In each such case, K N or AOG, as the case may be, must promptly notify the other party of any such proposal or offer or any inquiry or contact with any person with respect thereto.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

     Once the Merger is consummated, Sub will cease to exist as a corporation, and AOG as the Surviving Corporation will succeed to all of the assets, rights and obligations of Sub.

     Pursuant to the Merger Agreement, the AOG Charter and the By-laws of AOG, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until amended as provided therein and under the Delaware General Corporation Law ("DGCL"); provided, however, the AOG Charter will be amended to reduce its authorized capital stock to 1,000 shares of common stock, $1.00 par value per share, and to eliminate
Article IX, which requires a two-thirds stockholder vote to approve certain business combinations.

     Charles W. Battey, Larry D. Hall, David M. Carmichael and Edward H. Austin, Jr. will be the initial directors of the Surviving Corporation, and the officers of AOG immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until his successor is elected or appointed and qualified. While K N has no present intention to change the members of the Surviving Corporation's Board of Directors after the Effective Time, K N, as the sole stockholder of the Surviving Corporation after the Merger, may change the Board of Directors of the Surviving Corporation at any time in its discretion. It is anticipated that Daniel L. Dienstbier, President and Chief Operating Officer and a director of AOG, will not remain an officer or director of AOG or become an officer or director of K N if the Merger occurs.

     For information concerning operations and management of K N after the Effective Time, see "Management and Operations After the Merger."

TERMINATION OR AMENDMENT OF MERGER AGREEMENT


     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of
AOG: (a) by mutual consent of K N and AOG; (b) by either K N or AOG if the Merger has not been consummated on or before October 31, 1994 (whether by failure to satisfy a condition or otherwise); (c) by K N if (i) Petrie Parkman withdraws its written opinion to the effect that the Exchange Ratio is fair to the stockholders of K N, (ii) K N has not received the AOG Environmental Report,
(iii) K N determines that certain material properties of AOG and its subsidiaries are not in good working order and repair, or (iv) the Cabot Basket Agreement has not been terminated satisfactorily to K N; (d) by AOG if (i) Goldman Sachs withdraws its written opinion to the effect that the Exchange Ratio is fair to the stockholders of AOG, (ii) the Cabot PUHCA Letter has not been received or (iii) AOG has not received the K N Environmental Report; (e) by K N if either (A) an AOG Acquisition Transaction has been proposed and (i) the Board of Directors of AOG withdraws its recommendation in favor of the adoption and approval of the Merger Agreement, (ii) the Merger Agreement is not approved and adopted by the requisite vote of the stockholders of AOG, or (iii) Goldman Sachs withdraws its written opinion as to the fairness of the Exchange Ratio or
(B) Cabot withdraws its request for the Cabot PUHCA Letter; (f) by AOG if a K N Acquisition Transaction has been proposed and (i) the Board of Directors of K N withdraws its recommendation in favor of the adoption and approval of the issuance by K N of the K N Common Stock contemplated by the Merger Agreement or the K N Amendments, (ii) any such matter is not approved by the requisite vote of the stockholders of K N or (iii) Petrie Parkman withdraws its written opinion as to the fairness of the Exchange Ratio to the stockholders of K N; (g) by either K N or AOG if a final, nonappealable order restraining, enjoining or otherwise preventing, ordering the divestiture of substantial assets or awarding substantial damages in connection with, consummation of the transactions contemplated by the Merger Agreement is entered; (h) by either K N or AOG if any required approval of the stockholders of K N or stockholders of AOG has not been obtained at the K N Special Meeting and the AOG Special Meeting, respectively;
(i) by either K N or AOG if there has been a material adverse change in the condition (financial or other), assets, liabilities, business or operations of the other party and its subsidiaries, taken as a whole, or there has been a material breach of any representation or warranty set forth in the Merger Agreement by the other party that has not been cured within five business days following receipt by such party of notice of such breach. Whether or not a K N Acquisition Transaction or an AOG Acquisition Transaction has been proposed, the Boards of Directors of K N and AOG each have the right to withdraw their recommendation of each proposal submitted to their respective stockholders set forth herein and to cease efforts to obtain the approval of such proposals, in the event such Board determines that it is required to do so in the exercise of its fiduciary duties. The Merger Agreement may be amended or supplemented by an instrument in writing signed on behalf of each party thereto, provided that after the Merger Agreement has been approved and adopted by the stockholders of AOG, the Merger Agreement may be amended only as permitted by the DGCL.

TERMINATION FEE

     If K N terminates the Merger Agreement for the reasons described in clause
(e) of the immediately preceding paragraph, then AOG will be required to pay K N $7,000,000. If, however, AOG terminates the Merger Agreement for the reasons described in clause (f) of the immediately preceding paragraph, then K N will be required to pay AOG $7,000,000. Notwithstanding the foregoing, neither K N nor AOG is required to pay the termination fee if its Board of Directors and financial advisor delivering a fairness opinion (and Cabot, in the case of AOG) continue to support the Merger in all respects, but its stockholders do not approve the matters presented at the Special Meeting.

EMPLOYEE BENEFIT PLANS

     Under the terms of the Merger Agreement, K N has agreed that, from the Effective Time until January 1, 1995, it will continue separately without substantive change AOG's employee benefit plans and its benefit policies, practices and programs, except for any changes required by law or not adverse to AOG's employees, and provided that the employer matching contributions made to AOG's 401(K) Retirement and Savings Plan on behalf of a participant will be, as a percentage of such participant's contributions, at least equal to that made by AOG to such plan for its 1993 plan year.

     In the event an employee of AOG as of the Effective Time is transferred or reassigned from AOG to a position with K N after the Effective Time and is no longer covered under one of the benefit plans, practices or programs described in the preceding paragraph, K N has agreed to afford coverage to such individual under benefit plans, practices and programs available to other similarly situated K N employees.

     The Merger Agreement provides that, beginning January 1, 1995, K N will provide to employees who were employed by AOG at the Effective Time, benefit plans, policies and programs that are no less favorable than those provided to K N's similarly situated employees.

INDEMNIFICATION

     The Merger Agreement provides for the indemnification by K N and the Surviving Corporation of the officers and directors of AOG and any subsidiary of AOG against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, as well as all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger Agreement, the Merger or the transactions contemplated thereby. The Merger Agreement also obligates K N, for six years after the Effective Time, to maintain, to the extent commercially practicable, AOG's current directors' and officers' liability insurance policies or to substitute equivalent policies.

NO APPRAISAL RIGHTS

     Kansas law does not afford appraisal rights to stockholders of K N who vote against the issuance and reservation for issuance of shares of K N Common Stock pursuant to the Merger Agreement. Delaware law does not afford appraisal rights to stockholders of AOG who object to the Merger and who vote against or abstain from voting in favor of the Merger Agreement.

                        PROPOSED K N CHARTER AMENDMENTS

INCREASING MAXIMUM NUMBER OF DIRECTORS


     The K N Charter provides for a range of from nine to 14 members of the Board of Directors (exclusive of any advisory director), divided into three classes, subject to special voting rights of K N Preferred Stockholders to elect additional directors in the event of nondeclaration of dividends (see "Description of K N Capital Stock -- General"). The Board of Directors of K N, by a unanimous vote (with one director absent), has proposed, and recommends to the K N stockholders that they consider and adopt, an amendment to the K N Charter that would increase the maximum number of directors to 15 as required by the Merger Agreement. As discussed under "Management and Operations After the Merger -- Board of Directors," the number of K N directors will be increased to 14 at the Effective Time and the By-laws of K N will be amended at such time to provide, among other things, that Cabot will have the right to designate one person to serve as an advisory director of K N and the Board of Directors of K N will appoint the Cabot advisory director as a full director, to serve the then remaining term of a Class II director, in the event Cabot's beneficial ownership of the outstanding voting stock of K N is reduced below 10% but constitutes at least 5%. The proposed amendment to the K N Charter is intended to accommodate such By-law amendments by permitting a fifteenth full director.


INCREASING AUTHORIZED K N COMMON STOCK

     In addition, the K N Board of Directors, by a unanimous vote (with one director absent), has proposed, and recommends to the K N stockholders that they consider and adopt, an amendment to the K N Charter that would increase the number of authorized shares of K N Common Stock from 25,000,000 to 50,000,000. The par value of the K N Common Stock would remain $5.00 per share. The additional 25,000,000 shares would be a part of the existing class of K N Common Stock and, if and when issued, would have the same rights and privileges as the shares of K N Common Stock presently issued and outstanding. See "Description of K N Capital Stock -- General."

     As of December 31, 1993, 15,035,301 shares of K N Common Stock were outstanding and an additional 2,111,299 shares were reserved for issuance under K N's stock option, dividend reinvestment, employee stock purchase and employee benefit plans. At the K N Special Meeting, K N stockholders are being asked to approve the issuance and reservation for issuance of up to 14,000,000 shares of K N Common Stock pursuant to the Merger Agreement. K N lacks sufficient authorized shares to issue 14,000,000 additional shares of K N Common Stock, even if none of the currently reserved shares were ever issued. Accordingly, the proposed increase in authorized shares of K N Common Stock is necessary for K N to effect the Merger.

     If all of the approximately 14,000,000 shares of K N Common Stock to be issued and reserved for issuance pursuant to the Merger Agreement, together with the currently reserved shares of K N Common Stock, were issued, K N would have outstanding approximately 31,000,000 shares. K N has no present plan, understanding or agreement to issue any of the approximately 19,000,000 authorized but unreserved shares of K N Common Stock that would result from stockholder approval of the proposed amendment. The K N Board of Directors, however, believes that the proposed increase in the number of authorized shares of K N

Common Stock from 25,000,000 to 50,000,000 is desirable at this time to permit K N not only to effect the Merger but also thereafter to raise equity capital and to enhance the flexibility of K N in connection with other possible future actions such as stock dividends or splits, corporate mergers or acquisitions or employee benefit plans. In addition, the availability for issuance of approximately 19,000,000 authorized and unreserved shares would enable K N to take timely advantage of market conditions and other favorable opportunities for raising new capital without the delay and expense associated with holding special meetings of stockholders as would otherwise be required by law or stock exchange regulations.

     Although the K N Board of Directors' purpose for proposing an increase in the number of authorized shares of K N Common Stock is to permit K N to effect the Merger and also to provide K N with flexibility in raising additional capital and in meeting other needs of K N as they arise, the ability of the K N Board of Directors to issue such shares could be considered to have an anti-takeover effect to the extent that such Board could use such shares to dilute the percentage ownership or voting power of a person seeking to obtain control of K N. The K N Board of Directors will be authorized to determine whether, when and on what terms the issuance of shares of K N Common Stock may be warranted in connection with any of the foregoing purposes.


     The K N Charter and the By-laws of K N contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the K N Board of Directors and in the policies formulated by such Board and to discourage an unsolicited takeover of K N if such Board determines that such a takeover is not in the best interests of K N and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire K N or to remove incumbent management even if some (or even a majority) of the stockholders of K N deem such an attempt to be in their best interests. For a specific description of such provisions, see "Description of K N Capital Stock -- Certain Provisions of the K N Charter and By-laws."


     The K N Board of Directors recommends a vote "FOR" the proposals to amend the K N Charter to increase the maximum number of directors and the number of authorized shares of K N Common Stock. Stockholder adoption of both amendments is a condition to the obligations of both K N and AOG to effect the Merger, but, if such amendments are so adopted, they will be made effective by the filing with the Secretary of State of Kansas of requisite amendments to the K N Charter, whether or not the Merger occurs.

             COMPARATIVE RIGHTS OF AOG AND K N COMMON STOCKHOLDERS

     The following is a summary of material differences between the rights of holders of K N Common Stock and the rights of holders of AOG Common Stock. Since the rights provided holders of K N Common Stock pursuant to the Kansas General Corporation Code ("KGCC") are substantially the same as the rights provided holders of AOG Common Stock pursuant to the DGCL, differences arise principally from various provisions of the K N Charter, the AOG Charter and the By-laws of each of K N and AOG. The proposed K N Charter Amendments are described under "Proposed K N Charter Amendments" in this Joint Proxy Statement/Prospectus, and such amendments do not affect the discussion set forth below, except for the amendment increasing the maximum number of directors of K N from 14 to 15.

NUMBER AND CLASSIFICATION OF BOARD OF DIRECTORS

     The K N Charter and K N's By-laws provide for the classification of the Board of Directors of K N into three classes, with directors serving staggered three-year terms. The K N Charter also provides that the number of directors shall be fixed from time to time by the Board of Directors of K N, but may not consist of less than nine nor more than 14 persons. The foregoing provisions cannot be altered, amended or repealed without the affirmative vote of the holders of two-thirds of the outstanding voting securities of K N.

     The AOG Charter and AOG's By-laws do not provide for the classification of the Board of Directors of AOG. AOG's By-laws provide that the number of directors shall be fixed from time to time by the AOG Board, but may not consist of less than one nor more than ten persons. Currently, the number of AOG directors is eight.

REMOVAL OF DIRECTORS


     The K N Charter and K N's By-laws provide that, subject to the rights of the holders of K N Preferred Stock, a K N Director may be removed from office
(i) by the stockholders of K N only for cause, or (ii) by unanimous vote of the other directors then in office, with or without cause. The K N Charter provides that a director may be removed for "cause" if the director has been convicted of a felony or has been adjudged to be liable for negligence or misconduct in his performance of his duty to K N, in either case, by a court of competent jurisdiction, and such conviction or finding of negligence or misconduct is no longer subject to direct appeal. The foregoing provisions cannot be altered, amended or repealed without the affirmative vote of the holders of two-thirds of the outstanding voting securities of K N.


     AOG's By-laws provide that directors may not be removed from office by the stockholders of AOG except for cause, but do not define the term "cause."

DIRECTOR NOMINATIONS AND SPECIAL MEETINGS

     K N's By-laws provide that a special meeting of stockholders may be called at the request of stockholders owning 51% or more of the outstanding voting stock of K N, by the Board of Directors, the Chairman of the Board of Directors or the President of K N. AOG's By-laws provide that a special meeting of stockholders may be called by the Board of Directors, the Chairman of the Board, the Executive Committee, the Chairman of the Executive Committee or the President of AOG.

     Pursuant to K N's By-laws, stockholders may nominate candidates for the Board of Directors by notifying K N of the name of such candidate and by furnishing other required information at least 40 days prior to the stockholders' meeting at which such election will be held. AOG's By-laws do not provide a procedure for director nominations.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS


     The K N Charter contains certain provisions that require that a higher percentage of stockholders approve certain mergers, business combinations and other similar transactions than would otherwise be required under the KGCC. Pursuant to the K N Charter, any Business Combination (as defined below) involving a beneficial owner (an "Interested Person") of more than 5% of the outstanding securities of K N then entitled to vote at a meeting of stockholders considered for the purposes thereof as one class (the "Voting Stock"), must be approved by the affirmative vote of at least two-thirds of all of the outstanding shares of Voting Stock. The K N Charter also contains fair price provisions applicable to certain Related Person Business Combinations (as defined below) involving a beneficial owner (a "Related Person") of 10% or more of the outstanding voting securities of K N. Such transactions must be approved by the affirmative vote of 80% of the outstanding voting securities of all classes of K N entitled to vote in elections of directors. In each case, the required vote shall be in addition to any class vote or other vote otherwise required, and the Board of Directors of K N has the power and duty to make a final and binding determination as to whether the special voting provisions of the K N Charter are applicable with respect to such Business Combination or Related Person Business Combination, as the case may be.



     The special vote requirements in the case of a transaction involving an Interested Person will not be applicable if the Business Combination satisfies either of the following two conditions: (1) the Board of Directors has approved the Business Combination either (A) prior to the time the Interested Person became an Interested Person, or (B) by a majority of Disinterested Directors (as defined below), or (2) a majority of the outstanding shares of all classes of stock then entitled to vote at a meeting of stockholders of the Interested Person is owned by K N and its subsidiaries. The special vote requirements applicable to an Interested Person transaction cannot be altered, amended or repealed without the affirmative vote of at least two-thirds of the outstanding voting securities of K N.


     The special vote requirements in the case of a transaction involving a Related Person will not be applicable if the Related Person Business Combination satisfies either of the following two conditions: (1) it has been approved by three-fourths of the members of the Board of Directors who are not Related Person

Directors (as defined below), or (2) certain minimum price, form of consideration and procedural requirements are satisfied. The special vote requirements applicable to a Related Person transaction cannot be altered, amended or repealed without the affirmative vote of 80% or more of the outstanding voting securities of K N entitled to vote in elections of directors, unless approved by an affirmative vote of three-fourths of the Board of Directors then in office who are not themselves Related Person Directors.



     A "Business Combination" includes (i) any agreement for the merger or consolidation of K N with or into an Interested Person, (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, or any Substantial Part (as defined below) of the assets of K N or any subsidiary to an Interested Person or (iii) any issuance or transfer by K N of securities of a Substantial Amount (as defined below) in exchange for the securities or assets of an Interested Person.


     A "Disinterested Director" is any member of the Board of Directors of K N who was a director prior to the time that an Interested Person became an Interested Person.

     A "Related Person Director" is any member of the Board of Directors of K N who is a Related Person or an affiliate or associate of a Related Person or an officer, director, employee or agent of a Related Person or of an affiliate or associate of a Related Person.


     A "Related Person Business Combination" includes (i) any agreement for the merger or consolidation of K N or any of its subsidiaries with or into any Related Person, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all, or substantially all, or any Substantial Part of the assets of K N or its subsidiaries to a Related Person, (iii) any issuance or transfer by K N and its subsidiaries of any Substantial Amount of voting securities of K N in exchange for the securities or assets of a Related Person or (iv) any recapitalization of K N or any subsidiary, or merger or consolidation of K N with any subsidiary, which has the effect of increasing the proportionate interest of a Related Person in the outstanding voting securities of any class of K N or any subsidiary.


     The term "Substantial Part" means any assets having a then fair market value, in the aggregate, of more than $5,000,000.


     The term "Substantial Amount" means (i) with respect to a Business Combination, any securities of K N having a then fair market value of more than $5,000,000 and (ii) with respect to a Related Person Business Combination, any voting securities of K N having a then fair market value of more than $5,000,000.



     The K N Charter also provides that K N may voluntarily liquidate and dissolve only with the approval of at least two-thirds of the outstanding voting securities of K N.



     The AOG Charter provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of AOG entitled to vote thereon is necessary to approve and adopt (i) any plan or agreement of merger or consolidation of AOG into or with any other corporation, or (ii) the sale, lease, exchange or other disposition of all, or substantially all, of the properties and assets of AOG. If, however, the DGCL provides that any class of shares of AOG is entitled to vote separately as a class with respect to a transaction set forth in (i) or (ii) above, then, in addition to the two-thirds vote set forth above, the affirmative vote of two-thirds of such class will also be necessary for approval and adoption of such transaction.

             MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

MARKET INFORMATION

     The K N Common Stock is traded on the NYSE under the symbol "KNE" and the AOG Common Stock is also traded on the NYSE under the symbol "AOG." The following table sets forth the range of high and low per share sale prices for K N Common Stock and AOG Common Stock for the periods indicated, as reported on the NYSE composite tape, and the cash dividends paid on each share of K N Common Stock. No cash dividends have been paid during such periods on the AOG Common Stock.


                                                      K N COMMON STOCK            AOG COMMON STOCK
                                                -----------------------------     -----------------
                                                 HIGH      LOW      DIVIDENDS      HIGH       LOW
                                                ------    ------    ---------     ------     ------
1992
First quarter.................................  $18.33    $15.17      $0.207      $13.125    $10.75
Second quarter................................   16.58     13.83       0.207       13.25      10.25
Third quarter.................................   20.00     15.83       0.22        16.125     11.00
Fourth quarter................................   19.33     17.17       0.22        15.50      10.875
1993
First quarter.................................  $24.67    $18.67      $0.22       $14.00     $10.875
Second quarter................................   24.67     22.17       0.22        14.50      11.375
Third quarter.................................   26.83     23.33       0.24        12.875     10.00
Fourth quarter................................   30.00     24.75       0.24        12.75       9.125
1994
First quarter.................................  $25.50    $22.00      $0.24       $11.50     $ 9.625
Second quarter (through June         )........                         0.24*


- ---------------


* Payable on June 30 to stockholders of record on June 15.



     On March 24, 1994, the last trading day prior to the announcement by K N and AOG that they had reached an agreement concerning the Merger, the closing sale prices of K N Common Stock and AOG Common Stock, as reported on the NYSE composite tape, were $23.375 and $10.50 per share, respectively. On an equivalent per share basis, the market value of AOG Common Stock was then $10.99.



     On June   , 1994, the closing sale prices of K N Common Stock and AOG
Common Stock, as reported on the NYSE composite tape, were $          and
$          per share, respectively.


     Following the Merger, K N Common Stock will continue to be traded on the NYSE. Following the Merger, AOG Common Stock will cease to be traded on the NYSE, and there will be no further market for such stock.

DIVIDEND INFORMATION

     K N has paid cash dividends on the K N Common Stock each year since 1938, and K N anticipates that it will maintain the current $0.24 per share quarterly dividend level on the K N Common Stock after the Merger, although future dividend payments will necessarily depend upon K N's earnings and financial position, capital requirements and other relevant factors.

     AOG has not declared or paid any cash dividends on the AOG Common Stock, and, if the Merger is not consummated, has no current intention to pay any such cash dividends.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed consolidated financial statements reflect adjustments to the historical consolidated balance sheets and statements of income of K N and AOG to give effect to the Merger, using the pooling of interests accounting method. The unaudited pro forma condensed consolidated balance sheet at March 31, 1994, assumes the Merger was consummated as of March 31, 1994 and the unaudited pro forma condensed consolidated statements of income assume the Merger was consummated as of January 1, 1991.


     The following pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of KNE and AOG, incorporated by reference into this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The pro forma condensed statements of income are not necessarily indicative of operating results that would have occurred had the Merger been consummated as of January 1, 1991, nor are they indicative of future operating results of the combined companies.

                       K N ENERGY, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1994

                                 (IN THOUSANDS)


                                                       HISTORICAL                  PRO FORMA
                                                  ---------------------    --------------------------
                                                    K N          AOG       ADJUSTMENTS   CONSOLIDATED
                                                  --------     --------    -----------   ------------
ASSETS
Current Assets:
  Cash and Cash Equivalents.....................  $ 10,453     $ 10,789                   $    21,242
  Accounts Receivable...........................    92,405       82,103                       174,508
  Materials and Supplies, at Average Cost.......     9,097        2,008                        11,105
  Gas in Underground Storage....................     2,073        6,531                         8,604
  Prepaid Gas...................................    12,485           --                        12,485
  Exchange Gas and Other........................    27,121        8,468                        35,589
                                                  --------     --------                  ------------
Total Current Assets............................   153,634      109,899                       263,533
                                                  --------     --------                  ------------
Property, Plant and Equipment, at Cost:
  Gas Services..................................   857,221      355,172                     1,212,393
  Gas and Oil Production........................    63,248           --                        63,248
                                                  --------     --------                  ------------
                                                   920,469      355,172                     1,275,641
Less -- Accumulated Depreciation, Depletion and
  Amortization..................................   377,730       57,117                       434,847
                                                  --------     --------                  ------------
                                                   542,739      298,055                       840,794
                                                  --------     --------                  ------------
Deferred Charges and Other Assets...............    27,583        1,714                        29,297
                                                  --------     --------                  ------------
                                                  $723,956     $409,668                   $ 1,133,624
                                                  ========     ========                  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Preferred Stock and
     Long-Term Debt.............................  $  6,071     $ 23,542                   $    29,613
  Notes Payable.................................     9,000           --                         9,000
  Accounts Payable..............................    82,022       60,467                       142,489
  Accrued Taxes.................................    15,322          123                        15,445
  Exchange Gas and Other........................    29,679        6,308                        35,987
                                                  --------     --------                  ------------
Total Current Liabilities.......................   142,094       90,440                       232,534
                                                  --------     --------                  ------------
Deferred Liabilities, Credits and Reserves:
  Deferred Income Taxes.........................    59,708       29,898                        89,606
  Deferred Revenues.............................    48,270           --                        48,270
  Other.........................................    25,148          194                        25,342
                                                  --------     --------                  ------------
                                                   133,126       30,092                       163,218
                                                  --------     --------                  ------------
Long-Term Debt..................................   226,891       96,084                       322,975
                                                  --------     --------                  ------------
Preferred Stock Subject to Mandatory
  Redemption....................................     2,286           --                         2,286
                                                  --------     --------                  ------------
Stockholders' Equity:
  Preferred Stock...............................     7,000           --                         7,000
                                                  --------     --------                  ------------
  Common Stock(1)...............................    76,393        1,039        59,989         137,421
  Additional Paid-in Capital(1).................    32,995      195,858       (59,989)        168,864
  Retained Earnings (Deficit)...................   103,334       (3,011)                      100,323
  Deferred Compensation.........................        --         (834)                         (834)
                                                  --------     --------                  ------------
                                                   212,722      193,052                       405,774
  Treasury Stock................................      (163)          --                          (163)
                                                  --------     --------                  ------------
Total Common Stockholders' Equity...............   212,559      193,052                       405,611
                                                  --------     --------                  ------------
Total Stockholders' Equity......................   219,559      193,052                       412,611
                                                  --------     --------                  ------------
                                                  $723,956     $409,668                   $ 1,133,624
                                                  ========     ========                  ============


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                       K N ENERGY, INC. AND SUBSIDIARIES



        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)


                       THREE MONTHS ENDED MARCH 31, 1994


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       HISTORICAL                  PRO FORMA
                                                  --------------------    ---------------------------
                                                    K N         AOG       ADJUSTMENTS    CONSOLIDATED
                                                  --------    --------    -----------    ------------
Operating Revenues:
  Gas Services..................................  $186,429    $156,720                     $343,149
  Gas and Oil Production........................     2,943          --                        2,943
                                                  --------    --------                     --------
Total Operating Revenues........................   189,372     156,720                      346,092
                                                  --------    --------                     --------
Operating Costs and Expenses:
  Gas Purchases.................................   122,795     124,277                      247,072
  Operations and Maintenance....................    35,557      21,328                       56,885
  Depreciation, Depletion and Amortization......     7,691       4,805                       12,496
  Taxes, Other Than Income Taxes................     3,091         872                        3,963
                                                  --------    --------                     --------
Total Operating Costs and Expenses..............   169,134     151,282                      320,416
                                                  --------    --------                     --------
Operating Income................................    20,238       5,438                       25,676
                                                  --------    --------                     --------
Other Income and (Deductions):
  Interest Expense..............................    (5,251)     (1,969)                      (7,220)
  Other, Net....................................        96          56                          152
                                                  --------    --------                     --------
Total Other Income and (Deductions).............    (5,155)     (1,913)                      (7,068)
                                                  --------    --------                     --------
Income Before Income Taxes......................    15,083       3,525                       18,608
Income Taxes....................................     5,398       1,251                        6,649
                                                  --------    --------                     --------
Net Income......................................     9,685       2,274                       11,959
Less -- Preferred Stock Dividends...............       157          --                          157
                                                  --------    --------                     --------
Net Income Available for Common Stock...........  $  9,528    $  2,274                     $ 11,802
                                                  ========    ========                     ========
Number of Shares Used in Computing Earnings Per                              (26,649)
  Common Share(1)...............................    15,193      26,649        12,525         27,718
                                                  ========    ========                     ========
Earnings Per Common Share.......................  $   0.63    $   0.09                     $   0.43
                                                  ========    ========                     ========



 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       HISTORICAL                  PRO FORMA
                                                  --------------------    ---------------------------
                                                    K N         AOG       ADJUSTMENTS    CONSOLIDATED
                                                  --------    --------    -----------    ------------
Operating Revenues:
  Gas Services..................................  $488,028    $539,345                    $ 1,027,373
  Gas and Oil Production........................     5,321          --                          5,321
                                                  --------    --------                    -----------
Total Operating Revenues........................   493,349     539,345                      1,032,694
                                                  --------    --------                    -----------
Operating Costs and Expenses:
  Gas Purchases.................................   260,520     418,912                        679,432
  Operations and Maintenance....................   136,221      78,387                        214,608
  Depreciation, Depletion and Amortization......    26,156      17,229                         43,385
  Taxes, Other Than Income Taxes................    11,834       3,323                         15,157
                                                  --------    --------                    -----------
Total Operating Costs and Expenses..............   434,731     517,851                        952,582
                                                  --------    --------                    -----------
Operating Income................................    58,618      21,494                         80,112
                                                  --------    --------                    -----------
Other Income and (Deductions):
  Interest Expense..............................   (21,200)     (8,927)                       (30,127)
  Other, Net....................................     1,236      (1,753)                          (517)
                                                  --------    --------                    -----------
Total Other Income and (Deductions).............   (19,964)    (10,680)                       (30,644)
                                                  --------    --------                    -----------
Income Before Income Taxes......................    38,654      10,814                         49,468
Income Taxes....................................    14,379       4,220                         18,599
                                                  --------    --------                    -----------
Net Income......................................    24,275       6,594                         30,869
Less -- Preferred Stock Dividends...............       810          43                            853
                                                  --------    --------                    -----------
Net Income Available for Common Stock...........  $ 23,465    $  6,551                    $    30,016
                                                  ========    ========                    ===========
Number of Shares Used in Computing Earnings Per                             (26,619)
  Common Share(1)...............................    14,913      26,619       12,511            27,424
                                                  ========    ========                    ===========
Earnings Per Common Share.......................  $   1.57    $   0.25                    $      1.09
                                                  ========    ========                    ===========


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1992
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       HISTORICAL                  PRO FORMA
                                                  --------------------    ---------------------------
                                                    K N         AOG       ADJUSTMENTS    CONSOLIDATED
                                                  --------    --------    -----------    ------------
Operating Revenues:
  Gas Services..................................  $387,109    $430,098                     $817,207
  Gas and Oil Production........................     4,710          --                        4,710
                                                  --------    --------                     --------
Total Operating Revenues........................   391,819     430,098                      821,917
                                                  --------    --------                     --------
Operating Costs and Expenses:
  Gas Purchases.................................   208,147     317,419                      525,566
  Operations and Maintenance....................    99,010      63,543                      162,553
  Depreciation, Depletion and Amortization......    24,187      14,358                       38,545
  Taxes, Other Than Income Taxes................    10,105       3,152                       13,257
                                                  --------    --------                     --------
Total Operating Costs and Expenses..............   341,449     398,472                      739,921
                                                  --------    --------                     --------
Operating Income................................    50,370      31,626                       81,996
                                                  --------    --------                     --------
Other Income and (Deductions):
  Interest Expense..............................   (19,373)     (8,372)                     (27,745)
  Other, Net....................................       399       1,760                        2,159
                                                  --------    --------                    ---------
Total Other Income and (Deductions).............   (18,974)     (6,612)                     (25,586)
                                                  --------    --------                    ---------
Income Before Income Taxes......................    31,396      25,014                       56,410
Income Taxes....................................    11,803       8,265                       20,068
                                                  --------    --------                    ---------
Net Income......................................    19,593      16,749                       36,342
Less -- Preferred Stock Dividends...............       989       1,987                        2,976
                                                  --------    --------                     --------
Net Income Available for Common Stock...........  $ 18,604    $ 14,762                     $ 33,366
                                                  ========    ========                     ========
Number of Shares Used in Computing Earnings Per                             (21,803)
  Common Share(1)...............................    14,580      21,803       10,248          24,828
                                                  ========    ========                     ========
Earnings Per Common Share.......................  $   1.28    $   0.68                     $   1.34
                                                  ========    ========                     ========


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1991
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       HISTORICAL                  PRO FORMA
                                                  ---------------------    --------------------------
                                                    K N          AOG       ADJUSTMENTS   CONSOLIDATED
                                                  --------     --------    -----------   ------------
Operating Revenues:
  Gas Services..................................  $392,286     $380,717                    $773,003
  Gas and Oil Production........................     3,053           --                       3,053
                                                  --------     --------                    --------
Total Operating Revenues........................   395,339      380,717                     776,056
                                                  --------     --------                    --------
Operating Costs and Expenses:
  Gas Purchases.................................   211,391      304,560                     515,951
  Operations and Maintenance....................   103,069       32,866                     135,935
  Depreciation, Depletion and Amortization......    21,361       10,285                      31,646
  Taxes, Other Than Income Taxes................     8,249        2,942                      11,191
                                                  --------     --------                    --------
Total Operating Costs and Expenses..............   344,070      350,653                     694,723
                                                  --------     --------                    --------
Operating Income................................    51,269       30,064                      81,333
                                                  --------     --------                    --------
Other Income and (Deductions):
  Interest Expense..............................   (17,169)      (7,671)                    (24,840)
  Other, Net....................................     1,182          681                       1,863
                                                  --------     --------                    --------
Total Other Income and (Deductions).............   (15,987)      (6,990)                    (22,977)
                                                  --------     --------                    --------
Income from Continuing Operations
  Before Income Taxes...........................    35,282       23,074                      58,356
Income Taxes....................................    13,682        7,600                      21,282
                                                  --------     --------                    --------
Income from Continuing Operations...............    21,600       15,474                      37,074
Less -- Preferred Stock Dividends...............     1,382        3,426                       4,808
                                                  --------     --------                    --------
Income from Continuing Operations Available for
  Common Stock..................................  $ 20,218     $ 12,048                    $ 32,266
                                                  ========     ========                    ========
Number of Shares Used in Computing Primary                                    (16,725)
  Earnings Per Common Share(1)..................    14,459       16,725         7,861        22,320
                                                  ========     ========                    ========
Earnings Per Common Share from Continuing
  Operations:
  Primary.......................................  $   1.40     $   0.72                    $   1.45
                                                  ========     ========                    ========
  Fully Diluted.................................               $   0.70
                                                               ========


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


(1) The unaudited pro forma condensed consolidated balance sheet reflects the conversion of each outstanding share of AOG Common Stock as of March 31, 1994 into 0.47 of a share of K N Common Stock. This conversion results in a reallocation of $59,989,000 between common stock and additional paid-in capital. The unaudited pro forma statements of income reflect the conversion of the historical AOG number of shares used in computing earnings per share into K N Common Stock and common stock equivalents using the Exchange Ratio of 0.47. See "The Merger -- General Description of the Merger." The actual number of shares of K N Common Stock to be issued in the Merger will be determined by the number of shares of AOG Common Stock then outstanding. The Merger Agreement obligates K N to assume each AOG Option and AOG Warrant outstanding at the Effective Time. See "Terms of the Merger -- AOG Options and Warrants." Based on the number of AOG Options and AOG Warrants outstanding on the Record Date, on the Effective Date a total of 517,000 and 1,201,814 shares of K N Common Stock will be reserved for issuance under the assumed AOG Options and AOG Warrants, respectively.


(2) Certain reclassifications have been made to the historical consolidated financial statements of AOG to conform with K N's presentation. There were no material intercompany transactions between K N and AOG requiring elimination.


(3) The pro forma unaudited condensed consolidated financial statements do not include estimated merger expenses, which are not expected to exceed $20 million. These expenses, which primarily consist of financial advisory fees, outside legal, accounting and environmental professional fees and one-time costs of consolidating certain operational and administrative functions of the companies, will be expensed in 1994. The estimated merger expenses include severance payments to K N and AOG employees that will result from the consolidation of certain operational and administrative functions. These expenses are estimated to range between $5 million and $7 million. The level of severance payments is dependent upon organizational and employment decisions that will not be finalized until after the Merger. Certain of the employees that will be terminated are covered by severance agreements. The pro forma statements also do not include any cost savings expected to occur as a result of the Merger (see "Management and Operations After the Merger -- Benefits of the Merger").

                     PRINCIPAL STOCKHOLDERS OF K N AND AOG

K N

     Common Stock. According to information supplied to K N by the beneficial owners listed below and, where applicable, the books and records of K N, the following entities each owned beneficially more than 5% of the outstanding shares of the K N Common Stock on the dates indicated in parentheses below. No other person is known by K N to be the beneficial owner of more than 5% of the K N Common Stock.

                NAME AND ADDRESS OF                                                          PERCENT OF
             BENEFICIAL OWNER AND DATE                AMOUNT AND NATURE OF     PERCENT      TOTAL VOTING
                INFORMATION PROVIDED                  BENEFICIAL OWNERSHIP     OF CLASS        POWER
- ----------------------------------------------------  --------------------     --------     ------------
Employees Retirement Fund Trust Profit Sharing Plan
  of K N Energy, Inc................................        1,371,294(1)         9.05%          8.99%
  P.O. Box 281304
  Lakewood, CO 80228 (2/1/94)
Invesco Funds Group, Inc. ..........................        1,226,500(2)         8.09%          8.04%
  7800 E. Union Avenue
  Suite 800
  Denver, CO 80234 (12/31/93)
Prudential Insurance Company of America.............        1,192,450(3)         7.87%          7.81%
  Prudential Plaza
  Newark, NJ 07102 (12/31/93)
State Farm Mutual Automobile Insurance Company......          988,965(2)         6.52%          6.48%
  One State Farm Plaza
  Bloomington, IL 61701 (12/31/93)

- ---------------

(1) The trustees of the Employees Retirement Fund Trust Profit Sharing Plan have sole investment power over such shares and have sole voting power as to shares of K N Common Stock allocated to participants' accounts as to which such participants do not exercise their power to vote, but are required to vote them in the same proportion as those voted by participants.

(2) The owner listed above states that it has sole investment and voting power over its shares and that the shares were acquired solely for investment purposes.

(3) The owner listed above states that it has shared investment and voting power over all of the shares and that the shares were acquired solely for investment purposes.


     Information as to the beneficial ownership of K N Common Stock by the directors and executive officers of K N is set forth under "Election of Directors" and "Executive Stock Ownership" in the proxy statement of K N dated February 25, 1994 respecting its 1994 Annual Meeting of Shareholders, which information is incorporated by reference in K N's Annual Report on Form-K for the fiscal year ended December 31, 1993. See "Incorporation of Certain Documents by Reference."



     Preferred Stock. No person is known by K N to be the beneficial owner of 5% or more of the 75,000 outstanding shares of Class A Preferred Stock.

     According to the records of K N, the following insurance companies each owned beneficially on December 31, 1993, more than 5% of the 28,576 outstanding shares of Class B Preferred Stock. No other person is known by K N to be the beneficial owner of more than 5% of the Class B Preferred Stock.

                                                              AMOUNT
                                                           AND NATURE OF                   PERCENT OF
                   NAME AND ADDRESS OF                      BENEFICIAL       PERCENT         TOTAL
                    BENEFICIAL OWNER                       OWNERSHIP(1)      OF CLASS     VOTING POWER
- ---------------------------------------------------------  -------------     --------     ------------
Allstate Insurance Co....................................      21,436          75.01%           *
  Allstate Plaza
  Northbrook, IL 60061
Century Life of America..................................       1,904           6.67%           *
  Heritage Way
  Waverly, VA 50677
Volunteer State Life Insurance Co........................       5,236          18.32%           *
  P.O. Box 1615
  Warren, NJ 07061-1615

- ---------------

(1) The owners of the shares set forth above have, to the knowledge of K N, sole voting and sole investment power over those shares.

(2) Less than 1.0%.

AOG


     No person (or "group" within the meaning of Section 13(d)(3) of the Exchange Act) is known to AOG to have beneficially owned on March 24, 1994, more than 5% of the Common Stock entitled to vote at any meeting of stockholders of AOG other than as indicated in the following table:


                       NAME AND ADDRESS OF                            NUMBER OF       PERCENT
                         BENEFICIAL OWNER                              SHARES         OF CLASS
- ------------------------------------------------------------------  -------------     --------
Cabot Corporation
  75 State Street
  Boston, Massachusetts 02109-1806................................   10,298,270(1)     37.8%(2)
The Prudential Insurance Company of America ("Prudential")
  751 Broad Street
  Newark, New Jersey 07102-3777...................................    2,114,500(3)      7.8%(4)

- ---------------

(1) Comprised of (i) 8,931,818 shares of AOG Common Stock owned of record by Cabot, which represents approximately 34.5% of the outstanding shares of AOG Common Stock and (ii) 1,366,452 shares of AOG Common Stock issuable upon the exercise of warrants held by Cabot.

(2) Assumes (i) exercise of all warrants to acquire additional shares of AOG Common Stock held by Cabot and (ii) no exercise of warrants to acquire additional shares of AOG Common Stock held by any other person.

(3) Comprised of (i) 954,500 shares of AOG Common Stock owned by Prudential, which represents approximately 3.7% of the outstanding shares of AOG Common Stock, as reported as beneficially owned on Schedule 13G, and (ii) 1,160,000 shares of AOG Common Stock issuable upon the exercise of warrants held by Prudential.

(4) Assumes (i) exercise of all warrants to acquire additional shares of AOG Common Stock held by Prudential and (ii) no exercise of warrants to acquire additional shares of AOG Common Stock held by any other person.

     Information as to the beneficial ownership of AOG Common Stock by the directors and executive officers of AOG is set forth under "Security Ownership of Management" in the proxy statement of AOG dated April 11, 1994 respecting its 1994 Annual Meeting of Shareholders, which information is incorporated by reference in AOG's Annual Report on Form-K for the fiscal year ended December 31, 1993. See "Incorporation of Certain Documents by Reference."


                        DESCRIPTION OF K N CAPITAL STOCK

     The following statements are brief summaries of certain provisions relating to the K N Common Stock and the K N Preferred Stock and are qualified in their entirety by the provisions of the K N Charter and By-laws and the Certificates of Designation for the Class A $8.50 Cumulative Preferred Stock and the Class B $8.30 Series Cumulative Preferred Stock, which are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

GENERAL


     K N is currently authorized by the K N Charter to issue 25,000,000 shares of Common Stock, of which 15,317,941 were outstanding on the Record Date; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock"), of which 5,000 shares were outstanding as Class A $8.50 Cumulative Preferred Stock on such date, and 70,000 shares were outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), of which 28,576 shares were outstanding as Class B $8.30 Series Cumulative Preferred Stock on such date.



     The Board of Directors of K N is authorized by the K N Charter to provide, without further stockholder action, for the issuance of one or more series of Class A Preferred Stock and Class B Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including voting power, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions and the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of K N. Class A Preferred Stock and Class B Preferred Stock will rank prior to the K N Common Stock with respect to both dividends and distribution of assets on liquidation, dissolution or winding up of K N.



     The Class A $8.50 Cumulative Preferred Stock is subject to mandatory redemption through a sinking fund (at $100 per share, plus accrued and unpaid dividends, of $500,000 in 1994). At the option of K N, the Class A $8.50 Cumulative Preferred Stock is redeemable, in whole or in part, at any time or from time to time, at $100.85 per share on or prior to December 31, 1994; and such redemption price reduces ratably annually thereafter until January 1, 1996, when it becomes $100 per share. Upon liquidation, dissolution or winding up of K N, the holders of the Class A $8.50 Cumulative Preferred Stock are entitled to receive $100 plus accrued and unpaid dividends for each such share then outstanding, before any distribution is made on the Class B Preferred Stock or K N Common Stock. Holders of shares of Class A $8.50 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $8.50 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) Class B Preferred Stock or K N Common Stock.



     The Class B $8.30 Series Cumulative Preferred Stock is subject to mandatory redemption (at $100 per share, plus accrued and unpaid dividends) of $571,000 annually from 1995 through 1998 and $572,000 in 1999. At the option of K N, this series of K N Preferred Stock is redeemable, in whole or in part, at $101.74 per share, plus accrued and unpaid dividends, prior to January 2, 1995; such redemption price reduces ratably annually thereafter until January 2, 1998, when it becomes $100 per share. In addition, K N may, at its option, redeem 5,714 shares of such series (or less, if less than 5,714 shares are outstanding) on January 1 in each of the years 1994 through 1998, inclusive, at $100 per share plus accrued and unpaid dividends. Upon liquidation, dissolution or winding up of K N, the holders of such series are entitled to receive (subject to the prior rights of the holders of shares of Class A Preferred Stock) $100 plus accrued and unpaid dividends for each such share then outstanding, before any distribution is made on the K N Common Stock. Holders of shares of Class B $8.30 Series Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $8.30 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) K N Common Stock. Dividends may not be declared or paid or set apart for payment on any series of Class B Preferred Stock, unless there shall be no arrearages in dividends on any series of Class A Preferred Stock entitled to cumulative dividends for any past dividend period and dividends in full for the current dividend period have been paid or declared or set aside for payment on all Class A Preferred Stock.


     The Class A $5.00 Cumulative Preferred Stock is redeemable, in whole or in part, at the option of K N at any time, or from time to time, at $105 per share plus accrued and unpaid dividends. This series has no sinking fund requirements. Upon liquidation, dissolution or winding up of K N, the holders of such stock are entitled to receive $100 plus accrued and unpaid dividends for each such share then outstanding, before any distribution is made on the Class B Preferred stock or K N Common Stock. Holders of shares of Class A $5.00 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $5.00 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) Class B Preferred Stock or K N Common Stock.



     In addition, the holders of the Class A Preferred Stock then outstanding have the right to vote separately as a class with respect to (i) certain amendments to the K N Charter or the By-laws of K N which adversely affect the voting powers, rights or preferences of the holders of shares of Class A Preferred Stock, (ii) the creation of any class of stock or any security convertible into or exchangeable for or evidencing the right to purchase any stock ranking prior to or on a parity with, either as to dividends or upon liquidation, the Class A Preferred Stock, or (iii) certain mergers or consolidations of K N with or into any other corporation. For such actions to be taken by K N, including increasing the authorized amount of any class of stock ranking prior to the Class A Preferred Stock, the affirmative vote of the holders of at least 50% of the shares of the Class A Preferred Stock then outstanding would be required. The affirmative vote of at least 50% of the shares of any series of Class A Preferred Stock then outstanding is required for K N to amend the K N Charter or resolutions of the Board of Directors of K N providing for the issue of such series of Class A Preferred Stock so as to affect adversely the powers, preferences or rights of holders of Class A Preferred Stock of such series. The holders of Class B Preferred Stock then outstanding also have the right to a separate vote regarding (a) the events described in the first sentence of this paragraph with regard to such Class B Preferred Stock, requiring the affirmative vote of at least 50% of the shares of Class B Preferred Stock then outstanding, and (b) amendments to the K N Charter, or to resolutions of K N's Board of Directors providing for the issue of any series of Class B Preferred Stock so as to affect adversely the powers, preferences or rights of the holders of such series, requiring the affirmative vote of at least 50% of the shares of such series then outstanding.



     Additionally, the Class A $8.50 Cumulative Preferred Stock is entitled to approve by vote or consent of the holders of at least a majority of the shares of such series at the time outstanding, voting or consenting separately as a class, the issuance or sale by K N of any shares of preferred stock (other than shares issued in connection with the redemption of, or in exchange for, shares of preferred stock then outstanding), unless a certain ratio of net earnings to fixed charges is met. Also, without the affirmative vote or consent of the holders of all the shares of Class A $8.50 Cumulative Preferred Stock at the time outstanding, voting or consenting separately as a class, K N is not permitted to increase above 125,000 the aggregate number of shares constituting the Class A $8.50 Cumulative Preferred Stock authorized for issuance, nor is K N permitted to issue or reissue any shares of such series (other than for the purposes of exchanges or transfers) in excess of the first 125,000 shares authorized and issued.



     Without the affirmative vote or consent of the holders of all Class B $8.30 Series Cumulative Preferred Stock at the time outstanding, voting or consenting separately as a series, K N is not permitted to (i) issue or reissue any shares of Class A Preferred Stock (other than for purposes of exchanges or transfers) in excess of the first 195,000 shares of Class A Preferred Stock authorized and issued, or (ii) increase above 120,000 the aggregate number of shares constituting the Class B $8. 30 Series Cumulative Preferred Stock authorized for issuance, or issue or reissue any shares of such series (other than for purposes of exchanges or transfers) in excess of the first 120,000 shares authorized and issued.

     If dividends are in arrears on the shares of any series of Class A Preferred Stock to which the following provisions are made applicable pursuant to the K N Charter or resolutions of K N's Board of Directors providing for the issue of any such series (i) in an aggregate amount equal to three but less than six full quarterly dividends, then the holders of the shares of all such series of Class A Preferred Stock have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-third of K N's Board of Directors or (ii) in an aggregate amount equal to six full quarterly dividends, then such holders have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-half of K N's Board of Directors plus one additional director, in each case until all arrearages in dividends and dividends in full for the current quarterly period have been paid on or declared and set aside for payment on the shares of such series. These provisions are applicable to the Class A $8.50 Cumulative Preferred Stock and the Class A $5.00 Cumulative Preferred Stock. The holders of the outstanding Class B $8.30 Series Cumulative Preferred Stock have the right to elect directors of K N similar to the Class A $8.50 Cumulative Preferred Stock and the Class A $5.00 Cumulative Preferred Stock in the event of non-declaration of dividends, for the periods described above, on the Class B $8.30 Series Cumulative Preferred Stock if the holders of the Class A $8.50 Cumulative Preferred Stock or the Class A $5.00 Cumulative Preferred Stock are not then entitled to elect directors as described above.


     All outstanding shares of K N Common Stock are, and shares of K N Common Stock issued pursuant to the Merger Agreement will be, validly issued, fully paid and nonassessable. Holders of K N Common Stock, Class A $5.00 Cumulative Preferred Stock, Class A $8.50 Cumulative Preferred Stock and Class B $8.30 Series Cumulative Preferred Stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of K N Common Stock, Class A Preferred Stock and Class B Preferred Stock have no preemptive rights to subscribe for or purchase any additional securities issued by K N. Subject to the preferential rights of the holders of the Class A Preferred Stock and Class B Preferred Stock, the holders of K N Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of K N upon liquidation, dissolution or winding up. Shares of K N Common Stock have no cumulative voting rights or redemption, sinking fund or conversion privileges.



CERTAIN PROVISIONS OF THE K N CHARTER AND BY-LAWS


     Certain provisions of the K N Charter and the By-laws of K N could have the effect of preventing a change in control of K N in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of K N into three classes of as nearly an equal number as possible, having staggered terms of three years each; (b) the removal of directors only for cause or by unanimous vote of the remaining members of the Board of Directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of nine and a maximum of 14, with the exact number to be determined by the Board of Directors; (e) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provisions under (a), (b) and (d) above to two-thirds of the outstanding voting securities of K N; (f) the requirement that certain business combinations or transactions involving K N and any beneficial owner of more than 5% of the outstanding voting securities of K N be approved by holders of at least two-thirds of the outstanding voting securities of K N, including those held by such beneficial owner, unless the business combination or transaction is
(I) approved by the Board of Directors before such beneficial owner became a holder of more than 5% of K N's outstanding voting securities or (II) approved by sufficient members of the Board of Directors to constitute a majority of the members of the full Board of Directors in office prior to the time such beneficial owner became a holder of more than 5% of K N's voting securities, or
(III) with an entity of which a majority of the outstanding shares of voting securities is owned by K N and its subsidiaries; (g) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provision under (f) above to two-thirds or more of the then outstanding shares of voting securities of K N; (h) the requirement that certain business combinations or transactions involving K N and any beneficial owner of 10% or more of the outstanding voting securities of K N be approved by holders of at least 80% of the outstanding voting securities of K N, including those held by such beneficial owner, unless (I) the business combination or transaction is approved by three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10 percent or more of K N's voting securities or (II) certain conditions relating generally to the fairness of the price to be received by stockholders of K N in such business combination or transaction are satisfied;
(i) increasing the stockholder vote required to amend, repeal or adopt any provision in a manner inconsistent with the foregoing provision under (h) above to 80% or more of the outstanding voting securities of K N unless approved by an affirmative vote of three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities; (j) certain procedural requirements for stockholder nominations to the Board of Directors; and (k) the requirement that special meetings of stockholders may only be called by stockholders owning 51% or more of the outstanding voting securities of K N, by the Board of Directors, the Chairman of the Board of Directors or the President of K N.

KANSAS BUSINESS COMBINATION ACT


     K N is subject to Sections 17-12,100 et seq. of the Kansas Statutes Annotated (the "K.S.A."), which imposes a three-year moratorium on business combinations between a Kansas corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation has approved either the business combination or the transaction by which the interested stockholder became such; (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock that was outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by management, directors and certain employees stock plans); or (c) on or after the date an interested stockholder becomes such, the business combination is approved by (i) the Board of Directors and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.


KANSAS CONTROL SHARE ACQUISITIONS ACT

     K N is also subject to Sections 17-1286 et seq. of the K.S.A. (the "Kansas Control Share Acquisitions Act"), which applies to public corporations incorporated in Kansas that have certain other connections with the state. The Kansas Control Share Acquisitions Act relates principally to the acquisition of "control shares" in such a corporation. Under the Kansas Control Share Acquisitions Act, a control share acquisition is one that, except for the operation of the Act, would raise the acquiring person's voting power in the election of directors of the subject corporation to or above any of three thresholds: one-fifth or more but less than one-third of all voting power; one-third or more but less than a majority of all voting power; and at least a majority of all voting power. Whenever a control share acquisition occurs, the acquiring person has no voting rights with respect to those shares unless both a majority of all outstanding shares and a majority of all such shares excluding all "interested shares" (in general, shares beneficially controlled by the acquiring person or any officer or inside director of the subject corporation) approve the acquisition. If the control shares are accorded voting rights, then dissenters' rights are available under the Kansas Control Share Acquisitions Act to stockholders who did not vote in favor of the control share acquisition and who comply with certain prescribed procedures. If the stockholders vote not to accord voting rights to the control shares, however, then the issuing corporation has a 60-day option to redeem all such shares at market value.

OTHER MATTERS

     K N serves with Chemical Bank as co-registrar and co-transfer agent for the K N Common Stock, and K N acts as registrar and transfer agent for its Class A $5.00 Cumulative Preferred Stock, Class A $8.50 Cumulative Preferred Stock, and Class B $8.30 Series Cumulative Preferred Stock.

                        DESCRIPTION OF AOG CAPITAL STOCK

     AOG is authorized to issue up to 50,000,000 shares of AOG Common Stock, par value $.04 per share, and up to 5,000,000 shares of Preferred Stock ("AOG Preferred Stock"), par value $10.00 per share. As of the date of this Joint Proxy Statement/Prospectus, there were 25,969,395 shares of AOG Common Stock outstanding and no shares of AOG Preferred Stock outstanding.

AOG COMMON STOCK

     The holders of AOG Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders except as otherwise provided by law. There are no cumulative voting rights with respect to the election of directors. Common stockholders of AOG are entitled to receive ratably such dividends as may be declared by the Board of Directors of AOG out of legally available funds. In the event of dissolution of AOG, the common stockholders will be entitled to share ratably in all assets remaining after payment of liabilities and amounts owed in respect of any outstanding shares of AOG Preferred Stock with preferential liquidation rights. Common stockholders of AOG have no preemptive rights and have no right to convert AOG Common Stock into any other securities. All of the outstanding shares of AOG Common Stock are fully paid and nonassessable.

     See "Terms of the Merger -- AOG Options and Warrants" for information in respect to outstanding options and warrants to purchase AOG Common Stock and their treatment under the Merger Agreement.

AOG PREFERRED STOCK

     The Board of Directors of AOG has the authority to issue AOG Preferred Stock in one or more series, and to fix the number of shares and the designations and the powers, preferences and rights and the qualifications, limitations or restrictions of such series. The AOG Board of Directors may issue AOG Preferred Stock without stockholder approval with voting and conversion rights that could adversely affect the voting power of the stockholders and have the effect of delaying, deferring or preventing a change in control of AOG.

REGISTRATION RIGHTS


     AOG has entered into registration rights agreements with certain holders of the AOG Common Stock and AOG Warrants granting each of them the right, subject to minimum offering requirements and certain other limitations, to require AOG to register any or all of their AOG Common Stock, or the AOG Common Stock issuable upon exercise of their warrants, at the expense of AOG. In addition, the holders of such registration rights have the right to have any or all such AOG Common Stock included, at AOG's expense, in any registration statement relating to the AOG Common Stock filed by AOG, subject to the right of the underwriter of that offering to limit the number of shares of AOG Common Stock to be included in that registration statement. Pursuant to the Merger Agreement, K N will assume the obligations with respect to AOG Warrants assumed by K N and will grant certain registration rights to AOG affiliates. See "The
Merger -- Restrictions on Resales by Affiliates."


CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND DELAWARE LAW

     The AOG Charter contains certain provisions that may have an affect of delaying, deferring or preventing a change of control of AOG. Specifically, the AOG Charter provides that the approval of any plan or agreement of merger or consolidation, or any sale or other disposition of substantially all of AOG's assets, requires the affirmative vote of the holders of at least two-thirds of AOG's capital stock entitled to vote thereon (unless any class of capital stock is entitled to vote as a class, in which case the affirmative vote of the holders of at least two-thirds of the shares of capital stock in such class and the holders of at least two-thirds of all other shares of capital stock entitled to vote shall be required). This increases the percentage that would otherwise be required under Delaware law to approve such a transaction, and thus may make it more difficult to effect a takeover of AOG.

     AOG is subject to Section 203 of the Delaware General Corporation Law, which provides for restrictions on business combinations (as defined therein) with interested persons (any person who acquires 15 percent or more of AOG's outstanding voting stock). In general, AOG is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions. By restricting the ability of AOG to engage in business combinations with an interested person, the application of Section 203 to AOG may provide a barrier to hostile or unwanted takeovers. Cabot became an interested person under
Section 203 upon its acquisition of shares of AOG's capital stock in November 1989 as consideration for AOG's purchase of the Westar system and other assets, but because the Board approved the transaction whereby Cabot acquired such capital stock and, in any event, three years have elapsed since the date of such acquisition, Cabot is not prohibited from engaging in a business combination with AOG under Section 203.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the AOG Common Stock is The Bank of New York.

               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has acted as independent public accountants for K N continuously since 1940, and such firm also acts as independent public accountants for AOG. It is expected that representatives of Arthur Andersen & Co. will be present at the K N Special Meeting and the AOG Special Meeting, to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The legality of the K N Common Stock offered hereby will be passed upon for K N by William S. Garner, Jr., Vice President and General Counsel of K N, who will rely on the opinion of the Law Offices of Glaves, Irby and Rhoads, 600 One Twenty Building, Wichita, Kansas, 67202, as to matters of Kansas law. Certain tax consequences of the Merger will be passed upon for K N by Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, and for AOG by Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, Houston, Texas 77002.

                                    EXPERTS

     The consolidated financial statements and schedules, included in K N's and AOG's Annual Reports on Form 10-K for the year ended December 31, 1993, which are incorporated by reference herein, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to K N's report, which calls attention to certain changes in accounting principles during the periods reported thereon.

                            STOCKHOLDERS' PROPOSALS

     Any proposals of holders of K N Voting Stock intended to be presented at the Annual Meeting of Stockholders of K N to be held in 1995 must be received by K N, addressed to the Secretary at P. O. Box 281304, Lakewood, Colorado 80228-8304, no later than October 27, 1994, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Merger is not consummated, any proposals of stockholders of AOG intended to be presented at the Annual Meeting of Stockholders of AOG to be held in 1995 must be received by AOG, addressed to the Secretary at 333 Clay Street, Suite 2000, Houston, Texas 77002, no later than December 9, 1994, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX A

                              AGREEMENT OF MERGER

                                     AMONG

                                K N ENERGY, INC.

                          KNE ACQUISITION CORPORATION

                                      AND

                        AMERICAN OIL AND GAS CORPORATION

                                 MARCH 24, 1994

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

1.1    The Merger......................................................................    A-1
1.2    Closing Date....................................................................    A-1
1.3    Consummation of the Merger......................................................    A-1
1.4    Effect of the Merger............................................................    A-1
1.5    Certificate of Incorporation; Bylaws............................................    A-1
1.6    Directors and Officers..........................................................    A-2
1.7    Conversion of Securities; Exchange; Fractional Shares...........................    A-2
1.8    No Dissenters' Rights...........................................................    A-3
1.9    Taking of Necessary Action; Further Action......................................    A-3
                                          ARTICLE II
                                REPRESENTATIONS AND WARRANTIES
2.1    Representations and Warranties of KNE and Sub...................................    A-3
       (a)   Organization and Compliance with Law......................................    A-3
       (b)   Capitalization............................................................    A-4
       (c)   Authorization and Validity of Agreement...................................    A-5
       (d)   No Approvals or Notices Required; No Conflict with Instruments to which
               KNE or any of its Significant Subsidiaries is a Party...................    A-5
       (e)   Commission Filings; Financial Statements; Information Supplied............    A-6
       (f)   Conduct of Business in the Ordinary Course; Absence of Certain Changes and
               Events..................................................................    A-7
       (g)   Certain Fees..............................................................    A-7
       (h)   Litigation................................................................    A-7
       (i)   Employee Benefit Plans....................................................    A-7
       (j)   Taxes.....................................................................    A-8
       (k)   Environmental.............................................................    A-9
       (l)   Certain Agreements........................................................    A-9
       (m)   Voting Requirements.......................................................   A-10
       (n)   Insurance.................................................................   A-10
       (o)   Title to Property.........................................................   A-10
       (p)   Interim Operations of Sub.................................................   A-10
       (q)   Utility Status............................................................   A-10
       (r)   Ownership of AOG Common Stock.............................................   A-10
       (s)   Labor Agreements..........................................................   A-10
2.2    Representations and Warranties of AOG...........................................   A-10
       (a)   Organization and Compliance with Law......................................   A-10
       (b)   Capitalization............................................................   A-11
       (c)   Authorization and Validity of Agreement...................................   A-12
       (d)   No Approvals or Notices Required; No Conflict with Instruments to which
               AOG or any of its Significant Subsidiaries is a Party...................   A-12
       (e)   Commission Filings; Financial Statements; Information Supplied............   A-12
       (f)   Conduct of Business in the Ordinary Course; Absence of Certain Changes and
               Events..................................................................   A-13
       (g)   Certain Fees..............................................................   A-13
       (h)   Litigation................................................................   A-13
       (i)   Employee Benefit Plans....................................................   A-14

       (j)   Taxes.....................................................................   A-14
       (k)   Environmental.............................................................   A-15
       (l)   Certain Agreements........................................................   A-15
       (m)   Voting Requirements.......................................................   A-16
       (n)   Insurance.................................................................   A-16
       (o)   Title to Property.........................................................   A-16
       (p)   Utility Status............................................................   A-16
       (q)   Ownership of KNE Common Stock.............................................   A-16
                                             ARTICLE III
                            COVENANTS OF AOG PRIOR TO THE EFFECTIVE TIME
3.1    Conduct of Business by AOG Pending the Merger...................................   A-16
3.2    No Shopping.....................................................................   A-17
3.3    Access to Information; Confidentiality..........................................   A-17
3.4    Share Transfer and Registration Agreement.......................................   A-18
3.5    KNE Environmental Report........................................................   A-18
3.6    Governmental Filings............................................................   A-18
                                             ARTICLE IV
                            COVENANTS OF KNE PRIOR TO THE EFFECTIVE TIME
4.1    Conduct of Business by KNE Pending the Merger...................................   A-18
4.2    No Shopping.....................................................................   A-19
4.3    Access to Information; Confidentiality..........................................   A-20
4.4    Reservation of KNE Common Stock.................................................   A-20
4.5    Stock Exchange Listing; Regulatory Approvals....................................   A-20
4.6    AOG Environmental Report........................................................   A-20
4.7    Governmental Filings............................................................   A-20
                                              ARTICLE V
                                        ADDITIONAL AGREEMENTS
5.1    Joint Proxy Statement/Prospectus; Registration Statement........................   A-21
5.2    Comfort Letters.................................................................   A-21
5.3    Meetings of Stockholders........................................................   A-21
5.4    Filings; Consents; Reasonable Efforts...........................................   A-22
5.5    Notification of Certain Matters.................................................   A-22
5.6    Agreement to Defend.............................................................   A-22
5.7    Expenses........................................................................   A-22
5.8    KNE's Board of Directors, Officers and Committees...............................   A-23
5.9    Indemnification.................................................................   A-23
5.10   AOG Employee Benefits...........................................................   A-24
5.11   Standstill Agreement and Registration Rights Agreement..........................   A-25
5.12   Tax Opinion.....................................................................   A-25
5.13   Stockholders' Agreements........................................................   A-25
5.14   AOG Stock Options...............................................................   A-25
5.15   AOG Warrants....................................................................   A-26
5.16   Registration Statement on Form S-3..............................................   A-26

                                             ARTICLE VI
                                             CONDITIONS
6.1    Conditions to Obligation of Each Party to Effect the Merger.....................   A-26
6.2    Additional Conditions to Obligations of KNE.....................................   A-27
6.3    Additional Conditions to Obligations of AOG.....................................   A-28
                                             ARTICLE VII
                                            MISCELLANEOUS
7.1    Termination.....................................................................   A-29
7.2    Effect of Termination...........................................................   A-30
7.3    Waiver and Amendment............................................................   A-30
7.4    Nonsurvival of Representations, Warranties, Covenants and Agreements............   A-30
7.5    Public Statements...............................................................   A-31
7.6    Assignment......................................................................   A-31
7.7    Notices.........................................................................   A-31
7.8    Governing Law...................................................................   A-31
7.9    Severability....................................................................   A-31
7.10   Counterparts....................................................................   A-31
7.11   Headings........................................................................   A-31
7.12   Entire Agreement................................................................   A-31
Signatures.............................................................................   A-32
Exhibit 5.8............................................................................   A-33
Exhibit 6.3(k).........................................................................   A-34


- ---------------------------


N.B. Exhibits 1.6 (directors of AOG), 2.1(a) and 2.2(a) (Significant
     Subsidiaries), 3.4 (Share Transfer and Registration Rights Agreement), 5.11 (Registration Rights Agreement), 6.2(f) and 6.3(g) (legal opinions) have been omitted as immaterial.

                              AGREEMENT OF MERGER

     This Agreement of Merger, dated as of the 24th day of March, 1994 (the "Agreement"), is among K N Energy, Inc., a Kansas corporation ("KNE"), KNE Acquisition Corporation, a newly-formed Delaware corporation and a wholly-owned subsidiary of KNE ("Sub"), and American Oil and Gas Corporation, a Delaware corporation ("AOG").

     WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of KNE, Sub and AOG, and KNE as sole stockholder of Sub, have approved the merger of Sub with and into AOG (the "Merger"), whereby each issued and outstanding share of common stock, par value $.04 per share, of AOG ("AOG Common Stock") will be converted into the right to receive common stock, par value $5.00 per share, of KNE ("KNE Common Stock"), as provided herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Merger is intended to be treated as a "pooling of interests" for accounting purposes; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into AOG. As a result of the Merger, the separate corporate existence of Sub shall cease and AOG shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the assets, property, rights, privileges, powers, franchises and obligations of Sub in accordance with the DGCL.

     1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., First City Tower, Houston, Texas 77002 as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI or at such other time and place and on such other date as KNE and AOG shall agree; provided, that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

     1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean the effective time set forth in the certified copy of the certificate of merger issued by the Secretary of State of Delaware with respect to the Merger.

     1.4  Effect of the Merger. The Merger shall have the effect set forth in
Section 1.1 hereof and the applicable provisions of the DGCL.

     1.5  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Amended and Restated Certificate of Incorporation of AOG, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation of AOG, as the Surviving Corporation, until duly amended in accordance with law; provided, however, that
Article IV of the

Amended and Restated Certificate of Incorporation of AOG shall be amended in its entirety to read as follows:

     "The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000), of the par value of one dollar ($1.00) each, to be designated Common Stock."

; and provided further, that Article IX of the Amended and Restated Certificate of Incorporation of AOG shall be deleted in its entirety and Articles X and XI renumbered as Articles IX and X, respectively.

     (b) At the Effective Time, the Bylaws of AOG, as in effect immediately prior to the Effective Time, shall become the bylaws of AOG, as the Surviving Corporation, until duly amended in accordance with law.

     1.6 Directors and Officers. The persons named in Exhibit 1.6 shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of AOG immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. If, prior to the Effective Time, any such designees shall decline or be unable to serve, KNE or AOG, as the case may be, shall designate another person to serve in such person's stead.

     1.7 Conversion of Securities; Exchange; Fractional Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of AOG, Sub or their stockholders:

          (a) Each share of AOG Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares"), shall be converted, subject to the provisions of this Section 1.7, into 0.47 fully paid and nonassessable shares of KNE Common Stock; provided, however, that no fractional shares of KNE Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.7(g) hereof.

          (b) Each share of AOG Common Stock held in the treasury of AOG and each Share owned by Sub, KNE or any direct or indirect wholly-owned subsidiary of KNE or of AOG immediately prior to the Effective Time, if any, shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock, par value $1.00 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged at the Effective Time for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d) As of the Effective Time, KNE shall deposit with Chemical Bank or such other bank or trust company as may be reasonably acceptable to each of KNE and AOG (the "Exchange Agent") for the benefit of holders of Shares, for exchange in accordance with this Section 1.7, certificates representing the shares of KNE Common Stock issuable pursuant to Section 1.7(a) hereof. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into shares of KNE Common Stock pursuant to Section 1.7(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only by delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as KNE and AOG may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of KNE Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of KNE Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.7 (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each Certificate shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of KNE Common Stock into which such Shares shall have been converted pursuant to this Section 1.7.
     Unless and until any such Certificates shall be surrendered, no dividends or other distributions payable to the holders of record of KNE Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such Certificates; provided, however, that, upon surrender and exchange of such Certificates, subject to any applicable escheat laws and paragraph D.3 of Section 4 of Article Sixth of the Restated Articles of Incorporation of KNE, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of KNE Common Stock issued to such holders.

          (e) All shares of KNE Common Stock into which the Shares shall have been converted pursuant to this Section 1.7 shall be issued in full satisfaction of all rights pertaining to such converted Shares.

          (f) If any certificate for shares of KNE Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to KNE or the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of KNE Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of KNE or the Exchange Agent that such tax has been paid or is not payable.

          (g) No fraction of a share of KNE Common Stock shall be issued, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of KNE Common Stock shall, upon surrender of the Certificate representing such Shares to the Exchange Agent, be paid an amount in cash equal to the value of such fraction of a share based upon the closing price of KNE Common Stock on the New York Stock Exchange Composite Tape on the last trading day prior to the Effective Time. No interest shall be paid on such amount. KNE shall provide the Exchange Agent with sufficient funds to make all payments due under this Section 1.7(g). All Shares held by a record holder shall be aggregated for purposes of computing the number of shares of KNE Common Stock to be issued pursuant to this Section 1.7.

          (h) None of KNE, Sub, AOG, or their officers, directors, transfer agents or the Exchange Agent shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

     1.8 No Dissenters' Rights. The shares of KNE Common Stock and the shares of AOG Common Stock that are held by stockholders of KNE and AOG, respectively, shall not be entitled to appraisal rights.

     1.9 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible in accordance with the terms of this Agreement. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AOG or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1. Representations and Warranties of KNE and Sub. KNE and Sub hereby represent and warrant to AOG that:

          (a) Organization and Compliance with Law. KNE and each Significant Subsidiary (as such term is defined below) of KNE is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have any such governmental authorization would not have a material adverse effect on KNE. Except as set forth in a disclosure letter delivered by KNE to AOG on the date hereof (the "KNE Disclosure Letter"), each of KNE and its Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a material adverse effect on KNE. KNE and each of its Subsidiaries are in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on KNE. KNE has heretofore delivered to AOG true and complete copies of KNE's Restated Articles of Incorporation including the designations of rights, powers and preferences of the KNE Preferred (as defined below) (the "KNE Articles") and bylaws of KNE, as amended, and as in existence on the date hereof. Exhibit 2.1(a) hereto sets forth each of the Significant Subsidiaries of KNE and the respective jurisdiction of its incorporation or formation. As used in this Agreement,
     (i) the word "Subsidiary", when used with respect to any party, means any corporation, or any partnership or other business entity of which such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the aggregate general partner interests of which held by such party (or a Subsidiary of such party) do not constitute a majority of the voting interests of such partnership), at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other business entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; (ii) a "Significant Subsidiary" means any Subsidiary of KNE or AOG, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission");
     (iii) any reference to any event, change, condition or effect being "material" with respect to any entity means an event, change, condition or effect which is material in relation to the condition (financial or otherwise), assets, liabilities, business or operations of such entity and its Subsidiaries taken as a whole; and (iv) the term "material adverse effect" means, with respect to KNE and AOG, a material adverse effect of the business, assets, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole or on the ability of such party (and, with respect to KNE, of Sub) to perform its obligations hereunder.

        (b) Capitalization.

             (i) The authorized capital stock of KNE consists of 25,000,000 shares of KNE Common Stock, of which 15,035,301 were legally issued and outstanding on December 31, 1993; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock"), of which 5,000 shares were legally issued and outstanding as Class A $8.50 Cumulative Preferred Stock on such date, and 70,000 shares were legally issued and outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), of which 28,576 shares were legally issued and outstanding as Class B $8.30 Series Cumulative Preferred Stock on such date. (The Class A Preferred Stock and the Class B Preferred Stock are referred to collectively as the "KNE Preferred.") As of December 31, 1993, there were reserved for issuance 2,111,299 shares of KNE Common Stock under KNE's (A) incentive stock option plans for key employees and nonqualified stock option plans for nonemployee directors, (B) Dividend Reinvestment and Cash Investment Plan, (C) Employees Retirement Trust Fund Profit Sharing Plan and (D) other employee benefit plans (collectively, the "KNE Stock Plans"). Subject to shareholder approval of KNE's 1994 Long-Term Incentive Plan (the "KNE LTIP") at KNE's 1994 annual meeting of shareholders, an additional 700,000 shares of KNE Common Stock will be reserved for issuance thereunder. All issued shares of KNE Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of KNE Common Stock to be issued pursuant to the Merger, when issued in accordance with this

        Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. KNE is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or, except as contemplated hereby, any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of KNE. Except as set forth in the KNE Disclosure Letter, all outstanding shares of capital stock of, or partnership interests in, the KNE Significant Subsidiaries are owned by KNE or a direct or indirect wholly-owned subsidiary of KNE, free and clear of all liens, minority interests, charges, encumbrances, adverse claims and options of any nature which are material to KNE. As of the date hereof and immediately prior to the Effective Time, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued, fully paid and nonassessable and are directly owned by KNE.

             (ii) As of December 31, 1993, options to purchase 426,678 shares of KNE Common Stock were outstanding and options to purchase an additional 171,174 such shares were available for grant pursuant to the plans set forth in Section 2.1(b)(i)(A) above, and subsequent to such date and subject to shareholder approval of the KNE LTIP, options, stock appreciation rights, restricted shares and other types of stock-based awards relating to an aggregate of 700,000 shares of KNE Common Stock became available for grant pursuant to the KNE LTIP. Since December 31, 1993, there have been no options, stock appreciation rights, restricted shares or other types of stock-based awards granted by KNE, except as disclosed in the KNE Disclosure Letter. Other than as set forth in the first sentence of each of Section 2.1(b)(i) and 2.1(b)(ii) and other than as contemplated by this Agreement to be issued in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock of KNE outstanding (other than KNE Common Stock issued pursuant to the KNE Stock Plans) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of KNE or any of its corporate Significant Subsidiaries, or contracts, understandings or arrangements to which KNE or any of its Significant Subsidiaries is a party, or by which it is or may be bound, to issue additional shares of its or any Significant Subsidiary's capital stock or equity interest or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its or any Significant Subsidiary's capital stock or equity interest or (C) issued and outstanding bonds, debentures, notes or other indebtedness of KNE or any its Significant Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of KNE or its Significant Subsidiaries, as the case may be, may vote. All shares of KNE Common Stock issued pursuant to the exercise of outstanding options granted pursuant to the KNE Stock Plans will be validly issued, fully paid and nonassessable and no holder thereof will be entitled to preemptive rights.

          (c) Authorization and Validity of Agreement. KNE and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by KNE and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by KNE and Sub and is the valid and binding obligation of KNE and Sub, enforceable against KNE and Sub in accordance with its terms.

          (d) No Approvals or Notices Required; No Conflict with Instruments to which KNE or any of its Significant Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by KNE or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by KNE and Sub, will (i) conflict with the KNE Articles or bylaws of KNE or the partnership agreement, charter or bylaws of any of its Significant Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to KNE or any of its Subsidiaries; (iii) except for (A) filing with the Commission of (x) a joint proxy statement in preliminary form relating to the meetings of KNE's and AOG's stockholders to be held for the purpose of obtaining stockholder approvals relating to the Merger (the "Proxy Statement"), (y) such reports under

     Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated hereby, and (z) the registration statements referred to in Sections 5.1 and 5.14(c) hereof, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (C) approvals of the Colorado Public Utility Commission (the "PUC") and the Wyoming Public Service Commission (the "PSC"), (D) the filing of a certificate of merger by Sub in accordance with the DGCL, and (E) such filings, qualifications and approvals as may be required under state securities or takeover laws, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to KNE or any of its Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of KNE or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, employee benefit plan, contract, instrument or other agreement or commitment or any order, judgment or decree to which KNE or any of its Subsidiaries is a party or by which KNE or any of its Subsidiaries or any of its assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that are set forth in the KNE Disclosure Letter, which will be obtained prior to the Effective Time, and except in any of the cases enumerated in clauses (ii) through (iv) those that, in the aggregate, would not have a material adverse effect on KNE.

          (e) Commission Filings; Financial Statements; Information
     Supplied. Since January 1, 1991, KNE has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein but excluding any preliminary proxy material) filed by KNE with the Commission since January 1, 1991 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "KNE Commission Filings". As of the respective dates of their filing with the Commission, the KNE Commission Filings complied, and the Registration Statement (as defined in Section 5.1) and the Proxy Statement (except with respect to information concerning AOG and its Significant Subsidiaries furnished by or on behalf of AOG to KNE specifically for use therein) will comply, at the time of effectiveness of the Registration Statement and the initial date of mailing of the Proxy Statement to stockholders of each of KNE and AOG, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and did not or will not, as the case may be, at such time or date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          All material contracts of KNE and its Subsidiaries have been included in the KNE Commission Filings, except for those contracts not required to be filed, pursuant to the rules and regulations of the Commission.

          Each of the consolidated financial statements (including any related notes or schedules) included in the KNE Commission Filings (i) was, and each of the consolidated financial statements to be included in the Registration Statement and Proxy Statement (except for those financial statements of AOG and its Significant Subsidiaries furnished by or on behalf of AOG to KNE specifically for use therein) will be, in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q and Regulation S-X of the Commission), and (iii) fairly presents or will fairly present, as the case may be, the consolidated financial position of KNE and its consolidated Significant Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, neither KNE nor its Subsidiaries has any liabilities, absolute or contingent, that are material to KNE and not reflected in the KNE Commission Filings, except
     (i) those incurred in the ordinary course of business consistent with past operations, and (ii) those set forth in the KNE Disclosure Letter.

          (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1993, except as contemplated by this Agreement, disclosed in the KNE Commission Filings filed with the Commission since that date or set forth in the KNE Disclosure Letter, KNE and its Significant Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any material adverse effect on such business, or any condition, event or development that reasonably may be expected to result in any such material adverse effect on such business; (ii) any change by KNE in its accounting methods, principles or practices; (iii) any revaluation by KNE or any of its Significant Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by KNE or any of its Significant Subsidiaries into any commitment or transaction material to KNE; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the KNE Common Stock or KNE Preferred, except for the regular periodic cash dividends on the KNE Common Stock and the KNE Preferred, or any redemption, purchase or other acquisition of any of its securities or any securities of any of its Significant Subsidiaries (other than acquisitions of KNE Common Stock pursuant to previously authorized approval of the KNE Board of Directors or KNE Preferred to satisfy sinking fund obligations); (vi) any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on KNE; (vii) any increase in long-term indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of KNE and its Significant Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; and (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question (collectively, "Permitted Liens"); or
     (ix) except in the ordinary course of business and consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of KNE or any of its Significant Subsidiaries, except for the establishment of the KNE LTIP and, subject to shareholder approval of such plan, grants of awards thereunder.

          (g) Certain Fees. With the exception of the engagement of Petrie Parkman & Co., Inc. and Rauscher Pierce Refsnes, Inc., neither KNE nor any of its officers, directors or employees, on behalf of KNE or any of its Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transaction contemplated hereby.

          (h) Litigation. Except as disclosed in the KNE Commission Filings or set forth in the KNE Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of KNE, threatened against or affecting KNE or any of the KNE Significant Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a material adverse effect on KNE, or that involve a material risk of criminal liability.

          (i) Employee Benefit Plans. There are no "employee pension benefit plans," as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by KNE or its Significant Subsidiaries for the benefit of their employees except for those plans (each a "KNE Pension Plan") disclosed in KNE's Proxy Statement dated February 26, 1993 or in the KNE Disclosure Letter. Each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including such plans that may not be subject to ERISA such as foreign plans maintained by KNE or a Subsidiary (each a "KNE Benefit Plan") complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. Neither KNE nor any Subsidiary, nor any of their respective directors, officers, employees or agents, has, with respect to any KNE Benefit Plan, engaged in any conduct that would result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or under Section 502(i) of ERISA or in any breach of fiduciary duty liability under Section 409 of ERISA, which in the aggregate could be material to KNE.

          Each of KNE and its Subsidiaries has fulfilled its obligations to the extent applicable under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each KNE Pension Plan. The assets of each KNE Pension Plan that is subject to Title IV of ERISA exceed the present value of vested benefits accrued under such plan, determined as of December 31, 1992 on a termination basis using the actuarial assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date. Neither KNE nor any Subsidiary has, or expects to have, any obligation or liability (whether accrued, contingent, secondary or otherwise) to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA, and neither KNE nor any Subsidiary has any material liability under (i) Title IV of ERISA (excluding liability for required premium payments) to the PBGC in connection with any KNE Pension Plan that is subject to Title IV of ERISA or (ii) Subtitle J, Coal Industry Health Benefits, of the Code.

          The Internal Revenue Service (the "IRS") has issued for each KNE Pension Plan intended to be qualified under Section 401(a) of the Code a letter determining that such plan is exempt from United States federal income tax under Sections 401(a) and 501 (a) of the Code and approving the form of such plan as amended to comply with the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, as amended ("TEFRA"), the Tax Reform Act of 1984, as amended ("TRA"), and the Retirement Equity Act of 1984, as amended ("REA"), and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

          Except as disclosed in the notes to the latest audited financial statements included in the KNE Commission Filings or as set forth in the KNE Disclosure Letter, neither KNE nor any Subsidiary has any obligation to provide welfare benefits to any of its former employees except to the extent required by COBRA.

          Upon request, KNE will furnish AOG true and complete copies as in effect on the date hereof of each of (A) the KNE Benefit Plans, including without limitation the KNE Pension Plans, the KNE Stock Plans and the KNE LTIP, (B) the most recent summary plan description for each KNE Benefit Plan for which a summary plan description is required, (C) each trust agreement and group annuity contract, if any relating to the KNE Benefit Plans, (D) the most recent reports on Form 5500 filed with the IRS with respect to any KNE Benefit Plan, (E) the most recent actuarial report or valuation relating to a KNE Benefit Plan subject to Title IV of ERISA and
     (F) the most recent determination letter issued by the IRS with respect to any KNE Benefit Plan qualified under Section 401(a) of the Code.

          (j) Taxes. Except as set forth in the KNE Disclosure Letter, all returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to KNE or any of its Subsidiaries or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which KNE was a member for any period ending on or before the Closing Date and with respect to which such corporation was a member of such affiliated group, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or, except as set forth in the KNE Disclosure Letter, adequately provided for in reserves established by KNE, except where the failure to file, pay or provide for would not have a material adverse effect on KNE. Except as set forth in the KNE Disclosure

     Letter, (i) all Tax Returns of or with respect to KNE and its Significant Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the taxable year ended December 31, 1985 and
     (ii) there are no outstanding audits, examinations or other proceedings with respect to any periods covered by Tax Returns which involve or could involve the payment of any material Taxes. There is no material claim against KNE or any of its Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to KNE or any of its Subsidiaries that has not been adequately provided for in reserves established by KNE. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the KNE Commission Filings have been established in accordance with generally accepted accounting principles and, except as set forth in the KNE Disclosure Letter, are sufficient to cover the payment of all material Taxes in the aggregate, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of KNE and its Significant Subsidiaries through the periods covered thereby.

          KNE has no plan or intention to (i) liquidate the Surviving Corporation, (ii) merge the Surviving Corporation with or into another corporation, (iii) sell or otherwise dispose of stock of the Surviving Corporation (or cause the Surviving Corporation to issue additional shares of its capital stock) that would result in KNE losing control of the Surviving Corporation within the meaning of Section 368(d) of the Code),
     (iv) cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets acquired from AOG or the assets acquired from Sub except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(d) of the Code) by the Surviving Corporation, (v) reacquire any of the stock issued to the AOG stockholders pursuant to the Merger, or (vi) cause or permit the Surviving Corporation to discontinue the historic business of AOG.

          KNE does not own, nor has it owned during the past five years, any shares of the capital stock of AOG.

          KNE is not an investment company as defined in Section
     368(a)(2)(F)(iii) and (iv) of the Code.

          (k) Environmental. Except as set forth in the KNE Disclosure Letter, KNE and its Subsidiaries are in substantial compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification and reporting requirements respecting Hazardous Materials. For purposes of this Section 2.1(k), "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have a material adverse effect on KNE.

          Except as set forth in the KNE Disclosure Letter, neither KNE nor any of its Subsidiaries is subject to any order or decree of or has received, within the past five years, any notice from any governmental agency with respect to any alleged violation by KNE or any of its Subsidiaries or, to KNE's knowledge, any former Subsidiary, of, or the incurrence of any remedial obligation by KNE or its Subsidiaries or, to KNE's knowledge, any former Subsidiary, under, any applicable federal, state or local environmental or health and safety statutes and regulations, which in any instance is material to KNE.

          The term "Hazardous Materials" shall mean material, substances, waste or byproducts defined as "hazardous substances", "hazardous wastes" or "solid wastes" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601-9657 and any amendments thereto ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6987 and any amendments thereto ("RCRA"), or any other applicable federal, state or local environmental statute or regulation defining such terms.

          (l) Certain Agreements. Except as disclosed in the KNE Commission Filings filed prior to the date of this Agreement or as disclosed in the KNE Disclosure Letter or as provided under this Agreement, neither KNE nor any of its Significant Subsidiaries is a party to any oral or written (i) agreement with, or obligation to, any executive officer or key employee of KNE or any of its Significant Subsidiaries (A) for any term of employment or guaranteed compensation of such person by KNE or any of its Significant Subsidiaries beyond a period of three months or (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving KNE of the nature contemplated in this Agreement, or (ii) agreement or plan, including any of the KNE Stock Plans or the KNE LTIP, any of the benefits of which will be increased, or the vesting of benefits which will be accelerated, by the occurrence of the transactions contemplated in this Agreement or the value of which benefits will be calculated on the basis of the transactions contemplated by this Agreement.

          (m) Voting Requirements. Approval of the issuance of the KNE Common Stock issuable in the Merger by a majority of the votes cast thereon by holders of KNE Common Stock and KNE Preferred, voting as a single class, at the special stockholders' meeting, is the only vote of the holders of any class or series of the capital stock of KNE necessary to approve the transactions contemplated by this Agreement.

          (n) Insurance. The KNE Disclosure Letter sets forth all material policies of insurance currently in effect relating to the business or operations of KNE and its Significant Subsidiaries.

          (o) Title to Property. Except as set forth in the KNE Disclosure Letter or in the KNE Commission Filings, KNE and each of its Significant Subsidiaries have good and indefeasible title to all of their material real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

          (p) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has no liabilities or obligations (except those incurred hereunder) and has conducted its operations only as contemplated hereby and will not transfer to AOG any assets subject to liabilities in the Merger.

          (q) Utility Status. Neither KNE nor any of its Subsidiaries is a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company" or a "public utility," within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), except that KNE is a "gas utility company" within the meaning of PUHCA.

          (r) Ownership of AOG Common Stock. Neither KNE nor any of its Subsidiaries, nor to the knowledge of KNE, any of their respective affiliates or associates (as such terms are defined under the Exchange
     Act), (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of AOG, which in the aggregate represent 10% or more of the outstanding shares of capital stock of AOG entitled to vote generally in the election of directors.

          (s) Labor Agreements. Neither the business nor the employment activities of AOG and its Subsidiaries, as conducted as of the date of this Agreement, nor any of the AOG Employees (as defined in Section 5.10(f) hereof), will become subject at the Effective Time of the Merger to any collective bargaining or other labor agreement to which KNE or any of its Subsidiaries is a party, either by operation of law or as a consequence of the provisions of any such agreement.

     2.2 Representations and Warranties of AOG. AOG hereby represents and warrants to KNE that:

          (a) Organization and Compliance with Law. AOG and each of its Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have any such governmental authorization would not have a material adverse effect on AOG. AOG and each of its Subsidiaries are duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a material adverse effect on AOG. AOG and each of its Subsidiaries are in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on AOG. AOG has heretofore delivered to KNE true and complete copies of AOG's Amended and Restated Certificate of Incorporation (the "AOG Certificate") and bylaws as in existence on the date hereof. Exhibit 2.2(a) hereto sets forth each of the Significant Subsidiaries of AOG and the respective jurisdiction of its incorporation or formation.

        (b) Capitalization.

             (i) The authorized capital stock of AOG consists of 50,000,000 shares of AOG Common Stock, par value $.04 per share, and 2,000,000 shares of Preferred Stock, $10.00 par value per share (the "AOG Preferred Stock"). As of the date hereof, there were issued and outstanding 25,894,395 shares of AOG Common Stock and no shares of AOG Preferred Stock. A total of 1,500,000 shares of AOG Common Stock have been reserved for issuance pursuant to the Stock Incentive Plan of AOG. All issued shares of AOG Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except for (A) the Standstill and Registration Rights Agreement, dated as of November 13, 1989 (the "Standstill Agreement"), between AOG and Cabot Corporation and (B) as set forth in a disclosure letter delivered by AOG to KNE on the date hereof (the "AOG Disclosure Letter"), AOG is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of AOG. Except as set forth in the AOG Disclosure Letter, all outstanding shares of capital stock of, or partnership interests in, the AOG Significant Subsidiaries are owned by AOG or one or more direct or indirect wholly-owned subsidiaries of AOG, free and clear of all minority interests, liens, charges, encumbrances, adverse claims and options of any nature which are material to AOG.

             (ii) As of the date hereof, there are (A) outstanding options (the "AOG Options") to purchase an aggregate of 1,185,000 shares of AOG Common Stock under the Stock Incentive Plan of AOG and (B) warrants (the "AOG Warrants") to purchase an aggregate of 2,557,052 shares of AOG Common Stock. AOG Warrants to purchase 30,600 such shares are exercisable at $3.53 per warrant and expire on March 9, 1997, and AOG Warrants to purchase 2,526,452 such shares are exercisable at $8.25 per warrant and expire on September 30, 1999. Since December 31, 1993, there have been no options, stock appreciation rights, restricted shares or other types of stock-based awards granted by AOG, except as disclosed in the AOG Disclosure Letter. Other than as set forth in this Section 2.2(b), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of AOG outstanding (other than AOG Common Stock issued pursuant to the exercise of AOG Options or AOG Warrants) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of AOG or any of its corporate Significant Subsidiaries, or contracts, understandings or arrangements to which AOG or any of its Significant Subsidiaries is a party, or by which it is or may be bound, to issue additional shares of its or any Significant Subsidiary's capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its or any Significant Subsidiary's capital stock or (C) issued and outstanding bonds, debentures, notes or other indebtedness of AOG or any of its Significant Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of AOG or its Significant Subsidiaries, as the case may be, may vote. All shares of AOG Common Stock issued pursuant to the exercise of outstanding options granted pursuant to the Stock Incentive Plan of AOG or the AOG Warrants will be validly issued, fully paid and nonassessable and no holder thereof will be entitled to preemptive rights.

          (c) Authorization and Validity of Agreement. AOG has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by AOG of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to adoption of this Agreement by its stockholders as provided for in Section 5.3(a)). On or prior to the date hereof the Board of Directors of AOG has determined to recommend approval of the Merger to the stockholders of AOG, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by AOG and is the valid and binding obligation of AOG, enforceable against AOG in accordance with its terms.

          (d) No Approvals or Notices Required; No Conflict with Instruments to which AOG or any of its Significant Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by AOG of its obligations hereunder, nor the consummation of the transactions contemplated hereby by AOG, will (i) conflict with the AOG Certificate or bylaws of AOG or the partnership agreement, charter or bylaws of any of its Significant Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to AOG or any of its Subsidiaries; (iii) except for (A) filing with the Commission of (x) the Proxy Statement in preliminary form and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby,
     (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, (D) the filing of a certificate of merger in accordance with the DGCL, and (E) such filings, qualifications and approvals as may be required under state securities or takeover laws, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to AOG or any of its Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of AOG or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, employee benefit plan, contract, instrument or other agreement or commitment or any order, judgment or decree to which AOG or any of its Subsidiaries is a party or by which AOG or any of its Subsidiaries or any of its assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that are required pursuant to loan agreements or leasing arrangements, as set forth in the AOG Disclosure Letter, which will be obtained prior to the Effective Time, and except in any of the cases enumerated in clauses (ii) through (iv) those that, in the aggregate, would not have a material adverse effect on AOG.

          (e) Commission Filings; Financial Statements; Information Supplied. Since January 1, 1991, AOG has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein but excluding any preliminary proxy material) filed by AOG with the Commission since January 1, 1991 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "AOG Commission Filings". AOG has heretofore delivered to KNE copies of the AOG Commission Filings. As of the respective dates of their filing with the Commission, the AOG Commission Filings complied, and the Proxy Statement (except with respect to information concerning KNE and its Significant Subsidiaries furnished by or on behalf of KNE to AOG specifically for use therein) will comply, at each of the time of effectiveness of the Registration Statement and the initial date of mailing of the Proxy Statement to stockholders of each of KNE and AOG, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and did not or will not, as the case may be, at such time or date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          All material contracts of AOG and its Subsidiaries have been included in the AOG Commission Filings, except for those contracts not required to be filed, pursuant to the rules and regulations of the Commission.

          Each of the consolidated financial statements (including any related notes or schedules) included in the AOG Commission Filings (i) was, and each of the consolidated financial statements to be included in the Proxy Statement (except for those financial statements of KNE and its Significant Subsidiaries furnished by or on behalf of KNE to AOG specifically for use therein) will be, in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and (iii) fairly presents or will fairly present, as the case may be, the consolidated financial position of AOG and its consolidated Significant Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, neither AOG nor its Subsidiaries has any liabilities, absolute or contingent, that are material to AOG and not reflected in the AOG Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money, and (ii) those set forth in the AOG Disclosure Letter.

          (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1993, except as contemplated by this Agreement, disclosed in the AOG Commission Filings filed with the Commission since that date or set forth in the AOG Disclosure Letter, AOG and its Significant Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any material adverse effect on such business, or any condition, event or development that reasonably may be expected to result in any such material adverse effect on such business; (ii) any change by AOG in its accounting methods, principles or practices; (iii) any revaluation by AOG or any of its Significant Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by AOG or any of its Significant Subsidiaries into any commitment or transaction material to AOG; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the AOG Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of its Significant Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on AOG; (vii) any increase in long-term indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of AOG and its Significant Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) except in the ordinary course of business and consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of AOG or any of its Significant Subsidiaries.

          (g) Certain Fees. With the exception of the engagement of Goldman, Sachs & Co. ("Goldman Sachs") by AOG, neither AOG nor any of its officers, directors or employees, on behalf of AOG or any of its Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

          (h) Litigation. Except as disclosed in the AOG Commission Filings or set forth in the AOG Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of AOG, threatened against or affecting AOG or any of the AOG Significant Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a material adverse effect on AOG, or that involve a material risk of criminal liability.

          (i) Employee Benefit Plans. There are no "employee pension benefit plans," as such term is defined in Section 3(2) of ERISA, maintained by AOG or the AOG Significant Subsidiaries for the benefit of their employees, except for those plans (each an "AOG Pension Plan") disclosed in the AOG Disclosure Letter. Each "employee benefit plan," as such term is defined in
     Section 3(3) of ERISA, including such plans which may not be subject to ERISA such as foreign plans, maintained by AOG or any Subsidiary (each an "AOG Benefit Plan") complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. Neither AOG nor any AOG Subsidiary, nor any of their respective directors, officers, employees or agents, has, with respect to any AOG Benefit Plan, engaged in any conduct that would result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or under Section 502(i) of ERISA or in breach of fiduciary duty liability under Section 409 of ERISA, which in the aggregate could be material to AOG.

          Neither AOG nor any AOG Subsidiary has, or within the preceding five years has had, any obligation to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA, or any plan subject to Title IV of ERISA.

          Except for AOG's 401(K) Plan, the IRS has issued for each AOG Pension Plan intended to be qualified under Section 401(a) of the Code a letter determining that such plan is exempt from United States federal income tax under Sections 401(a) and 501(a) of the Code and approving the form of such plan as amended to comply with the requirements of TEFRA, TRA, and REA, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

          Except as set forth in the AOG Disclosure Letter, neither AOG nor any Subsidiary has any obligation to provide welfare benefits to any of its former employees except to the extent required by COBRA.

          Upon request, AOG will furnish KNE true and complete copies as in effect on the date hereof of each of (A) the AOG Benefit Plans, (B) the most recent summary plan description for each AOG Benefit Plan for which a summary plan description is required, (C) each trust agreement and group annuity contract, if any relating to the AOG Benefit Plans, (D) the most recent reports on Form 5500 filed with the IRS with respect to any AOG Benefit Plan, and (E) the most recent determination letter, if any, issued by the IRS with respect to any AOG Benefit Plan qualified under Section 401(a) of the Code.

          (j) Taxes. Except as set forth in the AOG Disclosure Letter, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to AOG or any of its Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) of corporations of which AOG was a member for any period ending on or prior to the Closing Date and with respect to which such corporation was a member of such affiliated group, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by AOG, except where the failure to file, pay or provide for would not have a material adverse effect on AOG. Except as set forth in the AOG Disclosure Letter, (i) all Tax Returns of or with respect to AOG or any of its Significant Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1985 and (ii) there are no outstanding audits, examinations or other proceedings with respect to any period covered by Tax Returns which involve or could involve any material Taxes. There is no material claim against AOG or any of its Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to AOG or any of its Subsidiaries that has not been adequately provided for in reserves established by AOG. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the AOG Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes in the aggregate, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of AOG and its Significant Subsidiaries through the periods covered thereby.

          There is no plan or intention by any stockholder of AOG who owns five percent or more of the AOG Common Stock, and to the best knowledge of the management of AOG there is no plan or intention on the part of any of the remaining stockholders of AOG Common Stock, to sell, exchange or otherwise dispose of a number of shares of KNE Common Stock to be received in the Merger that would reduce the AOG stockholders' ownership of KNE Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the AOG Common Stock (including shares of AOG Common Stock exchanged for cash in lieu of fractional shares of KNE Common Stock) outstanding immediately prior to the Effective Time.

          AOG and the stockholders of AOG Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

          There is no intercorporate indebtedness existing between AOG and KNE or AOG and Sub that was issued, acquired, or will be settled at a discount.

          AOG is not an investment company as defined in Section
     368(a)(2)(F)(iii) and (iv) of the Code.

          AOG is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          To the knowledge of AOG, the total amount of cash to be received by stockholders of AOG Common Stock in lieu of fractional shares of KNE Common Stock will not exceed one percent of the total fair market value of the KNE Common Stock (as of the Effective Time) to be issued in the Merger.

          (k) Environmental. Except as set forth in the AOG Disclosure Letter, AOG and its Subsidiaries are in substantial compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification and reporting requirements respecting Hazardous Materials. For purposes of this Section 2.2(k), "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have a material adverse effect on AOG.

          Except as set forth in the AOG Disclosure Letter, neither AOG nor any of its Subsidiaries is subject to any order or decree of or has received, within the past five years, any notice from any governmental agency with respect to any alleged violation by AOG or any of its Subsidiaries of, or the incurrence of any remedial obligation by AOG or any of its Subsidiaries under, any applicable federal, state or local environmental or health and safety statutes and regulations, which in any instance is material to AOG.

          (l) Certain Agreements. Except as disclosed in the AOG Commission Filings filed prior to the date of this Agreement or as disclosed in the AOG Disclosure Letter or as provided under this Agreement, neither AOG nor any of its Significant Subsidiaries is a party to any oral or written (i) agreement with, or obligation to, any executive officer or key employee of AOG or any of its Significant Subsidiaries (A) for any term of employment or guaranteed compensation of such person by AOG or any of its Significant Subsidiaries beyond a period of three months or (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving AOG of the nature contemplated in this Agreement, (ii) agreement or plan, including the AOG Stock Incentive Plan, any of the benefits of which will be increased, or the vesting of benefits which will be accelerated, by the occurrence of the transactions contemplated in this Agreement or the value of which benefits will be calculated on the basis of the transactions contemplated by this Agreement.

          (m) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of AOG Common Stock is the only vote of the holders of any class or series of the capital stock of AOG necessary to approve this Agreement and the Merger.

          (n) Insurance. The AOG Disclosure Letter sets forth all material policies of insurance currently in effect relating to the business or operations of AOG and its Significant Subsidiaries.

          (o) Title to Property. Except as set forth in the AOG Disclosure Letter or in the AOG Commission Filings, AOG and each of its Significant Subsidiaries have good and indefeasible title to all of their material real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

          (p) Utility Status. Neither AOG nor any of its Subsidiaries is a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company" or a "public utility," within the meaning of PUHCA.

          (q) Ownership of KNE Common Stock. Neither AOG nor any of its Subsidiaries, nor to the knowledge of AOG, any of their respective affiliates or associates (as such terms are defined under the Exchange
     Act), (i) beneficially owns, directly, or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of KNE, which in the aggregate represent 10% or more of the outstanding shares of capital stock of KNE entitled to vote generally in the election of directors.

                                  ARTICLE III

                  COVENANTS OF AOG PRIOR TO THE EFFECTIVE TIME

     3.1 Conduct of Business by AOG Pending the Merger. AOG covenants and agrees that, from the date of this Agreement until the Effective Time, unless KNE shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in the AOG Disclosure Letter:

          (a) The business of AOG and its Significant Subsidiaries shall be conducted only in, and AOG and its Significant Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; provided, however, that AOG shall not enter into any natural gas futures contract that is not designated as a hedge of its price risks;

          (b) AOG shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any of its Significant Subsidiaries to issue, sell, pledge, dispose of or encumber,
     (A) any capital stock of AOG or any of its Significant Subsidiaries except upon the exercise of AOG Options or AOG Warrants outstanding as of the date of this Agreement or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of AOG or any of its Significant Subsidiaries; (ii) amend or propose to amend the respective partnership agreements, charters or bylaws of AOG or any of its Significant Subsidiaries; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of its Significant Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; or (v) grant additional options or awards or materially alter the terms of outstanding options or awards pursuant to the AOG Stock Incentive Plan, or materially modify the provisions of any AOG Benefit Plan; (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b);

          (c) AOG shall use all reasonable efforts (i) to preserve intact the business organization of AOG and each of its Significant Subsidiaries, (ii) to maintain in effect any franchises, authorizations or similar rights of AOG and each of its Significant Subsidiaries, (iii) to keep available the services of its and their current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and its Significant Subsidiaries, (v) to maintain and keep its properties and the properties of its

     Significant Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its Significant Subsidiaries;

          (d) AOG shall not make or agree to make, or permit any of its Subsidiaries to make or agree to make, any new capital expenditure other than those made in the ordinary course of business and consistent with past practice;

          (e) Neither AOG nor any of its Subsidiaries shall take, and AOG will use its reasonable efforts to prevent any affiliate of AOG from taking, any action that, in the judgment of Arthur Andersen & Co., AOG's independent auditors, would cause the Merger not to be treated as a "pooling of interests" for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code;

          (f) AOG shall, and shall cause its Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on AOG, and except for such obligations as AOG or its Subsidiaries in good faith may dispute; and

          (g) AOG shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. AOG promptly shall advise KNE orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on AOG.

     3.2 No Shopping. AOG will not, directly or indirectly, through any officer, director, employee, representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any person or entity (other than KNE) relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, AOG or any of its Significant Subsidiaries or any business combination with AOG or any of its Significant Subsidiaries (collectively, an "AOG Acquisition Transaction") or participate in any negotiations regarding, or furnish to any other person any information with respect to AOG for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect an AOG Acquisition Transaction; provided, however, that (i) AOG may furnish or cause to be furnished information concerning its businesses, properties or assets to a third party; (ii) AOG may engage in discussions or negotiations with a third party; (iii) following the receipt of a proposal for an AOG Acquisition Transaction, the Board of Directors of AOG may withdraw, modify or amend its recommendation to the stockholders of AOG regarding approval of the Merger and this Agreement and discontinue the solicitation of proxies in favor of such adoption and approval; and (iv) following receipt of a proposal for an AOG Acquisition Transaction, AOG may take and disclose to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make appropriate disclosures to AOG's stockholders, but in each case referred to in the foregoing clauses (i) through (iv), only to the extent that the Board of Directors of AOG concludes in good faith, after receipt of advice from its outside financial advisors and legal counsel, that such action is necessary for the Board of Directors of AOG to act in a manner which is consistent with its fiduciary obligations under applicable law. AOG shall promptly notify KNE (orally and in writing) if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

     3.3 Access to Information; Confidentiality. From the date hereof to the Effective Time, AOG shall, and shall cause its Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of KNE complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish KNE all financial, operating and other data and information as KNE, through its representatives, reasonably may request; provided, however, that notwithstanding the foregoing provisions of this Section 3.3 or any other provision of this Agreement, AOG shall not be required to provide to KNE any information that is the subject of a confidentiality agreement and that relates primarily to a party other than AOG, its Subsidiaries or a former Subsidiary of AOG.

     AOG agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it, any of its Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of AOG and its Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of AOG's business; and (iii) for information which becomes publicly available other than through AOG. In the event the Merger is not consummated, AOG will return all non-public documents and other material obtained from KNE, its Subsidiaries or their representatives in connection with the transactions contemplated hereby, or certify to KNE that such information has been destroyed.

     3.4 Share Transfer and Registration Agreement. AOG will use its reasonable efforts to cause each stockholder who, in the opinion of counsel for AOG, is an "affiliate" of AOG to enter into an agreement on the Closing Date substantially in the form of Exhibit 3.4.

     3.5 KNE Environmental Report. As soon as practicable after the date of this Agreement, AOG may engage at its own expense Ecology and Environment, Inc., or such other environmental consulting firm as may be mutually acceptable to AOG and KNE, to undertake and prepare a written environmental assessment report (the "KNE Environmental Report") of such firm's environmental review of the business and properties of KNE and its Subsidiaries, provided such review and report are designed in course and scope to be completed no later than 60 days from the date of this Agreement.

     3.6 Governmental Filings. During the period from the date of this Agreement to the Effective Time, AOG and its Subsidiaries shall, prior to making any AOG Critical Filing (as defined below), make copies of such Critical Filing available to KNE at a reasonable time prior to any filing deadline and, prior to making such Critical Filing, AOG shall confer with KNE on the matters set forth therein. Copies of filed Critical Filings shall be furnished to KNE promptly upon filing. As used in this Agreement, an AOG Critical Filing shall mean any filing by AOG or its Subsidiaries with the Federal Energy Regulatory Commission ("FERC") or any state utility commission or state or local public body having jurisdiction over the gas pipeline or gas storage businesses and operations of AOG or its Significant Subsidiaries which would (i) increase or seek to increase a tariffed rate by more than 20%, (ii) seek abandonment of any service, or any facility necessary to the performance of, any service accounting for more than five percent of the consolidated revenues of AOG and its Subsidiaries or (iii) represent or involve the incurrence by AOG or its Subsidiaries of obligations in excess of $10 million.

                                   ARTICLE IV

                  COVENANTS OF KNE PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by KNE Pending the Merger. KNE covenants and agrees that, from the date of this Agreement until the Effective Time, unless AOG shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in the KNE Disclosure Letter:

          (a) The business of KNE and its Significant Subsidiaries shall be conducted only in, and KNE and its Significant Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) KNE shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any of its Significant Subsidiaries to issue, sell, pledge, dispose of or encumber,
     (A) any capital stock of KNE or any of its Significant Subsidiaries except pursuant to the KNE Stock Plans or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of KNE or any of its Significant Subsidiaries; (ii) amend or propose to amend the respective partnership agreements, charters or bylaws of KNE or any of its Significant Subsidiaries, except as required by the provisions of this Agreement; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding, except for its regular quarterly cash dividends on the KNE Common Stock and regular periodic dividends on the KNE

     Preferred; (iv) redeem, purchase or acquire or offer to acquire, or permit any of its Significant Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock, except for acquisitions of KNE Preferred to satisfy sinking fund obligations; (v) grant additional options or awards or materially alter the terms of outstanding options or awards pursuant to the KNE Stock Plans or the KNE LTIP, or materially modify the provisions of any such plan; or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);

          (c) KNE shall use all reasonable efforts (i) to preserve intact the business organization of KNE and each of its Significant Subsidiaries, (ii) to maintain in effect any franchises, authorizations, or similar rights of KNE and each of its Significant Subsidiaries, (iii) to keep available the services of its and their necessary officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and its Significant Subsidiaries, (v) to maintain and keep its properties and the properties of its Significant Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its Significant Subsidiaries;

          (d) KNE shall not make or agree to make, or permit any of its Subsidiaries to make or agree to make, any new capital expenditure other than those made in the ordinary course of business and consistent with past practice;

          (e) Neither KNE nor any of its Subsidiaries shall take, and KNE will use its reasonable efforts to prevent any affiliate of KNE from taking, any action that, in the judgment of Arthur Andersen & Co., KNE's independent auditors, would cause the Merger not to be treated as a "pooling of interests" for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code;

          (f) KNE shall, and shall cause its Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on KNE, and except for such obligations as KNE or its Subsidiaries in good faith may dispute; and

          (g) KNE shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. KNE promptly shall advise AOG orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on KNE.

     4.2 No Shopping. KNE will not, directly or indirectly, through any officer, director, employee, representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any person or entity (other than AOG) relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, KNE or any of its Significant Subsidiaries or any business combination with KNE or any of its Significant Subsidiaries (collectively, a "KNE Acquisition Transaction") or participate in any negotiations regarding, or furnish to any other person any information with respect to KNE for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a KNE Acquisition Transaction; provided, however, that (i) KNE may furnish or cause to be furnished information concerning its businesses, properties or assets to a third party; (ii) KNE may engage in discussions or negotiations with a third party; (iii) following the receipt of a proposal for a KNE Acquisition Transaction, the Board of Directors of KNE may withdraw, modify or amend its recommendation to the stockholders of KNE regarding approval of the Merger and this Agreement and discontinue the solicitation of proxies in favor of such adoption and approval; and (iv) following receipt of a proposal for a KNE Acquisition Transaction, KNE may take and disclose to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make appropriate disclosures to KNE's stockholders, but in each case referred to in the foregoing clauses (i) through (iv), only to the extent that the Board of Directors of KNE concludes in good faith, after receipt of advice from its outside financial advisors and legal counsel, that such action is necessary for the Board of Directors of KNE to act in a manner which is consistent with its fiduciary obligations under applicable law. KNE shall promptly notify AOG (orally and in writing) if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

     4.3 Access to Information; Confidentiality. From the date hereof to the Effective Time, KNE shall, and shall cause its Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of AOG complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish AOG all financial, operating and other data and information as AOG, through its representatives, reasonably may request; provided, however, that notwithstanding the foregoing provisions of this Section 4.3 or any other provision of this Agreement, KNE shall not be required to provide to AOG any information that is the subject of a confidentiality agreement and that relates primarily to a party other than KNE, its Subsidiaries or a former Subsidiary of KNE.

     KNE agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it, any of its Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of KNE and its Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of KNE's business; and (iii) for information which becomes publicly available other than through KNE. In the event the Merger is not consummated, KNE will return all non-public documents and other material obtained from AOG, its Subsidiaries or their representatives in connection with the transactions contemplated hereby, or certify to AOG that such information has been destroyed.

     4.4 Reservation of KNE Common Stock. KNE shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of KNE Common Stock as may be issuable (i) upon consummation of the Merger and (ii) thereafter upon exercise of any Assumed Options or Assumed Warrants (as such terms are defined in Sections 5.14 and 5.15).

     4.5 Stock Exchange Listing; Regulatory Approvals. KNE shall use all reasonable efforts to cause the shares of KNE Common Stock to be issued (i) upon consummation of the Merger and (ii) thereafter upon exercise of any Assumed Options or Assumed Warrants (as such terms are defined in Sections 5.14 and 5.15) to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date. In addition, KNE shall use all reasonable efforts to obtain the requisite approvals of the PUC and the PSC for issuance of such shares, in each case prior to the Closing Date.

     4.6 AOG Environmental Report. As soon as practicable after the date of this Agreement, KNE may engage at its own expense Dames & Moore, or such other environmental consulting firm as may be mutually acceptable to KNE and AOG, to undertake and prepare a written environmental assessment report (the "AOG Environmental Report") of such firm's environmental review of the business and properties of AOG and its Subsidiaries, provided such review and report are designed in course and scope to be completed no later than 60 days from the date of this Agreement.

     4.7 Governmental Filings. During the period from the date of this Agreement to the Effective Time, KNE and its Subsidiaries shall, prior to making any KNE Critical Filing (as defined below), make copies of such Critical Filing available to AOG at a reasonable time prior to any filing deadline and, prior to making such Critical Filing, KNE shall confer with AOG on the matters set forth therein. Copies of filed Critical Filings shall be furnished to AOG promptly upon filing. As used in this Agreement, a KNE Critical Filing shall mean any filing or related filings by KNE or its Subsidiaries with the FERC or any state utility commission or state or local public body having jurisdiction over the gas pipeline, distribution or storage businesses and operations of KNE or its Subsidiaries which would (i) increase or seek to increase a tariffed rate by more than 20%, (ii) seek abandonment of any service, or any facility necessary to the performance of, any service accounting in the aggregate for more than five percent of the consolidated revenues of KNE and its Significant Subsidiaries or (iii) represent or involve the incurrence by KNE or its Subsidiaries of aggregate obligations in excess of $10 million.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, KNE and AOG shall prepare and file with the Commission the Proxy Statement in preliminary form. As promptly as practicable after comments are received from the Commission on the preliminary proxy materials and after the furnishing by AOG and KNE of all information required to be contained therein, AOG and KNE shall file with the Commission a registration statement on Form S-4 (the "Registration Statement") containing the Proxy Statement as a prospectus and relating to, inter alia, the approval and adoption of the Merger and this Agreement by the stockholders of AOG and the issuance by KNE of KNE Common Stock in connection with the Merger and the approval of such issuance by the stockholders of KNE, and AOG and KNE shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Subject to the terms and conditions set forth in Section 3.2 and Section 5.3, the Proxy Statement shall contain the recommendation of the Board of Directors of AOG that the stockholders of AOG vote to approve and adopt the Merger and this Agreement. Subject to the terms and conditions set forth in Section 4.2 and Section 5.3, the Proxy Statement shall contain the recommendation of the Board of Directors of KNE that the stockholders of KNE vote to approve (i) the issuance by KNE of the KNE Common Stock contemplated by this Agreement and (ii) an amendment to the KNE Articles increasing the number of authorized shares of KNE Common Stock to 50,000,000 shares and increasing the maximum number of directors of KNE from 14 to 15 (the "Charter Amendment").

     5.2  Comfort Letters.

     (a) AOG shall use its reasonable efforts to cause to be delivered to KNE a letter of Arthur Andersen & Co. dated as of a date within two business days before the date on which the Registration Statement shall become effective and addressed to KNE, in form and substance reasonably satisfactory to KNE and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

     (b) KNE shall use its reasonable efforts to cause to be delivered to AOG a letter of Arthur Andersen & Co. dated as of a date within two business days before the date on which the Registration Statement shall become effective and addressed to AOG, in form and substance reasonably satisfactory to AOG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

     5.3  Meetings of Stockholders.

     (a) AOG shall promptly take all action reasonably necessary in accordance with the DGCL and the AOG Certificate and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement. Subject to the terms and conditions set forth in Section 3.2, the Board of Directors of AOG: (i) shall recommend at such meeting that the stockholders of AOG vote to adopt and approve the Merger and this Agreement;
(ii) shall use its reasonable efforts to solicit from stockholders of AOG proxies in favor of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement; provided that the recommendation of the Board of Directors may be withdrawn, modified or amended, and the actions required in clauses (ii) and (iii) hereof may be suspended, to the extent that the Board of Directors determines in good faith, after receipt of advice from its outside financial advisors and legal counsel, that the Board of Directors is required to do so in the exercise of its fiduciary duties.

     (b) KNE shall promptly take all action reasonably necessary in accordance with the Kansas General Corporation Code (the "KGCC") and the KNE Articles and bylaws to convene a meeting of its stockholders to consider and vote upon the approval of the Charter Amendment and the issuance by KNE of the KNE Common Stock contemplated by this Agreement. Subject to the terms and conditions set forth in Section 4.2, the Board of Directors of KNE: (i) shall recommend at such meeting that the stockholders of KNE vote to approve the Charter Amendment and such issuance;
(ii) shall use its reasonable efforts to solicit from stockholders of KNE proxies in favor of such approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of such approval; provided that the recommendation of the Board of Directors may be withdrawn, modified or amended, and the actions required in clauses (ii) and
(iii) hereof may be suspended, to the extent that the Board of Directors determines in good faith, after receipt of advice from its outside financial advisors and legal counsel, that the Board of Directors is required to do so in the exercise of its fiduciary duties.

     (c) Notwithstanding anything to the contrary in this Agreement, if the Board of Directors of AOG or KNE, as the case may be, determines in good faith, after receipt of advice from its outside financial advisors and legal counsel, that the Board of Directors is required in the exercise of its fiduciary duties to withdraw, modify or amend its recommendation, or suspend any action described in clauses (ii) and (iii) of Section 5.3(a) or 5.3(b), such withdrawal, modification, amendment or suspension of action shall not constitute a breach of this Agreement.

     5.4 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, AOG and KNE shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable state takeover laws, blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.5 Notification of Certain Matters. AOG shall give prompt notice to KNE, and KNE shall give prompt notice to AOG, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time,
(ii) any material failure or reasonably likely inability of AOG or KNE, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any fact or event that would make it necessary to amend the Registration Statement or the Proxy Statement in order to render the statements therein not misleading or to comply with applicable law.

     5.6 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     5.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the provisions of the immediately preceding sentence, (i) if this Agreement is terminated by KNE pursuant to
Section 7.1(e), then AOG shall promptly, but in no event later than three business days after written request by KNE, pay to KNE an amount equal to $7,000,000 in immediately available funds; and (ii) if this Agreement is terminated by AOG pursuant to Section 7.1(f), then KNE shall promptly, but in no event later than three business days after written request by AOG, pay to AOG an amount equal to $7,000,000 in immediately available funds. Notwithstanding the foregoing, AOG shall not be required to pay such amount to KNE if the AOG Board of Directors, Goldman Sachs and Cabot Corporation support the Merger in all respects, but this Agreement is not approved by the AOG stockholders, and KNE shall not be required to pay such amount to AOG if the KNE Board and Petrie Parkman & Co., Inc. support the approval of the issuance by KNE of the KNE Common Stock pursuant to this Agreement and the Charter Amendment in all respects, but such matters are not approved by the KNE stockholders.

     5.8 KNE's Board of Directors, Officers and Committees. KNE's Board of Directors will take action to increase the number of directors comprising the full Board of Directors of KNE at the Effective Time to 14 persons and the directors of KNE shall elect as of the Effective Time four persons designated by AOG to fill the vacancies created by the increase in the number of directors prior to the Effective Time. The designees and their term of office and certain new officers of KNE as of the Effective Time are set forth on Exhibit 5.8. If, prior to the Effective Time, any such designees shall decline or be unable to serve, AOG or KNE, as the case may be, shall designate another person to serve in such person's stead. KNE's Board of Directors will also take action to cause the election of an AOG designee to the audit and compensation committees of the Board of Directors of KNE. KNE's Board of Directors will also take action to cause a designee of Cabot Corporation to be elected as of the Effective Time as an advisory director of KNE. In addition, the Board of Directors of KNE will take action to establish a Management Committee consisting of four designees as set forth on Exhibit 5.8.

     5.9  Indemnification.

     (a) AOG shall, and from and after the Effective Time, KNE and the Surviving Corporation shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of AOG or any of its Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (collectively, the "Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, the Merger or the transactions contemplated hereby. The Indemnified Parties shall be entitled to the indemnification provided herein whether such Indemnified Liabilities shall be based on their own negligence, whether such persons are solely, concurrently or comparatively negligent, strict liability or any other theory of recovery. AOG (or after the Effective Time, KNE and the Surviving Corporation) will be entitled to participate in and, to the extent that it may wish, to assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party but, if any Indemnified Party believes that, by reason of an actual or potential conflict of interest, it is advisable for such Indemnified Party to be represented by separate counsel, or if AOG (or after the Effective Time, KNE and the Surviving Corporation) shall fail to assume responsibility for such defense, such Indemnified Party may retain counsel reasonably satisfactory to AOG (or after the Effective Time, KNE and the Surviving Corporation) who will represent such Indemnified Party, and AOG (or after the Effective Time, KNE and the Surviving Corporation) shall pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received to the full extent permitted by applicable law upon receipt of any undertaking contemplated by
Section 145(e) of the DGCL or Section 17-6305(e) of the KGCC, as the case may be. The Indemnified Party and AOG (or after the Effective Time, KNE and the Surviving Corporation) will cooperate with each other and use all reasonable efforts to assist each other in the vigorous defense of any such matter; provided, however, that neither AOG, KNE nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify AOG, KNE or the Surviving Corporation, as applicable (but the failure to be so notified by an indemnifying party shall not relieve it from any liability which it may have under this Section 5.9 except to the extent such failure prejudices such party). The indemnifying parties shall be required to pay for only one law firm selected by the Indemnified Parties as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnified Parties.

     (b) For a period of six years after the Effective Time, KNE shall, to the extent commercially practicable, make all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AOG, or such substitute policies of at least the same coverage and amounts and terms and conditions which are no less advantageous, with respect to claims arising from the facts or events which occurred before the Effective Time, excluding pending and prior litigation or claims that would have been required to have been reported on or prior to the Effective Time under such current AOG policies and which pending and prior litigation or claims were not timely reported under such policies. As a condition precedent to the obligation of KNE to maintain or obtain such policies, AOG shall cooperate in the seeking of such insurance.

     (c) Nothing in this Section 5.9 shall give rise to any right to indemnification for the malfeasance or willful misfeasance of any person. This
Section 5.9 is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

     5.10  AOG Employee Benefits.

     (a) From and after the Effective Time until January 1, 1995, KNE and AOG agree that any AOG Pension Plan shall be continued separately without change, except for (i) changes required by applicable law, and (ii) changes not adverse to the AOG Employees (as hereinafter defined), for the benefit of, and participation therein shall be continue to be made available to the AOG Employees; provided, however, that the employer matching contributions to be made to each such plan on behalf of an AOG Employee who is a participant shall be, as a percentage of such participant's contributions, at least equal to the rate at which employer matching contributions for participants in such plan were made by AOG for the plan year ending in 1993, subject to compliance with the terms of each such AOG Pension Plan.

     (b) From and after the Effective Time until January 1, 1995, KNE and AOG agree that the AOG Benefit Plans (other than any AOG Pension Plans) existing as of the Effective Time shall be continued without change for the benefit of the AOG Employees, except for (i) changes required by applicable law, and (ii) changes not adverse to the AOG Employees.

     (c) From and after the Effective Time until January 1, 1995, KNE and AOG agree that the AOG benefit policies, practices and programs existing as of the Effective Time shall be continued without change for the benefit of the AOG Employees, except for (i) changes required by applicable law, and (ii) changes not adverse to the AOG Employees.

     (d) In the event that an AOG Employee is transferred or reassigned from AOG or any AOG Significant Subsidiary to an employment status with KNE or any Significant Subsidiary (other than AOG) and is no longer covered under any of the benefit plans, policies, practices or programs described in the preceding paragraphs of this Section 5.10, such individual shall be afforded coverage under the KNE Benefit Plans and benefit policies, practices or programs that are available to similarly situated KNE employees on the terms provided in paragraph
(e) below.

     (e) From and after January 1, 1995, KNE will provide or cause to be provided to, the AOG Employees benefit plans, policies and programs that are no less favorable than the benefit plans, policies and programs that KNE and its Significant Subsidiaries provide to their similarly situated employees and shall credit, or cause to be credited, the service that such AOG Employees had completed with AOG, the AOG Significant Subsidiaries, their predecessors and any previous service in connection with any business or assets acquired by AOG as of the Effective Time (but only to the extent that any such service was recognized by AOG) and service completed with KNE and its Significant Subsidiaries prior to January 1, 1995, for all purposes under the KNE Benefit Plans, except for (i) the accrual of benefits under any defined benefit pension plan, (ii) the eligibility to participate in, or receive benefits under, any portion of a welfare benefit plan which provides post-retirement medical, dental or other health benefits, and (iii) any allocation of contributions under any defined contribution pension plan for any plan year ending before the earlier of (A) the date that such AOG Employee is transferred or reassigned from AOG or any AOG Significant Subsidiary to an employment status with KNE or any Significant Subsidiary (other than AOG) or (B) January 1, 1995. Further, with respect to any KNE Benefit Plan which provides medical, dental or other health benefits, KNE shall, or cause such plan to, waive any pre-existing conditions or limitations thereunder applicable to the AOG Employees and their

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

dependents to the extent that an AOG Employee or dependent's condition would not have operated as a preexisting condition or would not have been subject to limitation under any similar AOG Benefit Plan.

     (f) The term "AOG Employees" shall mean those individuals who are employed by AOG or any AOG Significant Subsidiary immediately prior to the Effective Time and shall include those individuals employed by AOG or any AOG Significant Subsidiary (or their successors) on or after the Effective Time. KNE agrees to effect the removal of restrictions applicable to restricted AOG Common Stock issued under the AOG Stock Incentive Plan promptly upon the lapse of such restrictions in accordance with the terms of such grant and the AOG Stock Incentive Plan.

     (g) KNE shall guarantee all obligations of AOG and the AOG Significant Subsidiaries arising under any AOG Benefit Plan, including, without limitation, any severance plan, policy or agreement existing as of the Effective Time.

     5.11 Standstill Agreement and Registration Rights Agreement. AOG's agreements and obligations under its Standstill Agreement with its principal stockholder, Cabot Corporation, will be terminated on or before the Closing Date and KNE will enter into on the Closing Date a Registration Rights Agreement in the form of Exhibit 5.11 with each "affiliate" of AOG or KNE who will hold at the Effective Time one percent (1%) or more of the KNE Common Stock outstanding.

     5.12 Tax Opinion. KNE covenants and agrees that during the two year period following the Effective Time it will not cause or permit the Surviving Corporation to discontinue its historic business or, in the alternative, cease to use a significant portion of its historic business assets in a business.

     5.13 Stockholders' Agreements. AOG has delivered to KNE agreements from certain key stockholders of AOG whereby such persons agree to vote in favor of the adoption and approval of this Agreement and in favor of the Merger, subject to the terms and conditions of this Agreement.

     5.14  AOG Stock Options.

     (a) KNE agrees to assume, effective as of the Effective Time, each AOG Option (whether or not vested) which remains as of such date unexercised in whole or in part and to substitute shares of KNE Common Stock as purchasable under such assumed option ("Assumed Option"), with such assumption and substitution to be effected as follows:

          (i) The Assumed Option shall not give the optionee additional benefits which he did not have under the AOG Option before such assumption;

          (ii) The number of shares of KNE Common Stock purchasable under any Assumed Option shall be equal to the number of whole shares of KNE Common Stock that the holder of the AOG Option being assumed would have received upon consummation of the Merger had such AOG Option been exercised immediately prior to the Merger;

          (iii) The per share option price of the Assumed Option shall be equal to the per share option price of the AOG Option divided by 0.47; and

          (iv) The Assumed Option shall provide the optionee with the same benefit rights which he had under the AOG Option before such assumption.

     (b) As soon as practicable after the Effective Time, KNE shall deliver to the holders of AOG Options appropriate agreements evidencing its assumption of such options.

     (c) Prior to the Effective Time, KNE shall file a registration statement on Form S-8, with respect to the shares of KNE Common Stock issuable in respect of the Assumed Options and KNE shall use its best efforts to cause such registration statement to become effective promptly after the Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding. So long as any holder of an Assumed Option shall be subject to the reporting requirements under Section 16(a) of the Exchange Act,

KNE shall cause the AOG Stock Incentive Plan to be administered in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     5.15  AOG Warrants.

     (a) KNE agrees to assume, effective as of the Effective Time, each AOG Warrant which remains as of such date unexercised in whole or in part and to substitute shares of KNE Common Stock as purchasable under such assumed warrant ("Assumed Warrants"), with such assumption and substitution to be effected as follows:

          (i) The Assumed Warrant shall not give the holder additional benefits which it did not have under the AOG Warrant before such assumption;

          (ii) The number of shares of KNE Common Stock purchasable under any Assumed Warrant shall be equal to the number of shares of KNE Common Stock that the holder of the AOG Warrant being assumed would have received upon consummation of the Merger had such AOG Warrant been exercised immediately prior to the Merger;

          (iii) The per warrant exercise price of the Assumed Warrant shall be equal to the per warrant exercise price of the AOG Warrant divided by 0.47; and

          (iv) The Assumed Warrant shall provide the holder with the same benefit rights which the holder had under the AOG Warrant before such assumption.

     (b) On the Closing Date, KNE shall deliver to the holders of Assumed Warrants appropriate agreements evidencing its assumption of such Assumed Warrants and related registration rights (including all rights under that certain Warrant Share Registration Rights Agreement dated November 19, 1988, by and between AOG and Cabot Corporation).

     5.16 Registration Statement on Form S-3. On or prior to the Closing Date, KNE shall file the registration statement on Form S-3 described in the Share Transfer and Registration Agreement provided for in Section 3.4 hereof. KNE shall use its best efforts to cause such registration statement to become effective on or before the Closing Date. KNE shall make such registration statement available to all "affiliates" of KNE and AOG who will beneficially own more than one percent (1%) of the issued and outstanding shares of KNE Common Stock immediately after the Effective Time.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of AOG, and the issuance by KNE of the KNE Common Stock contemplated by this Agreement and the Charter Amendment shall have been approved by the stockholders of KNE, in each case as may be required by law, by the rules of the New York Stock Exchange and by any applicable provisions of their respective charters or bylaws;

          (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

          (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

          (e) There shall have been obtained any and all material permits, approvals, qualifications and consents of securities or blue sky commissions of any jurisdiction, the PUC, the PSC and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on KNE after consummation of the Merger;

          (f) The shares of KNE Common Stock issuable (i) upon consummation of the Merger and (ii) thereafter upon exercise of any Assumed Options or Assumed Warrants shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on KNE after the consummation of the Merger, shall have been obtained; and

          (h) After the date of this Agreement and prior to the Closing, there shall not have been (i) any action taken, or any statute, rule, regulation or order enacted, issued, entered, enforced or deemed applicable to the Merger or to KNE or its Significant Subsidiaries by any federal or state governmental entity which in connection with the grant of a requisite regulatory approval for the Merger and the transactions contemplated in this Agreement, imposes any condition or restriction upon or applicable to KNE or its Significant Subsidiaries after the Effective Time or (ii) any other action taken, or rule, regulation or order issued or entered, by the FERC, the PUC, the PSC or any municipality or group of municipalities which is applicable to KNE or its Significant Subsidiaries, which in either case would have a material adverse effect on KNE after the Effective Time.

     6.2 Additional Conditions to Obligations of KNE. The obligation of KNE to effect the Merger is, at the option of KNE, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of AOG contained in Section 2.2 shall be accurate as of the Closing Date (except for such representations and warranties that by their terms are expressly limited to the date hereof or some other date) as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by AOG on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of AOG shall have been delivered to KNE;

          (b) Since the date of this Agreement, no material adverse change in the business, operations or financial condition of AOG and its Subsidiaries, taken as a whole, shall have occurred, and AOG and its Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on AOG, and KNE shall have received a certificate signed by the chief executive officer of AOG dated the Closing Date to such effect;

          (c) KNE shall have been advised in writing on the Closing Date by Arthur Andersen & Co. that, in accordance with generally accepted accounting principles, the Merger qualifies for treatment as a "pooling of interests" for accounting purposes if consummated in accordance with this Agreement, and that AOG is a poolable entity;

          (d) The Board of Directors of KNE shall have received from Petrie Parkman & Co., Inc. a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of KNE, to the effect that the number of shares of KNE Common Stock to be issued for each share of AOG Common Stock pursuant to the Merger is fair to the stockholders of KNE, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of KNE and not subsequently withdrawn;

          (e) AOG shall have received, and furnished written copies to KNE of, the AOG affiliates' agreements pursuant to Section 3.4;

          (f) KNE shall have received from Messrs. Andrews & Kurth L.L.P. and the General Counsel of AOG opinions dated the Effective Time covering the matters set forth in Exhibit 6.2(f);

          (g) KNE shall have received a copy of the "comfort letter" of Arthur Andersen & Co. pursuant to Section 5.2(a) and on or prior to the Closing Date an additional letter from Arthur Andersen & Co. dated as of the Closing Date, in form and substance reasonably satisfactory to KNE, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Closing Date, which would require any change in their letter delivered pursuant to Section 5.2(a) if it were required to be dated and delivered on the Closing Date;

          (h) KNE shall have received from Messrs. Vinson & Elkins L.L.P. a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of KNE to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) KNE, Sub and AOG will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) KNE, Sub and AOG shall not recognize any gain or loss as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect;

          (i) KNE shall have received the AOG Environmental Report, such report shall not indicate violations of, or noncompliance with, or reclamation or remediation obligations under, federal, state or local environmental laws, rules, regulations, ordinances or orders, in effect as of the Effective Time, which violations, noncompliance or obligations, in the aggregate, are reasonably likely to result in the incurrence by AOG or its Significant Subsidiaries of a material liability;

          (j) KNE shall have determined that the gas processing plants, gas storage facilities, gas gathering and transmission facilities and other material properties of AOG and the AOG Significant Subsidiaries are in good working order and repair (reasonable wear and tear excepted); and

          (k) The Amended and Restated Basket Agreement dated as of June 30, 1990, between American Pipeline Company, Cabot Corporation and Cabot Transmission Corporation shall have been terminated on terms and conditions reasonably satisfactory to KNE.

     6.3 Additional Conditions to Obligations of AOG. The obligation of AOG to effect the Merger is, at the option of AOG, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of KNE and Sub contained in
     Section 2.1 shall be accurate as of the Closing Date (except for such representations and warranties that by their terms are expressly limited to the date hereof or some other date) as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by KNE or Sub on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officers of KNE or Sub shall have been delivered to AOG;

          (b) Since the date of this Agreement, no material adverse change in the business, operations or financial condition of KNE and its Subsidiaries, taken as a whole, shall have occurred, and KNE and its Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting KNE, and AOG shall have received a certificate signed by the chief executive officer of KNE dated the Closing Date to such effect;

          (c) AOG shall have been advised in writing on the Closing Date by Arthur Andersen & Co. that, in accordance with generally accepted accounting principles, the Merger qualifies for treatment as a "pooling of interests" for accounting purposes if consummated in accordance with this Agreement, and that KNE is a poolable entity;

          (d) AOG shall have received from Goldman Sachs a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of AOG, to the effect that the number of shares of KNE Common Stock to be issued for each share of AOG Common Stock pursuant to the Merger is fair to the stockholders of AOG, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of AOG and not subsequently withdrawn;

          (e) The Board of Directors of KNE shall have taken such action as may be necessary to elect the persons listed on Exhibit 5.8 to the positions and for the terms set forth on Exhibit 5.8, effective as of the Effective Time;

          (f) AOG shall have received from Messrs. Andrews & Kurth L.L.P., counsel to AOG, a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of AOG to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) KNE, Sub and AOG will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) the stockholders of AOG shall not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect;

          (g) AOG shall have received from Messrs. Vinson & Elkins L.L.P. and the General Counsel of KNE opinions dated the Effective Time covering the matters set forth in Exhibit 6.3(g);

          (h) AOG shall have received a copy of the "comfort letter" of Arthur Andersen & Co. pursuant to Section 5.2(b) and on or prior to the Closing Date an additional letter from Arthur Andersen & Co. dated as of the Closing Date, in form and substance reasonably satisfactory to AOG, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Closing Date, which would require any change in their letter delivered pursuant to Section 5.2(b) if it were required to be dated and delivered on the Closing Date;

          (i) AOG shall have been advised by Cabot Corporation, the principal stockholder of AOG, that it has received evidence satisfactory to it in the form of a "no action" letter from the Commission to the effect that, under
     Section 2(a)(7) of PUHCA, the Commission would take no action with respect to Cabot Corporation upon consummation of the Merger asserting Cabot Corporation to be a public utility holding company under PUHCA with respect to KNE;

          (j) AOG shall have received the KNE Environmental Report, and such report shall not indicate violations of, or noncompliance with, or reclamation or remediation obligations under, federal, state or local environmental laws, rules, regulations, ordinances, or orders, in effect as of the Effective Time, which violations, noncompliance or obligations, in the aggregate, are reasonably likely to result in the incurrence by KNE or its Significant Subsidiaries of a material liability; and

          (k) The Bylaws of KNE shall have been amended by the Board of Directors of KNE in the manner set forth in Exhibit 6.3(k) hereto.

          (l) The registration statement referred to in Section 5.16 shall have become effective.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of AOG:

          (a) by mutual consent of KNE and AOG;

          (b) by either KNE or AOG if the Merger has not been effected on or before October 31, 1994;

          (c) by KNE if the condition set forth in Section 6.2(d), 6.2(i), 6.2(j) or 6.2(k) is not satisfied;

          (d) by AOG if the condition set forth in Section 6.3(d), 6.3(i) or 6.3(j) is not satisfied;

          (e) by KNE if (A) an AOG Acquisition Transaction has been proposed and
     (i) the recommendation of the Board of Directors of AOG in favor of the adoption and approval of the Merger and this Agreement is withdrawn; (ii) regardless of whether such recommendation remains in effect, the Merger is not approved by the requisite vote of the stockholders of AOG; or (iii) the opinion of Goldman Sachs pursuant to Section 6.3(d) is withdrawn or (B) if Cabot Corporation does not file or, for any reason, withdraws its request for a "no action" letter from the Commission as set forth in Section 6.3(i) herein;

          (f) by AOG if a KNE Acquisition Transaction has been proposed and (i) the recommendation of the Board of Directors of KNE in favor of the approval of the issuance by KNE of the KNE Common Stock contemplated by this Agreement or the Charter Amendment is withdrawn; (ii) regardless of whether such recommendation remains in effect, either such matter is not approved by the requisite vote of the stockholders of KNE; or (iii) the opinion of Petrie Parkman & Co., Inc. pursuant to Section 6.2(d) is withdrawn;

          (g) by either KNE or AOG if a final, unappealable order restraining, enjoining or otherwise preventing, ordering the divestiture of substantial assets or awarding substantial damages in connection with, a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

          (h) by either KNE or AOG if (i) the required approval of the stockholders of AOG for the adoption and approval of the Merger and this Agreement, or (ii) the required approval of the stockholders of KNE of the matters set forth in paragraph (f) above, is not received at their respective meetings;

          (i) by KNE if (i) since the date of this Agreement there has been a material adverse change with respect to AOG, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by AOG, which breach has not been cured within five business days following receipt by AOG of notice of such breach; or

          (j) by AOG if (i) since the date of this Agreement there has been a material adverse change with respect to KNE, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by KNE or Sub, which breach has not been cured within five business days following receipt by KNE of notice of such breach.

     7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, AOG on the one hand and KNE and Sub on the other hand shall have no obligation or liability to each other except that (i) the provisions of the second paragraphs of Sections 3.3 and 4.3 and the provisions of Sections 5.6, 5.7, 5.9 and Article VII shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

     7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing authorized by action taken by the Board of Directors and signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of AOG, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     7.4  Nonsurvival of Representations, Warranties, Covenants and
Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, the second, third and fourth paragraphs of Section 2.1(j), the second, third and fourth paragraphs of Section 2.2(j), Sections 5.7, 5.9, 5.10,

5.11, 5.12, 5.14 and 5.15, Article VII, and the agreements of the affiliates of AOG delivered pursuant to Section 3.4.

     7.5 Public Statements. AOG and KNE agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

     7.6 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

     7.7 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

        if to AOG:            American Oil and Gas Corporation
                              333 Clay, Suite 2000
                              Houston, Texas 77002
                              Attention: David M. Carmichael, Chairman of the Board
        with a copy to:       Andrews & Kurth L.L.P.
                              4200 Texas Commerce Tower
                              Houston, Texas 77002
                              Attention: P. Dexter Peacock
        if to KNE or Sub:     K N Energy, Inc.
                              370 Van Gordon Street
                              P.O. Box 281304
                              Lakewood, Colorado 80228-8304
                              Attention: Larry D. Hall, President
        with a copy to:       Vinson & Elkins L.L.P.
                              2500 First City Tower
                              Houston, Texas 77002-6760
                              Attention: Robert H. Whilden, Jr.

or to such other address as any party shall have furnished to the others by notice given in accordance with this Section 7.7. Such notices shall be effective only upon receipt.

     7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware.

     7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

     7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.11 Headings. The Article or Section headings herein are for convenience only and shall not affect the construction hereof.

     7.12 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

                                          K N Energy, Inc.

                                          By:     /s/ CHARLES W. BATTEY

                                          --------------------------------------
                                             Charles W. Battey, Chairman of the
                                                            Board

                                          KNE Acquisition Corporation

                                          By:       /s/ LARRY D. HALL

                                          --------------------------------------
                                                  Larry D. Hall, President

                                          American Oil and Gas Corporation

                                          By:    /s/ DAVID M. CARMICHAEL

                                          --------------------------------------
                                              David M. Carmichael, Chairman of
                                                          the Board

                                  EXHIBIT 5.8

                                       TO

                              AGREEMENT OF MERGER

AOG DIRECTOR DESIGNEES:

                                                                                    TERM
                                        NAME                                       EXPIRES
    -----------------------------------------------------------------------------  -------
    David M. Carmichael..........................................................    1997
    Edward H. Austin, Jr.........................................................    1997
    Edward Randall, III..........................................................    1996
    [To be designated by AOG prior to the effectiveness of the Registration
      Statement referred to in Section 5.1]......................................    1996

     Certain Officers of KNE at the Effective Time of the Merger:

                          NAME                                         OFFICE
    -------------------------------------------------  --------------------------------------
    Charles W. Battey................................  Chairman of the Board
    David M. Carmichael..............................  Vice Chairman of the Board
    Larry D. Hall....................................  President and Chief Executive Officer

MANAGEMENT COMMITTEE DESIGNEES:

     David M. Carmichael, Chairman
     Charles W. Battey
     Edward H. Austin, Jr.
     Larry D. Hall

                                 EXHIBIT 6.3(K)
                                       TO
                              AGREEMENT OF MERGER

                              AMENDMENT TO BY-LAWS
                               OF KN ENERGY, INC.

     The Board of Directors of KNE shall adopt the following amendment to its By-Laws as of the Effective Date:

                                  "ARTICLE XII

                         SPECIAL MANAGEMENT PROVISIONS

     SECTION 1. General. The provisions of this Article XII of the By-Laws have been adopted by the Board of Directors of the Corporation pursuant to that certain Agreement of Merger by and between the Corporation, KNE Acquisition Corporation, a Delaware corporation, and American Oil and Gas Corporation, a
Delaware corporation dated March   , 1994 (the "Merger Agreement"). Capitalized
terms used in this Article XII not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement. The provisions of this Article XII shall be effective from and after the Effective Time notwithstanding any other provisions of these By-Laws to the contrary. In the event of a conflict between the provisions of this Article XII and other provisions of the By-Laws, the provisions of this Article XII shall control.

     SECTION 2. Management Committee. The Corporation shall establish a Management Committee consisting of four (4) members of the Board of Directors. The initial members of the Management Committee shall consist of David M. Carmichael (who shall serve as the Chairman), Charles W. Battey, Edward H. Austin, Jr. and Larry D. Hall. The initial directors serving on the Management Committee shall serve for a term which shall end upon the earlier of (i) the date of such director's resignation, removal or failure to stand for reelection to the Board of Directors, and (ii) the date of the Corporation's annual meeting of stockholders in the year 1996. The duties delegated by the Board of Directors to the Management Committee shall consist of (w) oversight and direction of management decisions with respect to the day-to-day operations of the Corporation and its subsidiaries, (x) oversight and direction of matters relating to the integration and consolidation of the business, operations and assets of the Corporation with those of American Oil and Gas Corporation and its subsidiaries, (y) the duties, powers and procedures heretofore delegated to the Executive Committee in Article VI of these By-laws, and (z) such additional duties as are from time to time delegated to the Management Committee by the Board of Directors. The Corporation shall not have an Executive Committee.

     SECTION 3. Vice-Chairman. The office of Vice-Chairman of the Board shall be established by the Board of Directors. The Vice-Chairman shall perform the duties of the Chairman of the Board as provided in these By-Laws in the Chairman's absence and such additional duties as the Board of Directors may prescribe from time to time.

     SECTION 4. Chief Executive Officer/Chief Operating Officer. The Board of Directors may elect only the Chief Executive Officer or the Chief Operating Officer as President of the Corporation. The Chief Operating Officer shall be elected by the Board of Directors upon recommendation of the Management Committee.

     SECTION 5. Cabot Director. For so long as Cabot Corporation shall continue to own beneficially (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission) 10% or more of the issued and outstanding voting stock of the Corporation, Cabot Corporation shall have the right to designate one person to serve as an advisory director of the Corporation. In the event beneficial ownership of Cabot Corporation of the issued and outstanding voting stock of the Corporation falls below 10% but constitutes more than 5%, the Board of Directors shall appoint the Cabot Corporation advisory director as a full director, to serve the then remaining term of a Class II director. For so long as Cabot Corporation continues to own beneficially less than 10% but more than 5% of the issued and outstanding voting stock of the Corporation, the Board of Directors shall nominate a Cabot Corporation designee (provided that such nominee is otherwise qualified as required by these Bylaws) for election by the Corporation's shareholders as a director. The Corporation shall at all times during which Cabot Corporation shall beneficially own in excess 10% of the issued and outstanding voting stock of the Corporation, maintain a vacancy on its Board of Directors for such Cabot designee.

     SECTION 6. Terms of Office for Certain Officers. The persons designated as of the Effective Time to hold the offices of Chairman of the Board, Vice Chairman of the Board, President, Chief Executive Officer and Chairman of the Management Committee will be elected to terms commencing as of the Effective Time and terminating on the date of the Corporation's annual meeting of stockholders in 1966. After such date, notwithstanding any other provision of this Article XII to the contrary, such officers shall be elected by majority of the Board of Directors.

     SECTION 7. Vacancies in Certain Offices. Any vacancy arising following the Effective Time and prior to the Corporation's Annual Meeting of Stockholders in 1996, in the offices of the Chairman of the Board, Vice-Chairman of the Board, President, Chief Executive Officer or Chief Operating Officer, or on the Management Committee or the Chairman of the Management Committee, shall be filled by the Board of Directors upon recommendation by a Special Nominating Committee of the Board of Directors. The Board of Directors shall by majority vote establish a Special Nominating Committee in the event of a vacancy in any of the foregoing positions. The Special Nominating Committee shall consist of four directors, two of whom shall be designated by the Board of Directors from the directors of the Corporation who served as a director prior to the Effective Time, and two of whom shall be designated by the directors designated by American Oil and Gas Corporation in the Merger Agreement.

     SECTION 8. Continuation of Retirement Policy. The Corporation shall continue its present retirement policy that officers of the Corporation (including the Chairman of the Board, Vice-Chairman of the Board, President and Chief Executive Officer or Chief Operating Officer) shall be ineligible and cease to serve as an officer of the Corporation as of the first of the month coincident with or next following his or her 65th birthday.

     SECTION 9. Super-Majority Vote. For purposes of this Article XII, the term "Super-Majority Vote" shall mean the affirmative vote of at least 12 of a 14-member Board of Directors; at least 11 of a 13-member Board of Directors; at least 10 of a 12-member Board of Directors; at least 9 of an 11-member Board of Directors; or in all other cases, the affirmative vote of a number of directors equal to at least 85% of the total number of directors. A Super-Majority Vote shall be required for the following actions to be taken by the Board of Directors; (i) amendment, modification or revocation of any provision of this
Article XII; (ii) amendment, modification or revocation of the current retirement policy of the Corporation; and (iii) any increase in the number of members to serve on the Board of Directors; provided that, no Super-Majority Vote shall be required for any such action taken by the Board of Directors from and after the date of the annual stockholders meeting for 1997."

                                                                      APPENDIX B

                              PETRIE PARKMAN & CO.

                           6350 Texas Commerce Tower
                              Houston, Texas 77002
                        713/650-3383 - Fax: 713/650-8461

                                 March 24, 1994

The Board of Directors
K N Energy, Inc.
370 Van Gordon Street
P.O. Box 281304
Lakewood, CO 80228

Dear Sirs:

     You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of K N Energy, Inc. ("KNE") of the consideration to be paid by or on behalf of KNE pursuant to the terms of the Merger Agreement, dated as of the 24th day of March, 1994 (the "Merger Agreement"), among KNE, KNE Acquisition Corporation, a wholly-owned subsidiary of KNE ("Sub"), and American Oil and Gas Corporation ("AOG"). The Merger Agreement provides for the merger (the "Merger") of Sub with and into AOG pursuant to which AOG will become a wholly-owned subsidiary of KNE and each issued and outstanding share of common stock, par value $0.04 per share, of AOG will be converted into the right to receive 0.47 of a share of common stock, par value $5.00 per share, of KNE (the "Shares").

     In arriving at our opinion, we have, among other things:

          (i) reviewed certain publicly available business and financial information relating to AOG and KNE, including audited financial statements for AOG and KNE as of December 31, 1993;

          (ii) analyzed certain internal financial and operating data concerning AOG and KNE, all of which were prepared or provided by the management of AOG or KNE;

          (iii) discussed the current operations and prospects of AOG with the management and operating staff of AOG and KNE;

          (iv) discussed with the management and operating staff of KNE the current operations and prospects of KNE and the expected operations and prospects of the combined company, giving proforma effect to the merger, including the operational efficiencies expected by KNE to be realized from the Merger;

          (v) reviewed the draft gas supply of Huddleston & Co., Inc. ("Huddleston"), an independent petroleum engineering firm, dated February 10, 1994 relating to the gas reserves which are presently or, as deemed by Huddleston, could be in the future, connected and/or dedicated to AOG's gathering systems;

          (vi) reviewed the historical market prices and trading volume of the shares of common stock of KNE and AOG;

          (vii) compared the financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

          (viii) discussed the Merger with Cabot Corporation ("Cabot"), including Cabot's plans with respect to the Shares to be acquired by it pursuant to the Merger; and

          (ix) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have not independently verified the information considered in our review, and for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of such information, including, without limitation, the statement made in the discussions referred to above. With respect to the gas supply study and the financial and operating data, including the operational efficiencies expected by KNE to be realized from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments relating to the gas properties which are presently or could reasonably be expected to be connected and/or dedicated to AOG's gathering systems and the future financial and operational performance of AOG and KNE. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will be treated as "a pooling of interests" for accounting purposes. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of AOG or KNE nor, except for the gas supply study and estimates referred to above, have we been furnished with such an evaluation or appraisal.

     Our opinion relates solely to the fairness from a financial point of view to the stockholders of KNE of the consideration to be paid by or on behalf of KNE pursuant to the Merger. We have not been requested to, and do not, express any opinion regarding the fairness to AOG, Cabot, or any other stockholder of AOG of the consideration to be received by each of them as a result of the Merger. Our engagement and the opinion expressed herein are solely for the benefit of KNE's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, AOG, any stockholder of KNE or AOG, or any person other than KNE's Board of Directors. This letter may not be used for any other purpose without our prior written consent. As you are aware, we will receive a fee in connection with rendering this opinion and a fee for advising KNE in connection with the Merger.

     Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of AOG and KNE as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by or on behalf of KNE in connection with the Merger is fair to the stockholders of KNE from a financial point of view.

                                          Very truly yours,


                                          /s/  JON C. HUGHES

                                                                      APPENDIX C
DRAFT

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

June   , 1994

Board of Directors
American Oil and Gas Corporation
333 Clay Street, Suite 2000
Houston, Texas 77002

Dear Gentlemen:


     You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.04 per share ("AOG Common Stock"), of American Oil and Gas Corporation ("AOG" or the "Company") of the exchange ratio of 0.47 shares of Common Stock, par value $5.00 per share ("KNE Common Stock"), of K N Energy, Inc. ("KNE") per share of AOG Common Stock (the "Exchange Ratio") to be received by holders of AOG Common Stock pursuant to the Agreement of Merger dated as of March 24, 1994 among KNE, KNE Acquisition Corporation and the Company (the "Merger Agreement").


     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with AOG having acted as its financial advisor from time to time, including having acted as its financial advisor in connection with and having participated in certain of the negotiations leading to the Merger Agreement.

     In connection with this opinion, we have reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and KNE for the five years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and KNE; certain other communications from the Company and KNE to their respective stockholders; and certain internal financial analyses and forecasts for AOG and KNE prepared by their respective managements. We also have held discussions with members of the senior management of AOG and KNE regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for AOG Common Stock and KNE Common Stock, compared certain financial and stock market information for AOG and KNE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate. We were not requested to solicit and did not solicit interest from other parties in a potential business combination. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Merger Agreement as compared to any alternative business transaction that might be available to the Company.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the projected cost savings and operating synergies resulting from the transaction contemplated pursuant to the Merger Agreement have been reasonably prepared on a basis reflecting the best currently available judgements and estimates of AOG and KNE and management of AOG has advised us that we may assume, and we have so assumed, for the purposes of this opinion the reasonableness and achievability of such projected cost savings and operating synergies. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or KNE or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the consummation of the transaction contemplated pursuant to the Merger Agreement will be recorded as a pooling of interests under generally accepted accounting principles.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of AOG Common Stock.

                                          Very truly yours,

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of the articles of incorporation of the registrant requires the registrant to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

     The registrant has insurance policies which, among other things, include liability insurance coverage for directors and officers, with a $200,000 corporate reimbursement deductible clause, under which directors and officers are covered against "loss" arising from any claim or claims which may be made against a director or officer by reason of any "wrongful act" in their respective capacities as directors and officers. "Loss" is defined so as to exclude, among other things, fines or penalties, as well as matters deemed uninsurable under the law pursuant to which the policy is to be construed. "Wrongful act" is defined to include any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission done or wrongfully attempted. The policy also contains other specific definitions and exclusions and provides an aggregate of more than $20,000,000 of insurance coverage.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

     EXHIBIT NO.                                     DESCRIPTION
- ---------------------   ----------------------------------------------------------------------
           2            Agreement of Merger among K N Energy, Inc., KNE Acquisition
                        Corporation and American Oil and Gas Corporation, dated March 24,
                        1994. Included as Annex A to the Joint Proxy Statement/Prospectus.
           4.1          Restated Articles of Incorporation of the Registrant. Incorporated
                        herein by reference to Exhibit 28 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.
           4.2          By-laws of the Registrant, as amended. Incorporated herein by reference to Exhibit 4.2 to Registration Statement on Form S-3 (File
                        No. 33-42698).
           4.3          Certificate of the Voting Powers, Designation, Preferences and
                        Relative, Participating, Optional or Other Special Rights, and
                        Qualifications, Limitations or Restrictions Thereof, of the Class A
                        $8.50 Cumulative Preferred Stock, Without Par Value, of the
                        Registrant. Incorporated herein by reference to Exhibit 4.3 to
                        Registration Statement on Form S-3 (File No. 33-26314).

     EXHIBIT NO.                                     DESCRIPTION
- ---------------------   ----------------------------------------------------------------------
           4.4          Certificate of the Voting Powers, Designation, Preferences and
                        Relative, Participating, Optional and Other Special Rights, and
                        Qualifications, Limitations or Restrictions Thereof, of the Class B
                        $8.30 Series Cumulative Preferred Stock, Without Par Value, of the
                        Registrant. Incorporated herein by reference to Exhibit 4.4 to
                        Registration Statement on Form S-3 (File No. 33-26314).
          *5.1          Opinion of William S. Garner, Jr. regarding the legality of the securities.
          *5.2          Opinion of Glaves, Irby and Rhoades, regarding the legality of the securities.
        *23.1           Consent of William S. Garner, Jr. (included in Exhibit 5.1 hereof).
        *23.2           Consent of Glaves, Irby and Rhoades (included in Exhibit 5.2 hereof).
       **23.3           Consent of Arthur Andersen & Co.
       **23.4           Consent of Arthur Andersen & Co.
        *23.5           Consent of Petrie Parkman & Co., Inc.
       **23.6           Consent of Goldman, Sachs & Co.
        *24.1-24.10     Powers of Attorney from Officers and Directors of the Registrant.
       **99.1           Form of K N Proxy
       **99.2           Form of AOG Proxy
        *99.3           Consent of James C. Taylor to serve on Registrant's Board of Directors


- ---------------


*  Previously filed.


** Filed herewith.


     (b) Financial Statement Schedules

          None Required.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3) Every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado on the 1st day of June, 1994.


                                          K N ENERGY, INC.

                                          By:   /s/  E. Wayne Lundhagen
                                              -------------------------------
                                                     E. Wayne Lundhagen
                                               Vice President -- Finance and
                                                       Accounting


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 1, 1994.



                 SIGNATURE                                          TITLE
- --------------------------------------------     --------------------------------------------
(i) Principal executive officer:

                 *                               Chairman of the Board and Chief Executive
- ---------------------------------------            Officer
         (CHARLES W. BATTEY)

(ii) Principal financial and accounting
  officer:

     /s/  E. Wayne Lundhagen                     Vice President -- Finance and Accounting
- ---------------------------------------
         (E. WAYNE LUNDHAGEN)

(iii) Directors:
                    *
- ---------------------------------------
         (CHARLES W. BATTEY)

                    *
- ---------------------------------------
          (STEWART A. BLISS)

                    *
- ---------------------------------------
        (DAVID W. BURKHOLDER)

                    *
- ---------------------------------------
         (ROBERT H. CHITWOOD)


- ---------------------------------------
         (HOWARD P. COGHLAN)

                    *
- ---------------------------------------
        (ROBERT B. DAUGHERTY)

                    *
- ---------------------------------------
         (JORDAN L. HAINES)

                 SIGNATURE                                          TITLE
- --------------------------------------------     --------------------------------------------
                    *
- --------------------------------------------

              (LARRY D. HALL)

                    *
- --------------------------------------------
             (WILLIAM J. HYBL)

                    *
- --------------------------------------------
             (H. A. TRUE, III)

By:      /s/  E. Wayne Lundhagen
- --------------------------------------------
   (E. WAYNE LUNDHAGEN, ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS


 EXHIBIT                                                                              PAGE
- ----------                                                                         -----------
   23.3        Consent of Arthur Andersen & Co.
   23.4        Consent of Arthur Andersen & Co.
   23.6        Consent of Goldman, Sachs & Co.
   99.1        Form of K N Proxy.
   99.2        Form of AOG Proxy.